Filed Pursuant to Rule 424(b)3

Registration No. 333-260691

PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Texas Citizens Bancorp, Inc.:

On October 20, 2021, Business First Bancshares, Inc., or “Business First,” and Texas Citizens Bancorp, Inc., or “TCBI,” entered into an Agreement and Plan of Reorganization, which we refer to as the merger agreement, pursuant to which TCBI will merge with and into Business First, with Business First surviving the merger. Immediately following the merger, TCBI’s wholly-owned banking subsidiary, Texas Citizens Bank, National Association, a national banking association, which we refer to as Texas Citizens Bank, will merge with and into Business First’s wholly-owned banking subsidiary, b1BANK, a Louisiana state-chartered bank, with b1BANK as the surviving bank.

Pursuant to the merger agreement, each share of TCBI common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.7038 shares of Business First’s common stock (such shares the “merger consideration”). At the effective time of the merger, each TCBI stock option award that is outstanding prior to the closing of the merger will be terminated and replaced with options to purchase shares of Business First common stock on the same terms and conditions as applicable to each such TCBI stock option award as in effect immediately prior to the effective time, except that (A) the number of shares of Business First common stock subject to such substitute option shall equal the product of (x) the number of shares of TCBI common stock subject to such TCBI stock option award immediately prior to the effective time, multiplied by (y) 0.7038, which we refer to as the exchange ratio, and (B) the per share exercise price for the shares of Business First common stock issuable upon exercise of such substitute option shall equal the quotient determined by dividing (x) the exercise price per share of TCBI common stock at which such TCBI stock option award was exercisable immediately prior to the effective time by (y) the exchange ratio.

Although the number of shares of Business First common stock that each TCBI shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Business First common stock and will not be known at the time TCBI shareholders vote on the merger. Business First common stock is currently quoted on the Nasdaq Global Select Market under the symbol “BFST.”  Based on the closing price of Business First common stock of $25.63 per share on October 20, 2021, the last full trading day before the public announcement of the merger agreement, the 0.7038 exchange ratio represented approximately $18.04 in value for each share of TCBI common stock to be converted into Business First common stock. Based on the closing sale price of Business First common stock on November 22, 2021, the latest practicable trading date prior to the printing of this proxy statement/prospectus, of  $28.31 per share, the exchange ratio represented approximately $19.92 in value for each share of TCBI common stock to be converted into Business First common stock.

Based on the exchange ratio and the number of shares of TCBI common stock, the maximum number of shares of Business First common stock offered by Business First and issuable in the merger is approximately 2,069,698 shares, subject to certain potential anti-dilutive adjustments described in this proxy statement/prospectus without giving effect to the exercise of substitute stock options to be issued to holders of options to purchase shares of TCBI common stock.  Business First will issue approximately 148,854 substitute stock options to the holders of outstanding TCBI stock options.  Following the completion of the merger, former TCBI shareholders will own approximately 9.21% of the combined company (without giving effect to the exercise of substitute stock options). We urge you to obtain current market quotations for the price of Business First common stock (trading symbol “BFST”). There are no current market quotations for TCBI common stock because TCBI is a privately-owned corporation and its common stock is not traded on any established public trading market.

TCBI will hold a special meeting of its shareholders (which we refer to as the “TCBI special meeting”) on December 29, 2021, at 9:00 a.m. local time, at Texas Citizens Bank. N.A., 4949 Fairmont Parkway, 3rd Floor Board Room, Pasadena, Texas 77505, where TCBI shareholders will be asked to vote on a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “TCBI merger proposal”), and related matters. The merger cannot be completed unless, among other things, holders of at least two-thirds of the outstanding shares of TCBI common stock vote to approve the TCBI merger proposal. TCBI is sending you this proxy statement/prospectus to ask you to vote in favor of these and other matters described in this proxy statement/prospectus.

Each of Business First and TCBI expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, with the result that the TCBI common stock exchanged for Business First common stock will generally be tax-free for U.S. federal income tax purposes.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF TCBI COMMON STOCK YOU OWN. To vote your shares of TCBI common stock at the TCBI special meeting please follow the voting instructions in the enclosed proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend the TCBI special meeting. Submitting a proxy now will NOT prevent you from being able to vote in person at the TCBI special meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

The TCBI board of directors has unanimously (1) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of TCBI and its shareholders and declared that the merger agreement is advisable and (2) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby. The TCBI board of directors unanimously recommends that TCBI shareholders vote “FOR” the TCBI merger proposal and “FOR” the other matters to be considered at the TCBI special meeting.

The accompanying proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about Business First and TCBI and certain related matters. You are encouraged to read the accompanying proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 21 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Business First from documents that have been filed with the Securities and Exchange Commission that are incorporated by reference in this proxy statement/prospectus by reference.

We look forward to a successful completion of the merger and thank you for your prompt attention to this important matter.

Sincerely,

David R. “Jude” Melville, III President and Chief Executive Officer Business First Bancshares, Inc.	Duncan W. Stewart Chairman and Chief Executive Officer Texas Citizens Bancorp, Inc.

None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Business First or TCBI, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is  November 22, 2021, and it is first being mailed or otherwise delivered to TCBI shareholders on or about November 26, 2021.

TEXAS CITIZENS BANCORP, INC.
4949 Fairmont Parkway
Pasadena, Texas 77505

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 29, 2021

To the shareholders of Texas Citizens Bancorp, Inc.:

NOTICE IS HEREBY GIVEN that Texas Citizens Bancorp, Inc. (which we refer to as “TCBI”) will hold a special meeting of its shareholders (which we refer to as the “TCBI special meeting”) on December 29, 2021, at Texas Citizens Bank, N.A., 4949 Fairmont Parkway, 3rd Floor Board Room, Pasadena, Texas 77505, at 9:00 a.m., local time, to consider and vote upon the following matters:

●

To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization (which we refer to as the “merger agreement”), dated October 20, 2021, by and between Business First Bancshares, Inc. (“Business First”) and TCBI, pursuant to which TCBI will merge with and into Business First (which we refer to as the “merger”), with Business First surviving the merger, and approve the merger, each as more fully described in the accompanying proxy statement/prospectus (which we refer to as the “TCBI merger proposal”); and

●

To consider and vote upon a proposal to adjourn the TCBI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the TCBI merger proposal (which we refer to as the “TCBI adjournment proposal”).

The affirmative vote of no less than two-thirds of the outstanding shares of TCBI common stock entitled to vote thereon is required to approve the TCBI merger proposal. Assuming a quorum is present, approval of the TCBI adjournment proposal requires the affirmative vote of a majority of the outstanding shares of TCBI common stock entitled to vote thereon and present in person or by proxy at the TCBI special meeting. TCBI will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

TCBI shareholders must approve the TCBI merger proposal in order for the merger to occur. If TCBI shareholders fail to approve the TCBI merger proposal, the merger will not occur. The proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the TCBI special meeting. Please review the proxy statement/prospectus carefully.

TCBI shareholders are entitled to dissenters’ rights under the Texas Business Organizations Code (which we refer to as the “TBOC”) in connection with the proposed merger. If the proposed merger is completed, TCBI shareholders perfecting their dissenters’ rights are entitled, if they have complied with the provisions of the TBOC regarding rights of dissent and appraisal, to be paid the “fair value” of their shares in cash, as provided in the relevant sections of the TBOC. A copy of the procedural requirements for shareholders exercising dissenters’ rights is included with the accompanying proxy statement/prospectus as Annex C, and a summary of the provisions can be found under the section of the proxy statement/prospectus entitled “The Merger – Dissenters’ Rights.”

The TCBI board of directors has fixed the close of business on November 15, 2021 as the record date for the TCBI special meeting. Only TCBI shareholders of record as of the record date are entitled to notice of, and to vote at, the TCBI special meeting, or any adjournment or postponement of the TCBI special meeting. Any shareholder entitled to attend and vote at the TCBI special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF TCBI COMMON STOCK YOU OWN. Whether or not you plan to attend the TCBI special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided, or submit a proxy by telephone or via the internet as described in the enclosed instructions, at your earliest convenience. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The TCBI board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that TCBI shareholders vote “FOR” the TCBI merger proposal and “FOR” the TCBI adjournment proposal (if necessary or appropriate).

The accompanying proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about Business First and TCBI and certain related matters. You are encouraged to read the accompanying proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 21 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Business First from documents that have been filed with the Securities and Exchange Commission that are incorporated by reference in this proxy statement/prospectus by reference.

BY ORDER OF THE BOARD OF DIRECTORS,

Michael L. Cornett
President, Treasurer & Secretary

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Business First from documents filed with the Securities and Exchange Commission, or SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Business First at no cost from the SEC’s website at http://www.sec.gov. Business First has filed a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the address set forth below. Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting Business First at the contact information set forth below:

Business First Bancshares, Inc.

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

Attn: Corporate Secretary

Telephone: (225) 248-7600

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting, or December 21, 2021.

If you have any questions about the merger agreement, the merger, the TCBI special meeting or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need a proxy card or need help voting your shares of TCBI common stock, please contact Michael Cornett, President, Treasurer, and Secretary of TCBI, at (713) 948-5700 or TCBI’s proxy solicitor, Georgeson LLC, by calling toll-free at (866) 297-1410.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated November 22,, 2021, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus from another document is accurate as of the date of such other document or the date referenced in such other document with respect to particular information contained therein. Neither the mailing of this document to the shareholders of TCBI nor the issuance by Business First of shares of Business First common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding TCBI has been provided by TCBI and information contained in this document regarding Business First has been provided by Business First. See “Where You Can Find More Information” beginning on page 95 for more details.

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QUESTIONS AND ANSWERS

The following are answers to certain questions you may have regarding the merger and the special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus, including the annexes and the documents incorporated by reference into this proxy statement/prospectus, because the information in this section may not provide all the information that might be important to you in determining how to vote.

Unless the context otherwise requires, references in this proxy statement/prospectus to “Business First” refer to Business First Bancshares, Inc., a Louisiana corporation, and its subsidiaries, including b1BANK, a Louisiana banking association and the wholly-owned subsidiary of Business First Bancshares, Inc. Additionally, unless the context otherwise requires, references to “TCBI” refer to Texas Citizens Bancorp, Inc., a Texas corporation, and its subsidiaries, including Texas Citizens Bank, National Association, a national banking association and the wholly-owned subsidiary of Texas Citizens Bancorp, Inc.; and references to “we,” “our” or “us” refer to Business First and TCBI.

Q:	What is the merger?

A:

Business First and TCBI entered into the Agreement and Plan of Reorganization on October 20, 2021 (which we refer to as the “merger agreement”), pursuant to which TCBI will merge with and into Business First, with Business First continuing as the surviving entity (which we refer to as the “merger”). Immediately following the merger, TCBI’s wholly-owned banking subsidiary, Texas Citizens Bank, National Association, a national banking association (which we refer to as “Texas Citizens Bank”), will merge with and into Business First’s wholly-owned banking subsidiary, b1BANK, a Louisiana state-chartered bank (which we refer to as “b1BANK”), with b1BANK as the surviving bank (which we refer to as the “bank merger”).

TCBI will hold a special meeting of its shareholders (which we refer to as the “TCBI special meeting”) to obtain the required shareholder approvals in connection with the merger, and you are being provided with this proxy statement/prospectus in connection with that special meeting. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read carefully this proxy statement/prospectus and the merger agreement in their entirety.

Q:	Why am I receiving this proxy statement/prospectus?

A:

We are delivering this document to you because it is a proxy statement being used by the TCBI board of directors to solicit proxies of TCBI shareholders in connection with approval and adoption of the merger agreement and related matters. In order to complete the merger, among other things, TCBI shareholders must approve the merger agreement and the transactions contemplated thereby, including the merger.

In order to approve and adopt the merger agreement and related matters, TCBI has called a special meeting of its shareholders. This document serves as the proxy statement for the TCBI special meeting and describes the proposals to be presented at the meeting.

This document is also a prospectus that is being delivered to TCBI shareholders because Business First is offering shares of its common stock to TCBI shareholders in connection with the merger.

This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the TCBI special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	What will TCBI shareholders receive in the merger?

A:

If the merger is completed, each share of TCBI common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.7038 shares (which ratio we refer to as the “exchange ratio”) of Business First’s common stock (such shares, the “merger consideration”).

Business First will not issue any fractional shares of Business First common stock in the merger. Instead, a TCBI shareholder who otherwise would have received a fraction of a share of Business First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the average closing price of Business First common stock as reported on the Nasdaq Global Select Market during the twenty consecutive trading days ending on the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Business First common stock to which such shareholder would otherwise be entitled to receive.

Q:	What happens to outstanding TCBI equity awards in the merger?

A:

At the effective time of the merger, each TCBI stock option award that is outstanding prior to the closing of the merger will be terminated and cease to be outstanding. In consideration of such termination, Business First will grant to each holder of TCBI options, as of the effective time, an option to purchase shares of Business First common stock pursuant to the Business First 2017 Equity Incentive Plan (which we refer to as the “substitute options”), on the same terms and conditions as applicable to each such TCBI option as in effect immediately prior to the effective time, except that (A) the number of shares of Business First common stock subject to such substitute option shall equal the product of (x) the number of shares of TCBI common stock subject to such TCBI option immediately prior to the effective time, multiplied by (y) the exchange ratio, and (B) the per share exercise price for the shares of Business First common stock issuable upon exercise of such substitute option shall equal the quotient determined by dividing (x) the exercise price per share of TCBI common stock at which such TCBI option was exercisable immediately prior to the effective time by (y) the exchange ratio. Substitute options issued in respect of TCBI performance options that were subject to earning requirements based on certain performance metrics will be deemed to be fully earned at the effective time and subject to vesting in accordance with their terms as in effect immediately prior to the effective time. Substitute options issued in respect of TCBI options that were not subject to earning will be fully vested.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:	Yes. Although the number of shares of Business First common stock that each TCBI shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Business First common stock and will not be known at the time TCBI shareholders vote on the merger. Based on the closing price of Business First common stock of $25.63 per share on October 20, 2021, the last full trading day before the public announcement of the merger agreement, the 0.7038 exchange ratio represented approximately $18.04 in value for each share of TCBI common stock to be converted into Business First common stock. Based on the closing sale price of Business First common stock on November 22, 2021, the latest practicable trading date prior to the printing of this proxy statement/prospectus, of $28.31 per share, the exchange ratio represented approximately $19.92 in value for each share of TCBI common stock to be converted into Business First common stock.

Q:	What will happen to shares of Business First common stock in the merger?

A:	Nothing. Each share of Business First common stock outstanding will remain outstanding as a share of Business First common stock following the effective time of the merger.

Q:	What are TCBI shareholders being asked to vote on and why is this approval necessary?

A:	TCBI shareholders are being asked to vote on the following proposals at the TCBI special meeting:

●	the approval of the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “TCBI merger proposal”); and

●

the approval of the adjournment of the TCBI special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the TCBI merger proposal (which we refer to as the “TCBI adjournment proposal”).

Shareholder approval of the TCBI merger proposal is required for completion of the merger. TCBI will transact no other business, except for business properly brought before the TCBI special meeting or any adjournment or postponement thereof.

Each director and executive officer of TCBI and Texas Citizens Bank who owns shares of TCBI common stock (which collectively constitute approximately 13.4% of the outstanding TCBI shares) have entered into voting agreements with Business First agreeing to, among other things, vote their shares of TCBI common stock in favor of the merger agreement and the transactions contemplated thereby and against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of TCBI in the merger agreement.

Q:	When and where is the TCBI special meeting?

A:	The TCBI special meeting will be held on December 29, 2021, at 9:00 a.m., local time, at Texas Citizens Bank, N.A., 4949 Fairmont Parkway, 3rd Floor Board Room, Pasadena, Texas 77505.

Q:	Who is entitled to vote at the TCBI special meeting?

A:

All holders of TCBI common stock who held shares at the close of business on November 15, 2021 (which we refer to as the “record date”) are entitled to receive notice of and to vote at the TCBI special meeting, provided that such shares of TCBI common stock remain outstanding on the date of the TCBI special meeting.

Q:	What constitutes a quorum at the TCBI special meeting?

A:

The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of TCBI common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the TCBI special meeting.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists.

Q:	What vote is required to approve each proposal at the TCBI special meeting?

A:

TCBI merger proposal: Approval of the TCBI merger proposal requires the affirmative vote of no less than two-thirds of the outstanding shares TCBI common stock entitled to vote thereon. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy, with respect to the TCBI merger proposal, it will have the same effect as a vote “AGAINST” the TCBI merger proposal. TCBI shareholders must approve the TCBI merger proposal in order for the merger to occur. If TCBI shareholders fail to approve the merger proposal, the merger will not occur.

TCBI adjournment proposal: Assuming a quorum is present, approval of the TCBI adjournment proposal requires the affirmative vote of a majority of the outstanding shares of TCBI common stock entitled to vote thereon and present in person or by proxy at the TCBI special meeting. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote; you will not be deemed present and it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy, with respect to the TCBI adjournment proposal, you will be deemed present but will not be deemed to have cast a vote with respect to such proposal, and it will have the same effect as a vote “AGAINST” the TCBI adjournment proposal. TCBI shareholders are not required to approve the TCBI adjournment proposal in order for the merger to occur. If TCBI shareholders fail to approve the TCBI adjournment proposal, but approve the TCBI merger approval, the merger may nonetheless occur.

Q:	What are the conditions to completion of the merger?

A:

The obligations of TCBI and Business First to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, tax opinions, and the approval of the TCBI merger proposal by TCBI shareholders. For more information, see “The Merger Agreement – Conditions to Complete the Merger” beginning on page 68.

Q:	When will the merger be completed?

A:

We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and approval of the merger proposal by TCBI shareholders. While we expect the merger to be completed in the first quarter of 2022, because fulfillment of some of the conditions to completion of the merger is not entirely within our control, we cannot assure you of the actual timing.

Q:	How does the TCBI board of directors recommend that I vote?

A:

The TCBI board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that TCBI shareholders vote “FOR” the TCBI merger proposal and “FOR” the TCBI adjournment proposal (if necessary or appropriate).

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly using the enclosed proxy card, or submit a proxy by telephone or via the internet as described in the enclosed instructions, so that your shares are represented and voted at the TCBI special meeting. If you hold your shares in your name as a shareholder of record, in order to vote your shares you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope, or submit a proxy by telephone or via the internet as described in the enclosed instructions, as soon as possible. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote in person at the TCBI special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:	How many votes do I have?

A:	TCBI shareholders are entitled to one vote on each proposal to be considered at the TCBI special meeting for each share of TCBI common stock owned as of the record date.

Q:	How do I vote?

A:

If you are a shareholder of record of TCBI as of November 15, 2021, the record date, you may vote by proxy before the TCBI special meeting by completing, signing, dating and returning the enclosed proxy card to TCBI using the enclosed postage-paid envelope, by delivering your proxy card in person to Michael L. Cornett, the President, Treasurer and Corporate Secretary of TCBI, at TCBI’s principal office, located at 4949 Fairmont Parkway, Pasadena, Texas 77505, or by submitting a proxy by telephone or via the internet as described in the enclosed instructions.

If you intend to submit your proxy by mail, your completed proxy card must be received prior to the TCBI special meeting. TCBI shareholders who intend to submit a proxy by telephone or via the internet must do so by 11:59 p.m. Central time on December 28, 2021, the day before the TCBI special meeting.

If you are a shareholder of record of TCBI as of the record date, you may also cast your vote in person at the TCBI special meeting. If you plan to attend the TCBI special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. TCBI reserves the right to refuse admittance to anyone without proper proof of stock ownership or without proper photo identification. Whether or not you intend to be present in person at the TCBI special meeting, you are urged to complete, sign, date and return the enclosed proxy card to TCBI in the enclosed postage-paid envelope or submit a proxy by telephone or via the internet as described on the enclosed instructions as soon as possible. If you are then present and wish to vote your shares in person, your original proxy may be revoked by attending and voting at the TCBI special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. If your shares are held in “street name,” you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to vote your shares in person at the TCBI special meeting.

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:

If you are a shareholder of TCBI and if your shares of TCBI common stock are registered directly in your name, you are considered the shareholder of record with respect to those shares of stock. If your shares of stock are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” If your shares are held in street name, this proxy statement/prospectus and the proxy card, as applicable, have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions your nominee included in the mailing or by following its instructions for voting.

Q:	If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:

No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to TCBI, by submitting a proxy by telephone or via the internet, or by voting in person at the TCBI special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Q:	How are broker non-votes and abstentions treated?

A:

Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. The TCBI merger proposal and the TCBI adjournment proposal are both non-routine matters, and a broker or nominee does not have discretionary voting power with respect to the proposals. As a result, we do not expect any broker non-votes at the TCBI special meeting.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the TCBI merger proposal because Texas law requires the merger proposals be approved by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote. Abstentions will also have the effect of a vote “AGAINST” the TCBI adjournment proposal; however, broker non-votes will not be considered present thus will not have an effect TCBI adjournment proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of TCBI common stock represented by your proxy will be voted as recommended by the TCBI board of directors with respect to such proposals.

Q:	Can I change my vote?

A:

Yes. If you are the record holder of your TCBI shares, you may revoke your proxy in any one of four ways: (1) you may submit another properly completed proxy card bearing a later date which is received prior to the TCBI special meeting; (2) you may send a written notice which is received prior to the TCBI special meeting that you are revoking your proxy to: Texas Citizens Bancorp, Inc., 4949 Fairmont Parkway, Pasadena, Texas 77505, Attention: Corporate Secretary; (3) you may cast a new vote by telephone or via the internet at any time before 11:59 p.m. Central time on the day before the TCBI special meeting, or (4) you may attend the TCBI special meeting and notify the election officials that you wish to revoke your proxy and vote in person. However, your attendance at the TCBI special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.

Q:	Will TCBI be required to submit the TCBI merger proposal to its shareholders even if TCBI’s board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the TCBI special meeting, TCBI is required to submit the merger proposal to its shareholders even if TCBI’s board of directors has withdrawn, modified or qualified its recommendation.

Q:	Do TCBI directors and executive officers have interests in the merger that are different from, or in addition to, the interests of TCBI shareholders?

A:

Yes. In considering the recommendation of the TCBI board of directors with respect to the merger agreement, you should be aware that TCBI’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of TCBI shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of TCBI shareholders include, but are not limited to, accelerated earning and/or vesting of TCBI stock options, substitution of TCBI stock options with Business First stock options, accelerated vesting and payments in connection with deferred compensation arrangements, change in control payments, entry into new employment agreements with Business First or b1BANK, and continued indemnification and directors’ and officers’ insurance coverage under the merger agreement. For further information, see “The Merger – Interests of TCBI’s Directors and Executive Officers in the Merger” beginning on page 48.

Q:	Are TCBI shareholders entitled to dissenters’ rights?

A:

Yes. Under Texas law, record holders of shares of TCBI common stock have the right to demand in writing to receive a payment in cash for the “fair value” of their shares as determined by an appraisal process. To exercise those dissenters’ rights, a TCBI shareholder must follow exactly the procedures specified under Texas law. These procedures are summarized in this proxy statement/prospectus. In addition, the text of the applicable provisions of Texas law is included as Annex C to this document. The value determined in the appraisal process may be more or less than the value a TCBI shareholder would receive in the merger under the terms of the merger agreement. Failure to strictly comply with the applicable Texas law provisions will result in the loss of dissenters’ rights. For further information, see “The Merger – Dissenters’ Rights” on page 52.

Pursuant to the merger agreement, Business First will be permitted to terminate the merger agreement and abandon the merger if dissenters’ rights are properly asserted with respect to 5% or more of the outstanding shares of TCBI common stock.

Q:	What are the U.S. federal income tax consequences of the merger to TCBI shareholders?

A:

The obligations of Business First and TCBI to complete the merger are subject to, among other customary closing conditions described in this proxy statement/prospectus, the merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming that the merger qualifies as a reorganization under the Code, TCBI shareholders generally would not recognize gain or loss on the exchange of their shares of TCBI common stock for shares of Business First common stock pursuant to the merger. TCBI shareholders generally would be subject to tax on any cash received in lieu of a fractional share of Business First common stock.

For further information, see the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 91 for a general discussion of the material U.S. federal income tax consequences of the merger. The U.S. federal income tax consequences described above may not apply to all TCBI shareholders. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of TCBI common stock will not receive any consideration for their shares in connection with the merger. Instead, TCBI will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, TCBI may be required to pay a termination fee. See the section of this proxy statement/prospectus entitled “The Merger Agreement – Termination Fee” beginning on page 70 for a discussion of the circumstances under which termination fees will be required to be paid.

Q:	What happens if I sell my shares after the record date but before the TCBI special meeting?

A:

The record date is earlier than the date of the TCBI special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of TCBI common stock after the record date but before the date of the TCBI special meeting, you will retain your right to vote at the TCBI special meeting (provided that such shares remain outstanding on the date of the TCBI special meeting), but you will not have the right to receive the merger consideration to be received by TCBI shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of TCBI common stock through completion of the merger.

Q:	If I am a TCBI shareholder, should I send in my TCBI stock certificates now?

A:

No. Please do not send in your TCBI stock certificates with your proxy. After the merger, Business First’s exchange agent, Computershare Trust Company, N.A., will send you instructions for exchanging TCBI stock certificates for your portion of the merger consideration. See “The Merger Agreement – Conversion of Shares; Exchange of Certificates” beginning on page 58.

Q:	Who may I contact if I cannot locate my TCBI stock certificate(s)?

A:

If you are unable to locate your original TCBI stock certificate(s), you should contact Texas Citizens Bancorp, Inc., 4949 Fairmont Parkway, Pasadena, Texas 77505, Attention: Corporate Secretary. Generally, merger consideration for lost certificates cannot be delivered except upon the making of an affidavit claiming such certificate to be lost, stolen or destroyed and the posting of a bond in such amount as Business First or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such lost certificate.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of stock that you own.

Q:	Whom should I call with questions?

A:

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of TCBI common stock, please contact Michael Cornett, President, Treasurer, and Secretary of TCBI, at (713) 948-5700 or TCBI’s proxy solicitor, Georgeson LLC, by calling toll-free at (866) 297-1410.

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire proxy statement/prospectus and its annexes and the other documents to which this document refers before you decide how to vote with respect to the merger agreement. In addition, this proxy statement/prospectus incorporates by reference important business and financial information about Business First. For a description of this information, please see “Where You Can Find More Information” beginning on page 95. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Additional Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies (page 75)

Information about Business First

Business First Bancshares, Inc. is a financial holding company headquartered in Baton Rouge, Louisiana, and the parent company of b1BANK, a Louisiana state banking association and community-based financial institution that offers a full array of banking products and services. Business First currently operates throughout the state of Louisiana and in the Dallas/Fort Worth metroplex from a network of 41 full-service banking centers and two loan production offices. As of June 30, 2021, on a consolidated basis, Business First had total assets of $4.3 billion, total loans of $2.8 billion, total deposits of $3.7 billion and shareholders’ equity of $431 million.

Business First’s common stock is listed on the Nasdaq Global Select Market under the symbol “BFST.”

Business First’s principal office is located at 500 Laurel Avenue, Suite 100, Baton Rouge, Louisiana 78701, and its telephone number at that location is (225) 248-7600.

Information about TCBI

Texas Citizens Bancorp, Inc. is a bank holding company headquartered in Pasadena, Texas, and the parent company of Texas Citizens Bank, a national banking association that offers a full range of banking products and services from six full-service branch locations located in the Houston, Texas market area. As of June 30, 2021, TCBI reported $539 million in total assets, $405 million in total loans, $454 million in total deposits and $34 million in shareholders’ equity.

TCBI’s principal office is located at 4949 Fairmont Parkway, Pasadena, Texas 77505, and its telephone number at that location is (713) 948-5700.

The Merger (page 32)

Business First and TCBI have entered into the merger agreement, pursuant to which TCBI will merge with and into Business First, with Business First continuing as the surviving corporation. Immediately following the merger, Texas Citizens Bank, TCBI’s wholly-owned banking subsidiary, will merge with and into b1BANK, Business First’s wholly-owned banking subsidiary, with b1BANK as the surviving bank.

The terms and conditions by which TCBI will merge with and into Business First are contained in the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. We encourage you to read that agreement carefully, as it is the legal document that governs the merger.

Merger Consideration (page 57)

If the merger agreement is approved and the merger is completed, each share of TCBI common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.7038 shares of Business First’s common stock. Based on the exchange ratio and the number of outstanding shares of TCBI common stock, the maximum number of shares of Business First common stock offered by Business First and issuable in the merger is approximately 2,069,698 shares, subject to certain potential anti-dilutive adjustments described in this proxy statement/prospectus. In addition, Business First will issue approximately 148,854 substitute stock options to the holders of outstanding TCBI stock options. Following the completion of the merger, former TCBI shareholders will own approximately 9.21% of the combined company (without giving effect to the exercise of substitute stock options).

Although the number of shares of Business First common stock that each TCBI shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Business First common stock and will not be known at the time TCBI shareholders vote on the merger. Business First common stock is currently quoted on the Nasdaq Global Select Market under the symbol “BFST.” Based on the closing price of Business First common stock of $25.63 per share on October 20, 2021, the last full trading day before the public announcement of the merger agreement, the 0.7038 exchange ratio represented approximately $18.04 in value for each share of TCBI common stock to be converted into Business First common stock. Based on the closing sale price of Business First common stock of  $28.31 per share on November 22, 2021, the latest practicable trading date prior to the printing of this proxy statement/prospectus, the exchange ratio represented approximately $19.92 in value for each share of TCBI common stock to be converted into Business First common stock.

Additionally, Business First will not issue any fractional shares of Business First common stock in the merger. Instead, a TCBI shareholder who otherwise would have received a fraction of a share of Business First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the average closing price of Business First common stock as reported on the Nasdaq Global Select Market during the twenty consecutive trading days ending on the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Business First common stock to which such shareholder would otherwise be entitled to receive.

Treatment of TCBI Stock Option Awards (page 58)

At the effective time, each TCBI stock option award issued and outstanding immediately prior to the effective time will be terminated and cease to be outstanding. In consideration of such termination, Business First will grant to each holder of TCBI options, as of the effective time, an option to purchase shares of Business First common stock pursuant to the Business First 2017 Equity Incentive Plan (which we refer to as the “substitute option”), on the same terms and conditions as applicable to each such TCBI option as in effect immediately prior to the effective time, except that (A) the number of shares of Business First common stock subject to such substitute option shall equal the product of (x) the number of shares of TCBI common stock subject to such TCBI option immediately prior to the effective time, multiplied by (y) the exchange ratio, and (B) the per share exercise price for the shares of Business First common stock issuable upon exercise of such substitute option shall equal the quotient determined by dividing (x) the exercise price per share of TCBI common stock at which such TCBI option was exercisable immediately prior to the effective time by (y) the exchange ratio. Substitute options issued in respect of TCBI performance options that were subject to earning requirements based on certain performance metrics will be deemed to be fully earned at the effective time and subject to vesting in accordance with their terms as in effect immediately prior to the effective time. Substitute options issued in respect of TCBI options that were not subject to earning will be fully vested.

Conversion of Shares; Exchange of Certificates (page 58)

Promptly after the effective time of the merger, Business First’s exchange agent will mail to each holder of record of each certificate share of TCBI common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s TCBI stock certificate(s) for the merger consideration (including cash in lieu of any fractional Business First shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.

Please do not send in your certificates until you receive these instructions.

Recommendation of the TCBI Board of Directors (page 28)

The TCBI board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that TCBI shareholders vote “FOR” the merger proposal and “FOR” the TCBI adjournment proposal (if necessary or appropriate). For the factors considered by the TCBI board of directors in reaching its decision to approve the merger agreement, see “The Merger – Recommendation of the TCBI Board and Its Reasons for the Merger” on page 34.

Opinion of TCBI’s Financial Advisor (page 36 and Annex B)

Piper Sandler & Co. (which we refer to as “Piper Sandler”) acted as financial advisor to the TCBI board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the October 20, 2021 meeting at which the TCBI board of directors considered the merger and the merger agreement, Piper Sandler delivered to the TCBI board of directors its opinion, which was subsequently confirmed in writing on October 20, 2021, to the effect that, as of such date, the exchange ratio was fair, from a financial point of view, to the holders of TCBI common stock. The full text of Piper Sandler’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. Holders of TCBI common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Piper Sandler’s opinion was directed to the TCBI board of directors in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any TCBI shareholder as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of TCBI common stock and did not address any other aspect or implication of the merger. The references to Piper Sandler’s opinion in this proxy statement/prospectus are qualified in their entirety by reference to the full text of Piper Sandler’s written opinion.

For further information, please see the section entitled “The Merger – Opinion of TCBI’s Financial Advisor” on page 36.

TCBI Special Meeting of Shareholders (page 28)

TCBI will hold a special meeting of its shareholders on December 29, 2021, at 9:00 a.m., local time, at Texas Citizens Bank, N.A., 4949 Fairmont Parkway, 3rd Floor Board Room, Pasadena, Texas 77505. At the TCBI special meeting, TCBI shareholders will be asked to vote on the TCBI merger proposal and the TCBI adjournment proposal.

The TCBI board of directors has fixed the close of business on November 15, 2021 as the record date for determining the holders of TCBI common stock entitled to receive notice of, and to vote at, the TCBI special meeting. As of the record date, there were 2,940,748 shares of TCBI common stock outstanding and entitled to vote at the TCBI special meeting held by 397 holders of record.

Shareholder approval of the TCBI merger proposal is required to complete the merger. TCBI will transact no business other than as listed above at the TCBI special meeting, except for business properly brought before the TCBI special meeting or any adjournment or postponement thereof. Each share of TCBI common stock entitles the holder thereof to one vote at the TCBI special meeting on each proposal to be considered at the TCBI special meeting.

The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of TCBI common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the TCBI special meeting.

Approval of the TCBI merger proposal requires the affirmative vote of no less than two-thirds of the outstanding shares of TCBI common stock entitled to vote thereon. Assuming a quorum is present, approval of the TCBI adjournment proposal (if necessary or appropriate) requires the affirmative vote of a majority of the outstanding shares of TCBI common stock entitled to vote thereon and present in person or by proxy at the TCBI special meeting. TCBI shareholders must approve the TCBI merger proposal in order for the merger to occur. TCBI shareholders are not, however, required to approve the TCBI adjournment proposal in order for the merger to occur. If TCBI shareholders fail to approve the TCBI adjournment proposal, but approve the TCBI merger proposal, the merger may nonetheless occur.

Each director and executive officer of TCBI and Texas Citizens Bank who owns shares of TCBI common stock (which collectively constitute approximately 13.4% of the outstanding TCBI shares as of the record date) have entered into voting agreements with Business First agreeing to, among other things, vote their shares of TCBI common stock in favor of the merger agreement and the transactions contemplated thereby and against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of TCBI in the merger agreement.

Even if you expect to attend the special meeting of shareholders, TCBI recommends that you promptly complete and return your proxy card in the enclosed return envelope or submit a proxy by telephone or via the internet as described in the enclosed instructions.

Interests of TCBI’s Directors and Executive Officers in the Merger (page 48)

In considering the recommendation of the TCBI board of directors with respect to the merger agreement, TCBI shareholders should be aware that certain of TCBI’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of TCBI shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of TCBI shareholders include:

●	accelerated earning and/or vesting of TCBI stock options and substitution of TCBI stock options with Business First stock options for executive officers who hold TCBI options;

●	payments under existing employment agreements with TCBI for certain executive officers;

●	new employment agreements with Business First and b1BANK for certain executive officers;

●	accelerated vesting and payments under nonqualified deferred compensation arrangements with TCBI for certain directors and executive officers; and

●	right to continued indemnification and insurance coverage under the merger agreement.

The TCBI board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. For a more complete description of these interests, see “The Merger – Interests of TCBI’s Directors and Executive Officers in the Merger” beginning on page 48.

Board Composition and Management of Business First after the Merger (page 49)

The current members of the board of directors of Business First following the effective time will be the members of the board of directors of Business First immediately prior to the effective time.

Immediately following the effective time, the executive officers of Business First will remain the same.

Regulatory Approvals Required for the Merger (page 55)

To complete the merger, the parties must receive the prior approval, or a waiver of the applicable approval requirements, of the Board of Governors of the Federal Reserve (which we refer to as the “Federal Reserve”), the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”), and the Office of Financial Institutions of the State of Louisiana (which we refer to as the “OFI”). The U.S. Department of Justice is also able to provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Although neither Business First nor TCBI knows of any reason why the regulatory approvals cannot be obtained, Business First and TCBI cannot be certain when or if they will be obtained, as the length of the review process may vary based on, among other things, requests by regulators for additional information or materials.

Conditions to Complete the Merger (page 68)

Currently, TCBI and Business First expect to complete the merger in the first quarter of 2022 but, as more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. TCBI’s and Business First’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions, among others:

●	the approval of the merger agreement and merger by the requisite vote of TCBI shareholders;

●

the receipt of required regulatory approvals, including the approval or waiver from the Federal Reserve, FDIC and OFI, which are necessary to consummate the merger, and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition;

●

the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

●

the effectiveness under the Securities Act of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

●	the receipt of all required consents and approvals identified by the merger agreement;

●

each party’s receipt of a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, confirming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

●	the absence of any material adverse change in the financial condition, business or results of operations of TCBI, Texas Citizens Bank, Business First or b1BANK;

●	the continued accuracy of the representations and warranties made by the parties in the merger agreement; and

●	the performance by each party of its respective obligations under the merger agreement.

In addition, Business First will not be obligated to complete the merger if dissenters’ right of appraisal are properly asserted with respect to 5% or more of the outstanding shares of TCBI’s common stock.

Neither TCBI nor Business First can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed. For more information see “The Merger Agreement – Conditions to Complete the Merger” beginning on page 68.

Agreement Not to Solicit Other Offers (page 66)

Under the merger agreement, TCBI has agreed that it will not, and will cause its representatives not to, directly or indirectly, (1) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal, (2) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Business First) any information or data with respect to TCBI or any of its subsidiaries or otherwise relating to an acquisition proposal, (3) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which TCBI is a party, or (4) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.

However, prior to obtaining TCBI’s required shareholder approval, TCBI may, under certain specified circumstances, participate in negotiations or discussions with any third party making an acquisition proposal and provide confidential information to such third party (subject to a confidentiality agreement). TCBI must notify Business First promptly (but in no event later than 24 hours) after the receipt of such acquisition proposal.

Additionally, prior to obtaining TCBI’s required shareholder approval, TCBI may, under certain specified circumstances, withdraw its recommendation to its shareholders with respect to the merger and/or terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior acquisition proposal if it determines in good faith, after consultation with and having considered the advice of outside legal counsel and financial advisors, that such acquisition proposal is a superior proposal and that failure to take such actions more likely than not would cause it to violate its fiduciary duties to TCBI shareholders under applicable law. However, TCBI cannot take any of those actions in response to a superior proposal unless it provides Business First with a five business day period to negotiate in good faith to enable Business First to adjust the terms and conditions of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal.

Termination of the Merger Agreement (page 69)

The merger agreement can be terminated at any time prior to the effective time of the merger in the following circumstances, whether before or after approval of the TCBI merger proposal by the TCBI shareholders:

●	upon the mutual written agreement of the parties if the board of directors of each so determines by a vote of a majority of the members of the entire board;

●

by either party if the merger has not been consummated by the close of business on June 30, 2022, unless a failure to comply with the terms of the agreement or breach of a representation or warranty by the party desiring to terminate the merger agreement has materially contributed to the failure to consummate the merger by that date;

●

by either party if the requisite TCBI vote shall not have been obtained at the TCBI special meeting; provided, that no party may terminate the merger agreement if such party has breached in any material respect any of its obligations under the merger agreement that caused the failure to obtain the requisite TCBI shareholder approval at the TCBI special meeting;

●

by either party if any requisite regulatory approval is denied by a final, nonappealable action of any governmental authority, an application therefor shall have been permanently withdrawn at the request of a governmental authority, upon a reasonable determination by Business First that there is a substantial likelihood that any requisite regulatory approval will be obtained subject to a burdensome condition, or any governmental authority shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or bank merger, unless the failure to obtain a the requisite regulatory approval was due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party;

●

by either party (provided such party is not then in material breach of the merger agreement) if there has been a material breach of the merger agreement by the other party thereto and such breach either has not been cured within 30 days after notice from the non-breaching party or such breach cannot be cured;

●

by Business First if: (1) TCBI fails to hold the TCBI special meeting, (2) TCBI has breached its covenant not to solicit acquisition proposals, or (3) the TCBI board of directors withdraws, changes or fails to affirm its recommendation to its shareholders with regard to the TCBI merger proposal; or

●

by TCBI if at any time before the receipt of approval for the merger from TCBI shareholders, TCBI receives an unsolicited proposal for the acquisition of all or substantially all of TCBI’s capital stock or assets and the TCBI board of directors determines that such acquisition proposal is superior, from a financial point of view, to the merger agreement and it enters into a binding definitive agreement with respect to such acquisition proposal; provided, however, that Business First may renegotiate the terms of the merger agreement such that the TCBI board of directors may not accept the third party proposal on the basis that it is superior, from a financial point of view, to Business First's.

TCBI also may terminate the merger agreement if both of the following conditions are met:

●

the average per share closing price of Business First common stock, as quoted on the Nasdaq Global Select Market, for the twenty consecutive trading days ending on and including the fifth trading day prior to closing, which we refer to as the Business First average closing price, is less than $19.20; and

●	the Business First average closing price underperforms the Nasdaq Bank Index (BANK) by more than 20 percent.

If both conditions are met and TCBI elects to exercise this termination right, prompt written notice must be provided to Business First. Business First then has the option, within two business days following its receipt of such written notice, to increase the exchange ratio such that the aggregate value of the merger consideration is equal to an amount equal to $40 million. Once this notice is received by TCBI, the merger agreement will continue in full force and effect subject to the amended exchange ratio.

Termination Fee (page 70)

If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal and changes in the recommendation of the TCBI board of directors, TCBI may be required to pay to Business First a termination fee equal to $2.0 million. This termination fee could discourage other companies from seeking to acquire or merge with TCBI. For more information, see “The Merger Agreement – Termination Fee” beginning on page 70.

Expenses and Fees (page 71)

Each party will bear all expenses incurred in connection with the merger and the transactions contemplated by the merger agreement.

Amendment, Waiver and Extension of the Merger Agreement (page 71)

TCBI and Business First may jointly amend the merger agreement, and each of TCBI and Business First may waive its right to require the other party to comply with particular provisions of the merger agreement. However, TCBI and Business First may not amend the merger agreement or waive their respective rights after the TCBI shareholders have approved the TCBI merger proposal if the amendment or waiver would legally require further approval by the TCBI shareholders without first obtaining such further approval.

Comparison of Shareholders' Rights (page 82)

The rights of TCBI shareholders will change as a result of the merger due to differences in applicable law and Business First’s and TCBI’s governing documents. See “Comparison of Shareholders’ Rights” beginning on page 82 for a description of the material differences in shareholders’ rights under each of the Business First and TCBI governing documents.

Risk Factors (page 21)

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described under the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 21.

Ancillary Agreements to the Merger Agreement (page 72)

Voting Agreements

As a condition to Business First entering into the merger agreement, each director and senior executive officer of TCBI and Texas Citizens Bank who has voting power over shares of TCBI common stock entered into a voting agreement in the form attached as Exhibit B to the merger agreement, which is attached as Annex A to this proxy statement/prospectus. Under the voting agreement, each such person agreed, among other things, to vote the shares of TCBI common stock held of record by such person (1) to approve the merger agreement and the merger (or any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement and the merger) and (2) against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of TCBI in the merger agreement.

Director Support Agreements

In addition, as a condition to Business First entering into the merger agreement, each director of TCBI and Texas Citizens Bank who is not an employee of TCBI or Texas Citizens Bank entered into a director support agreement with Business First in the form attached as Exhibit C to the merger agreement, which is attached as Annex A to this proxy statement/prospectus. Under the director support agreement, each such director agreed to, among other things, (1) not disclose or use any confidential information or trade secrets of TCBI for any purpose for so long as such information remains confidential information or a trade secret, (2) for a period of two years following the closing of the merger, not engage in certain competitive activities with Business First, including not soliciting employees and customers of TCBI, and (3) for a period of two years following the closing of the merger, not serve as a director, officer, employee, consultant or agent of another financial institution in the counties in Texas in which Texas Citizens Bank operates a banking office as of the closing of the merger and certain counties contiguous to each of such counties.

Releases

At the time of the execution of the merger agreement, each director and senior executive officer of TCBI and Texas Citizens Bank executed a release in favor of TCBI in the form attached as Exhibit D to the merger agreement, which is attached as Annex A to this proxy statement/prospectus. Under the release, each such director and senior executive officer released and discharged, effective upon the consummation of the merger, TCBI and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including Business First and b1BANK), from any and all liabilities or claims that the director and/or officer has or claims to have as of the effective time of the merger, with certain exceptions.

Dissenters’ Rights (page 52)

Under Texas law, record holders of shares of TCBI common stock have the right to demand in writing to receive a payment in cash for the “fair value” of their shares as determined by an appraisal process. To exercise those rights of dissent and appraisal, a TCBI shareholder must follow exactly the procedures specified under Texas law. These procedures are summarized in this proxy statement/prospectus. In addition, the text of the applicable provisions of Texas law is included as Annex C to this document. Failure to strictly comply with these provisions may result in the loss of dissenters’ rights of appraisal. The value determined in the appraisal process may be more or less than the value a TCBI shareholder would receive in the merger under the terms of the merger agreement.

Pursuant to the merger agreement, Business First’s board of directors may terminate the merger agreement and abandon the merger if dissenters’ rights of appraisal are properly asserted with respect to more than 5% of the outstanding shares of TCBI common stock.

Accounting Treatment (page 90)

Business First will account for the merger as a business combination using the acquisition method of accounting for financial reporting purposes.

Material U.S. Federal Income Tax Consequences of the Merger (page 91)

The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of Business First and TCBI to complete the merger that each of Business First and TCBI receives a tax opinion from its respective outside legal counsel, dated the closing date of the merger, to that effect. Based upon a qualification of the merger as a reorganization under the Code, holders of TCBI common stock who exchange their shares of TCBI common stock for shares of Business First common stock generally will not recognize gain or loss with respect to the receipt of Business First common stock in the merger. Holders of TCBI common stock generally will be subject to tax with respect to any cash received in lieu of fractional shares of Business First common stock.

The U.S. federal income tax consequences described above may not apply to all holders of TCBI common stock. Your tax consequences will depend on your individual situation. Accordingly, Business First and TCBI strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Market Prices and Share Information

Business First common stock is listed on the Nasdaq Global Select Market under the symbol “BFST.” The following table sets forth the closing sale prices of Business First common stock as reported on the Nasdaq Global Select Market on October 20, 2021, the last full trading day before the public announcement of the merger agreement, and on November 22, 2021, the latest practicable trading date before the date of this proxy statement/prospectus.

	Business First Common Stock	Implied Value of One Share of TCBI Common Stock to be Converted to Merger Consideration [1]
October 20, 2021	$25.63	$18.04
November 22, 2021	$28.31	$19.92

[1]	Based on 2,940,748 shares of TCBI common stock outstanding.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of Business First, TCBI and the combined company following the proposed merger and statements for the period after the merger. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Business First, TCBI, the proposed merger or the combined company following the merger often identify forward-looking statements, although not all forward-looking statements contain such words.

These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, including the execution of integration plans; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing.

The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities:

●

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require TCBI to pay a termination fee to Business First;

●

the inability to complete the merger contemplated by the merger agreement due to the failure to satisfy conditions necessary to close the merger, including the receipt of the requisite approval of TCBI shareholders;

●	the risk that a regulatory approval that may be required for the merger is not obtained or is obtained subject to conditions that are not anticipated;

●	risks associated with the timing of the completion of the merger;

●	management time and effort may be diverted to the resolution of merger-related issues;

●	the risk that the businesses of Business First and TCBI will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

●	Business First’s ability to achieve the synergies and value creation contemplated by the proposed merger with TCBI;

●	the expected growth opportunities or costs savings from the merger with TCBI may not be fully realized or may take longer to realize than expected;

●	revenues following the merger may be lower than expected as a result of losses of customers or other reasons;

●

potential deposit attrition, higher than expected costs, customer loss and business disruption associated with Business First’s integration of TCBI, including, without limitation, potential difficulties in maintaining relationships with key personnel;

●	the outcome of any legal proceedings that may be instituted against Business First or TCBI or their respective boards of directors;

●	general economic conditions, either globally, nationally, in the States of Louisiana and Texas, or in the specific markets in which Business First or TCBI operate;

●	limitations placed on the ability of Business First and TCBI to operate their respective businesses by the merger agreement;

●

the effect of the announcement of the merger on Business First’s and TCBI’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;

●	customer acceptance of the combined company’s products and services;

●	the amount of any costs, fees, expenses, impairments and charges related to the merger;

●

fluctuations in the market price of Business First common stock and the related effect on the market value of the merger consideration that TCBI shareholders will receive upon completion of the merger;

●

the effects of the ongoing COVID-19 pandemic, including, among other effects: the impact of the public health crisis; the extent and duration of closures of businesses, including our branches, vendors and customers; the operation of financial markets; employment levels; market liquidity; the impact of various actions taken in response by the federal government, the Federal Reserve, other banking regulators, state and local governments; the adequacy of Business First’s and TCBI’s allowance for loan losses in relation to potential losses in their respective loan portfolios; and the impact that all of these factors have on borrowers, other customers, vendors and counterparties of Business First and TCBI;

●

adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions related to the COVID-19 pandemic, including as a result of Business First’s and TCBI’s participation in and execution of government programs related to the COVID-19 pandemic, including, but not limited to, the Paycheck Protection Program, or PPP;

●	the introduction, withdrawal, success and timing of business initiatives;

●	significant increases in competition in the banking and financial services industry;

●

legislation, regulatory changes or changes in monetary or fiscal policy that adversely affect the businesses in which Business First or TCBI are engaged, including potential changes resulting from currently proposed legislation;

●	credit risk of borrowers, including any increase in those risks due to changing economic conditions;

●	changes in consumer spending, borrowing, and savings habits;

●	competition among depository and other financial institutions;

●	liquidity risk affecting Business First’s or TCBI’s ability to meet their respective obligations when they become due;

●	interest rate risk involving the effect of a change in interest rates;

●	compliance risk resulting from violations of, or nonconformance with, laws, rules, regulations, prescribed practices or ethical standards;

●	strategic risk resulting from adverse business decisions or improper implementation of business decisions;

●	reputational risk that adversely affects earnings or capital arising from negative public opinion;

●	terrorist activities risk that results in loss of consumer confidence and economic disruptions; and

●

other risks and uncertainties identified in this proxy statement/prospectus under the heading “Risk Factors” and detailed from time to time in Business First’s SEC filings including, without limitation, in Business First’s Annual Report on Form 10-K for the year ended December 31, 2020 and in any updates to those risk factors in Business First’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. Business First and TCBI do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, unless and only to the extent otherwise required by law. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Business First, TCBI or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS

An investment in Business First common stock in connection with the merger involves risks. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors included in Business First’s Annual Report on Form 10-K for the year ended December 31, 2020 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, you should carefully consider the following risk factors in deciding whether to vote to approve the merger agreement. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement/prospectus titled “Special Cautionary Note Regarding Forward-Looking Statements.” You should also consider the other information in this document and the other documents incorporated by reference into this document. Please see the sections entitled “Additional Information” in the forepart of this document and “Where You Can Find More Information” beginning on page 95.

Because of the fixed exchange ratio and the fluctuation of the market price of Business First common stock, TCBI shareholders cannot be certain of the precise value of the merger consideration they will be entitled to receive.

Pursuant to the merger agreement, each share of TCBI common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.7038 shares of Business First’s common stock. The market value of Business First common stock may vary from the market value on the date Business First and TCBI announced the merger, on the date that this proxy statement/prospectus is mailed, on the date of the TCBI special meeting and on the date the merger is completed and thereafter due to fluctuations in the market price of Business First common stock. Any fluctuation in the market price of Business First common stock after the date of this proxy statement/prospectus will change the value of the shares of Business First common stock that TCBI shareholders may receive. Stock price changes may result from a variety of factors that are beyond the control of Business First and TCBI, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the TCBI special meeting, TCBI shareholders will not know the precise market value of the merger consideration they may receive at the effective time of the merger. TCBI shareholders should obtain current sale prices for shares of Business First common stock before voting their shares at the TCBI special meeting

Because there is no established trading market for TCBI common stock, it is difficult to determine how the fair value of TCBI common stock compares with the merger consideration.

There is no established trading market for TCBI common stock. No broker makes a market in TCBI common stock. The market for TCBI common stock is illiquid, and there is no regular trading. This lack of liquidity makes it difficult to determine the fair value of TCBI common stock.

The merger may not be consummated unless important conditions are satisfied.

Business First and TCBI expect the merger to close in the first quarter of 2022, but the acquisition is subject to the satisfaction of a number of closing conditions. Satisfaction of many of these conditions is beyond Business First’s and TCBI’s control. If these conditions are not satisfied or waived, the merger will not be completed or may be delayed and each of Business First and TCBI may lose some or all of the intended benefits of the merger. Certain of the conditions that remain to be satisfied include, but are not limited to:

●	the approval of the merger agreement and merger by the requisite vote of TCBI shareholders;

●

the receipt of required regulatory approvals, including the approval or waiver from of the Federal Reserve, FDIC and OFI, which are necessary to consummate the merger, and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition;

●

the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

●

the effectiveness under the Securities Act of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

●	the receipt of all required consents and approvals identified by the merger agreement;

●

each party’s receipt of a tax opinion from its respective outside legal counsel, dated the closing date of the merger, confirming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

●	the absence of 5% or more of the outstanding shares of TCBI’s common stock exercising their appraisal rights;

●	the absence of any material adverse change in the financial condition, business or results of operations of TCBI, Texas Citizens Bank, Business First or b1BANK;

●	the continued accuracy of the representations and warranties made by the parties in the merger agreement; and

●	the performance by each party of its respective obligations under the merger agreement.

As a result, the merger may not close as scheduled or at all. In addition, either Business First or TCBI may terminate the merger agreement under certain circumstances. For additional information regarding the conditions to the merger, see “The Merger Agreement – Conditions to Complete the Merger” beginning on page 68.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that Business First does not anticipate or cannot be met.

Before the transactions contemplated by the merger agreement may be completed, various approvals or consents must be obtained from various federal and state governmental entities. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Business First following the merger, any of which might have a material adverse effect on Business First following the merger. Business First is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose certain burdensome conditions on Business First or TCBI, as described more fully in “The Merger – Regulatory Approvals Required for the Merger” beginning on page 55.

Business First may be unsuccessful in integrating the operations of the businesses it has acquired or expects to acquire in the future, including TCBI.

From time to time, Business First evaluates and acquires businesses that it believes complement its existing business. The acquisition component of Business First’s growth strategy depends on the successful integration of these acquisitions. Business First faces numerous risks and challenges to the successful integration of acquired businesses, including the following:

●	the potential for unexpected costs, delays and challenges that may arise in integrating acquisitions into Business First’s existing business;

●	limitations on Business First’s ability to realize the expected cost savings and synergies from an acquisition;

●	challenges related to integrating acquired operations, including Business First’s ability to retain key employees and maintain relationships with significant customers and depositors;

●	challenges related to the integration of businesses that operate in new geographic areas, including difficulties in identifying and gaining access to customers in new markets; and

●	discovery of previously unknown liabilities following an acquisition associated with the acquired business.

If Business First is unable to successfully integrate the businesses it acquires, Business First’s business, financial condition and results of operations may be materially adversely affected.

TCBI’s officers and directors have interests in the merger in addition to or different from the interests that they share with you as a TCBI shareholder.

Some of TCBI’s executive officers participated in negotiations of the merger agreement with Business First, and the TCBI board of directors approved the merger agreement and is recommending that TCBI shareholders vote to approve the merger agreement. In considering these facts and the other information included in or incorporated by reference into this proxy statement/prospectus, you should be aware that certain of TCBI’s executive officers and directors have economic interests in the merger that are different from or in addition to the interests that they share with you as a TCBI shareholder. These interests include, as a result of the merger, accelerated earning and/or vesting of TCBI stock options, substitution of TCBI stock options with Business First stock options, payments under existing employment agreements with TCBI, new employment agreements with Business First and b1BANK for certain executive officers, acceleration of vesting and payments under nonqualified deferred compensation arrangements with TCBI, and right to continued indemnification and insurance coverage under the merger agreement. These interests and arrangements may create potential conflicts of interest and may influence or may have influenced the directors and executive officers of TCBI to support or approve the merger and the merger agreement. For further discussion of the interests of TCBI’s directors and officers in the merger, see “The Merger – Interests of TCBI’s Directors and Executive Officers in the Merger” beginning on page 48.

The opinion delivered by TCBI’s financial advisor to the TCBI board of directors will not reflect changes in circumstances between the date of such opinion and the completion of the merger.

Piper Sandler, TCBI’s financial advisor, delivered its opinion to the TCBI board of directors on October 20, 2021 to the effect that, as of such date, the exchange ratio was fair, from a financial point of view, to the holders of TCBI common stock. Such opinion has not been updated as of the date of this proxy statement/prospectus and will not be updated at, or prior to, the time of the completion of the merger. Changes in the operations and prospects of Business First and TCBI, general market and economic conditions and other factors that may be beyond the control of Business First and TCBI may alter the value of Business First or TCBI or the prices of shares of Business First common stock or TCBI common stock by the time the merger is completed. The opinion does not speak as of the time the merger is completed or as of any date other than the date of the opinion. A copy of the opinion is included as Annex B to this proxy statement/prospectus. For a description of the opinion that TCBI received from its financial advisor, please refer to “The Merger – Opinion of TCBI’s Financial Advisor” beginning on page 36.

The merger agreement contains provisions granting both Business First and TCBI the right to terminate the merger agreement in certain circumstances.

The merger agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the merger agreement if the merger is not completed on or prior to June 30, 2022 and the right of TCBI to terminate the merger agreement, subject to certain conditions, to accept a business combination transaction deemed to be superior to the merger by the TCBI board of directors. If the merger is not completed, the ongoing business of TCBI could be adversely affected and TCBI will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section. In addition, TCBI may provide Business First with notice of its intention to terminate the merger agreement as a result of certain changes in the trading price of Business First common stock relative to the price of the Nasdaq Bank Index; however, Business First has the option to adjust the exchange ratio to prevent such a termination of the merger agreement. See “The Merger Agreement – Termination of the Merger Agreement” beginning on page 69.

Termination of the merger agreement could negatively impact TCBI and Business First.

If the merger agreement is terminated before closing there may be various consequences. For example, TCBI’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, TCBI will have incurred substantial expenses in connection with the proposed merger without realizing the benefits of the merger. If the merger agreement is terminated and the TCBI board of directors seeks another merger or business combination, TCBI shareholders cannot be certain that TCBI will be able to find a party willing to pay the equivalent or greater consideration than that which Business First has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, TCBI may be required to pay Business First a termination fee. See “The Merger Agreement – Effect of Termination” beginning on page 70.

Further, if the merger agreement is terminated and the merger is not consummated, Business First’s stock price may decline to the extent that its current market price reflects a market assumption that the merger will be completed. In addition, the reputation of Business First as an acquirer may be harmed and, as a result, it may make it more difficult for Business First to consummate future acquisitions.

Business First and TCBI will incur significant, non-recurring merger-related transaction and integration costs in connection with the merger, which could adversely affect either company’s financial condition and results of operations.

Business First and TCBI each have incurred and expect to continue to incur substantial costs in connection with the negotiation and completion of the merger and combining the businesses and operations of the two companies, and additional unanticipated transaction- and merger-related costs may be incurred prior to or following the consummation of the merger. Whether or not the merger is consummated, Business First and TCBI expect to continue to incur substantial expenses associated with planning for and completing the merger and combining the operations of the two companies, including such non-recurring expenses as legal, accounting and financial advisory fees, printing fees, data processing and other fees related to formulating integration and conversion plans. Although Business First and TCBI expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction- and merger-related costs over time, this net benefit may not be achieved in the near term, or at all. The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Business First following completion of the merger.

The termination fees and the restrictions on third party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire TCBI and limit TCBI’s ability to pursue alternatives to the merger.

The merger agreement prohibits TCBI from initiating, soliciting, encouraging or facilitating certain third-party acquisition proposals. In addition, TCBI has agreed to pay Business First a termination fee of $2.0 million if the merger agreement is terminated because TCBI decides to enter into or close another acquisition transaction. These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of TCBI from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire TCBI than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.

Business First and TCBI will be subject to business uncertainties and TCBI will be subject to contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Business First and TCBI. These uncertainties may impair the ability of Business First or TCBI to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with Business First or TCBI to seek to change existing business relationships. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of TCBI may experience uncertainty about their future role with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If any key employees of Business First or TCBI depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, TCBI’s business prior to the merger closing and Business First’s business after the merger closes could be harmed. In addition, subject to certain exceptions, TCBI has agreed to operate its business in the ordinary course, and to comply with certain other operational restrictions, prior to closing the merger. See “The Merger Agreement – Covenants and Agreements – Conduct of Business Prior to the Completion of the Merger” beginning on page 62 for a description of the restrictive covenants applicable to TCBI.

The merger with TCBI may distract Business First’s management from its other responsibilities.

The acquisition of TCBI could cause Business First’s management to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of Business First. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of Business First.

The combined company may be unable to retain Business First and/or TCBI personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by Business First and TCBI. It is possible that these employees may decide not to remain with Business First and TCBI, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating TCBI to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Business First and TCBI may not be able to locate suitable replacements for any key employees who leave either company or to offer employment to potential replacements on reasonable terms.

Business First and TCBI may waive one or more of the conditions to the merger without re-soliciting shareholder approval for the merger.

Each of the conditions to the obligations of Business First and TCBI to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Business First and TCBI, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The board of directors of TCBI may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies are necessary. TCBI, however, generally does not expect any such waiver to be significant enough to require re-solicitation of shareholders. If any such waiver is not determined to be significant enough to require re-solicitation of shareholders, TCBI will have the discretion to complete the merger without seeking further shareholder approval.

TCBI shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger and will have less influence on the management and policies of Business First than they had on TCBI before the merger.

TCBI shareholders will have a much smaller percentage ownership interest and effective voting power in Business First compared to their ownership interest and voting power in TCBI prior to the merger. Consequently, TCBI shareholders will have significantly less influence on the management and policies of Business First after the merger than they currently have on the management and policies of TCBI. If the merger is consummated, current TCBI shareholders will own approximately 9.21% of the combined company (without giving effect to the exercise of substitute stock options). Accordingly, former TCBI shareholders will own less than the outstanding voting stock of the combined company than current Business First shareholders and would, as a result, be outvoted by current Business First shareholders if such current Business First shareholders voted together as a group.

Future capital needs could result in dilution of shareholder investment.

Business First’s board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of Business First common stock. New investors may also have rights, preferences and privileges senior to Business First’s shareholders which may adversely impact its shareholders.

Shares of Business First common stock to be received by holders of TCBI common stock as a result of the merger will have rights different from the shares of TCBI common stock.

Upon completion of the merger, the rights of former TCBI shareholders will be governed by the Restated Articles of Incorporation and Amended and Restated Bylaws of Business First. Accordingly, certain rights associated with TCBI common stock may differ from the rights associated with Business First common stock. See “Comparison of Shareholders’ Rights” beginning on page 82 for a discussion of the different rights associated with Business First common stock.

Business First may fail to realize some or all of the anticipated benefits of the merger.

The success of the merger will depend on, among other things, Business First’s ability to successfully combine the businesses of Business First and TCBI. If Business First is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

Business First and TCBI have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of Business First or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of Business First could choose to discontinue their relationships with the combined company post-merger because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of Business First and TCBI during the pre-merger period and for an undetermined time after the consummation of the merger.

Business First has not previously operated in TCBI’s market area.

TCBI’s primary market area is the Houston, Texas market. The banking business in this market is extremely competitive, and the level of competition may increase further. Business First has not previously operated in this market area and there may be unexpected challenges and difficulties that could adversely affect Business First following the completion of the merger.

The market price of Business First common stock after the merger may be affected by factors different from those affecting TCBI common stock or Business First common stock currently.

The results of operations of the combined company, as well as the market price of shares of the common stock of the combined company after the merger, may be affected by factors in addition to those currently affecting Business First’s or TCBI’s results of operations and the market prices of shares of Business First common stock. Accordingly, the historical financial results of Business First and TCBI and the historical market prices of shares of Business First common stock may not be indicative of these matters for the combined company after the merger. For a discussion of the business of Business First and of certain factors to consider in connection with that business, see the documents incorporated by reference by Business First into this proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 95.

The market price of the combined company’s common stock may decline as a result of the merger.

The market price of the combined company’s common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger or if the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, TCBI shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities.

Current Business First and TCBI shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company. Shares of Business First common stock that are issued in the merger will be freely tradable without restrictions or further registration under the Securities Act, except that shares of Business First common stock received by persons who are or become affiliates of Business First for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. If the merger is completed and if former TCBI shareholders sell substantial amounts of Business First common stock in the public market, the market price of Business First common stock may decrease. These sales might also make it more difficult for Business First to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The merger may fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Each of Business First and TCBI intends and expects the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of each of Business First and TCBI to complete the merger is conditioned upon the receipt, by each company, of a U.S. federal income tax opinion to that effect from Business First’s and TCBI’s respective tax counsels. Each tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the Internal Revenue Service (“IRS”) or the courts. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then the merger would be treated as a taxable sale of the assets of TCBI to Business First followed by a taxable liquidation of TCBI. Generally, the deemed sale of the assets of TCBI would result in TCBI recognizing gain or loss equal to the difference between (1) the fair market value of the merger consideration and (2) the adjusted tax basis in such assets held by TCBI. Generally, the deemed distribution of the merger consideration distributed in respect of each share of TCBI common stock would result in each shareholder recognizing gain or loss equal to the difference between (1) the fair market value of the merger consideration distributed in respect of each share of TCBI common stock and (2) the adjusted tax basis in the shares of such TCBI common stock surrendered in exchange therefor. The consequences of the merger to any particular shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.

This proxy statement/prospectus contains limited financial information on which to evaluate the merger.

This proxy statement/prospectus contains limited historical financial information about TCBI and does not contain pro forma combined financial information about Business First and TCBI after giving effect to the merger. The financial condition of the combined company following the merger will impact the price of Business First’s common stock after the merger.

TCBI or Business First or both may be subject to claims and litigation pertaining to the merger that could prevent or delay the completion of the merger.

Any lawsuits filed in connection with the proposed merger could prevent or delay completion of the merger and result in substantial costs to TCBI and Business First, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that may be filed seeking remedies against TCBI, its board of directors or Business First or its board of directors in connection with the merger that remains unresolved at the effective time of the merger may adversely affect Business First’s business, financial condition, results of operations and cash flows.

TCBI SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place of TCBI Special Meeting

The TCBI special meeting of shareholders will be held on December 29, 2021 at Texas Citizens Bank, N.A., 4949 Fairmont Parkway, 3rd Floor Board Room, Pasadena, Texas 77505, at 9:00 a.m. local time. On or about  November 26, 2021, TCBI commenced mailing this document and the enclosed forms of proxy cards to its shareholders entitled to vote at the TCBI special meeting.

Matters to be Considered

At the TCBI special meeting, the holders of TCBI common stock will be asked to consider and vote upon the TCBI merger proposal and, if necessary, the TCBI adjournment proposal. Completion of the merger is conditioned on, among other things, TCBI shareholder approval of the TCBI merger proposal. No other business may be conducted at the TCBI special meeting.

Recommendation of the TCBI Board of Directors

On October 20, 2021, the TCBI board of directors unanimously approved the merger agreement and the transactions contemplated thereby. Based on TCBI’s reasons for the merger described in the section of this proxy statement/prospectus entitled “The Merger – Recommendation of the TCBI Board and Its Reasons for the Merger” beginning on page 34, the TCBI board of directors believes that the merger is in the best interests of TCBI shareholders. Accordingly, the TCBI board of directors unanimously recommends that its shareholders vote “FOR” the TCBI merger proposal and, if necessary, vote “FOR” the TCBI adjournment proposal.

Record Date and Quorum

The TCBI board of directors has fixed the close of business on November 15, 2021 as the record date, which is the date for determining the holders of TCBI common stock entitled to receive notice of and to vote at the TCBI special meeting. As of the record date, there were 2,940,748 shares of TCBI common stock outstanding and entitled to notice of, and to vote at, the TCBI special meeting or any adjournment thereof, and such outstanding shares of TCBI common stock were held by 397 holders of record. Each share of TCBI common stock entitles the holder to one vote at the TCBI special meeting on each proposal to be considered at the TCBI special meeting.

The holders of a majority of the shares of TCBI common stock issued and outstanding and entitled to vote at the TCBI special meeting must be present, either in person or by proxy, to constitute a quorum at the TCBI special meeting. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists. No business may be transacted by the holders of TCBI common stock at the TCBI special meeting unless a quorum is present.

Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

The TCBI Merger Proposal. The affirmative vote of the holders of at least two-thirds of the outstanding shares of TCBI common stock is required to approve the TCBI merger proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy, with respect to the TCBI merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

The TCBI Adjournment Proposal. The affirmative vote of a majority of the outstanding shares of TCBI common stock entitled to vote on the TCBI adjournment proposal and present in person or by proxy at the TCBI special meeting is required to approve the proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, you will not be deemed to be present at the TCBI special meeting and it will have no effect on the TCBI adjournment proposal. If you mark “ABSTAIN” on your proxy, with respect to the TCBI adjournment proposal, you will be deemed present but not be deemed to have cast a vote with respect to such proposal, and it will have the same effect as a vote “AGAINST” the proposal.

The TCBI board of directors encourages you to submit your proxy promptly so that your voice is heard on these matters.

Voting and Revocation of Proxies

Proxies, in the forms enclosed, which are properly executed and returned, or submitted by telephone or via the internet in accordance with the enclosed instructions, and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the TCBI merger proposal and “FOR” the TCBI adjournment proposal, if applicable.

If you are a shareholder of record of TCBI as of November 15, 2021, the record date, you may vote by proxy before the TCBI special meeting by completing, signing, dating and returning the enclosed proxy card to TCBI using the enclosed postage-paid envelope, by submitting a proxy by telephone or via the internet as described in the enclosed instructions, or by delivering your proxy card in person to Michael L. Cornett, the President, Treasurer and Corporate Secretary of TCBI, at TCBI’s principal office, located at 4949 Fairmont Parkway, Pasadena, Texas 77505. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the TCBI special meeting.

If you are the record holder of your TCBI shares, you may revoke your proxy at any time before it is voted at the special meeting by:

●	submitting another properly completed proxy card bearing a later date which is received prior to the TCBI special meeting;

●

sending a written notice which is received prior to the TCBI special meeting that you are revoking your proxy to: Texas Citizens Bancorp, Inc., 4949 Fairmont Parkway, Pasadena, Texas 77505, Attention: Corporate Secretary;

●	casting a new vote via telephone or the internet at any time before 11:59 p.m. Central time on the day before the TCBI special meeting; or

●	attending the TCBI special meeting and notifying the election officials that you wish to revoke your proxy and vote in person.

Attendance at the TCBI special meeting will not, by itself, revoke your proxy. If you hold your shares in street name with a bank or broker, you must contact such bank or broker for instructions as to how to revoke your proxy.

Shares Held in “Street Name”; Broker Non-Votes

Banks, brokers and other nominees who hold shares of TCBI common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the TCBI special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. As a result, we do not expect any broker non-votes at the TCBI special meeting.

If your broker, bank or other nominee holds your shares of TCBI common stock in “street name,” your broker, bank or other nominee will vote your shares of TCBI common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.

Shares Subject to Voting Agreement; Shares Held by Directors and Executive Officers

Each director and senior executive officer of TCBI and Texas Citizens Bank who owns shares of TCBI common stock have entered into voting agreements with Business First, solely in their capacity as shareholders of TCBI, pursuant to which they have agreed to vote their shares of TCBI common stock in favor of the approval of the merger agreement and the merger and against the approval or adoption of any proposal made in opposition to the merger. As of the record date, 394,494 shares of TCBI common stock, or approximately 13.4% of the outstanding shares of TCBI common stock entitled to vote at the TCBI special meeting, are bound by the voting agreements.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the TCBI board of directors. TCBI is responsible for its expenses incurred in preparing, assembling, printing, and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors and officers of TCBI intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. TCBI will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners. In addition, TCBI retains the discretion to engage a third-party proxy solicitor to assist TCBI in soliciting proxies from the TCBI shareholders.

Dissenters’ Rights

TCBI shareholders are entitled to assert rights of dissent and appraisal with respect to the merger proposal. These dissenters’ rights are conditioned on strict compliance with the requirements of the TBOC. Please see “The Merger – Dissenters’ Rights,” beginning on page 52, and the full text of the applicable provisions of the TBOC, which is reproduced in full in Annex C to this proxy statement/prospectus, for additional information.

Attending the TCBI Special Meeting

All shareholders of TCBI as of the record date, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record as of the record date, are invited to attend the TCBI special meeting. Shareholders of record of TCBI common stock can vote in person at the TCBI special meeting. If you are not a shareholder of record as of the record date, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the TCBI special meeting. If you plan to attend the TCBI special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. TCBI reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the TCBI special meeting is prohibited without TCBI’s express written consent.

A TCBI shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (which we refer to as a “beneficial owner”) who desires to attend the TCBI special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.

TCBI Merger Proposal

TCBI is asking its shareholders to approve the TCBI merger proposal. Holders of TCBI common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, the TCBI board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of TCBI and its shareholders. See “The Merger – Recommendation of the TCBI Board and Its Reasons for the Merger” beginning on page 34 of this proxy statement/prospectus for a more detailed discussion of the TCBI board of directors’ recommendation.

The TCBI board of directors unanimously recommends a vote “FOR” the TCBI merger proposal.

TCBI Adjournment Proposal

The TCBI special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the TCBI special meeting to approve the TCBI merger proposal.

If, at the TCBI special meeting, the number of shares of TCBI common stock present or represented and voting in favor of the TCBI merger proposal is insufficient to approve the TCBI merger proposal, TCBI intends to move to adjourn the TCBI special meeting in order to enable the TCBI board of directors to solicit additional proxies for approval of the TCBI merger proposal. In that event, TCBI will ask the holders of TCBI common stock to vote upon the TCBI adjournment proposal, but not the TCBI merger proposal.

In this proposal, TCBI is asking the holders of TCBI common stock to authorize the holder of any proxy solicited by the TCBI board of directors on a discretionary basis to vote in favor of adjourning the TCBI special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from TCBI shareholders who have previously voted.

The TCBI board of directors unanimously recommends a vote “FOR” the TCBI adjournment proposal.

Assistance

If you need assistance in completing your proxy card, have questions regarding TCBI’s special meeting or would like additional copies of this proxy statement/prospectus, please contact Michael Cornett, President, Treasurer, and Secretary of TCBI, at (713) 948-5700 or TCBI’s proxy solicitor, Georgeson LLC, by calling toll-free at (866) 297-1410.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. Business First and TCBI urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

Each of the boards of directors of Business First and TCBI has unanimously approved the merger agreement and the transactions contemplated thereby including, in the case of the Business First board of directors, the issuance of shares of Business First common stock as merger consideration. The merger agreement provides that, subject to the terms and conditions set forth in the merger agreement, TCBI will merge with and into Business First, with Business First continuing as the surviving entity. Immediately following the merger, Texas Citizens Bank, TCBI’s wholly-owned banking subsidiary, will merge with and into b1BANK, Business First’s wholly-owned banking subsidiary, with b1BANK as the surviving bank.

If the merger is completed, each share of TCBI common stock (other than shares of TCBI common stock held by TCBI, Business First, any TCBI dissenting shareholders or as treasury shares) issued and outstanding immediately prior to the effective time of the merger will convert into the right to receive, without interest, 0.7038 shares of Business First common stock.

Business First will not issue any fractional shares of Business First common stock in the merger. Instead, a TCBI shareholder who otherwise would have received a fraction of a share of Business First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the average closing price of Business First common stock as reported on the Nasdaq Global Select Market during the twenty consecutive trading days ending on the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Business First common stock to which such shareholder would otherwise be entitled to receive.

In addition, at the effective time of the merger, each TCBI stock option award that is outstanding prior to the closing of the merger will be terminated and replaced with options to purchase shares of Business First common stock on the same terms and conditions as applicable to each such TCBI stock option award as in effect immediately prior to the effective time, except that (A) the number of shares of Business First common stock subject to such substitute option shall equal the product of (x) the number of shares of TCBI common stock subject to such TCBI stock option award immediately prior to the effective time, multiplied by (y) 0.7038, which we refer to as the exchange ratio, and (B) the per share exercise price for the shares of Business First common stock issuable upon exercise of such substitute option shall equal the quotient determined by dividing (x) the exercise price per share of TCBI common stock at which such TCBI stock option award was exercisable immediately prior to the effective time by (y) the exchange ratio. Substitute options issued in respect of TCBI performance options that were subject to earning requirements based on certain performance metrics will be deemed to be fully earned at the effective time and subject to vesting in accordance with their terms as in effect immediately prior to the effective time. Substitute options issued in respect of TCBI options that were not subject to earning will be fully vested.

TCBI shareholders are being asked to approve the TCBI merger proposal. See the section of this proxy statement/prospectus entitled “The Merger Agreement” beginning on page 57 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

From time to time, each of the TCBI and Business First boards of directors has engaged in reviews and discussions of their respective long-term strategic objectives to consider ways that each company might enhance performance, prospects and shareholder value in light of competitive and other relevant factors. For each company, these reviews have included periodic discussions regarding potential strategic options, including but not limited to, expanding organically, raising additional capital through private placements or public offerings of equity or debt securities, and merging with another financial institution.

The TCBI board of directors has regularly reviewed and discussed TCBI’s business strategy, performance and prospects in the context of the national and local economic environment and developments in the competitive landscape. Among other things, these reviews and discussions have included possible strategic transactions available to TCBI, such as potential acquisitions of and business combinations with other financial institutions. Certain of these reviews and discussions included analyses of the mergers and acquisitions environment, including multiples and premiums being paid, and an assessment of potential partners for TCBI. In connection with the evaluation of these strategic alternatives, Duncan W. Stewart, Chairman and Chief Executive Officer of TCBI, has had, from time to time, informal discussions with representatives of other financial institutions, including Business First, and has regularly updated the TCBI board of directors regarding such discussions.

At the TCBI board meeting held on May 26, 2021, the senior management and directors of TCBI engaged in a discussion regarding strategic alternatives available to TCBI. After considering these strategic alternatives, the TCBI board of directors determined that it would be in the best interests of TCBI and its shareholders to explore a merger with another financial institution based on many of the factors described under the section entitled “— Recommendation of the TCBI Board and Its Reasons for the Merger,” and the TCBI board of directors authorized TCBI’s senior management to engage a financial advisor.

On June 7, 2021, the TCBI board of directors engaged Piper Sandler & Co. (“Piper Sandler”) to act as independent financial advisor in connection with a potential business combination. On June 29, 2021, TCBI engaged Bracewell LLP (“Bracewell”), as legal counsel, to assist with a potential business combination.

During July 2021, representatives of Piper Sandler contacted ten parties, including Business First, to gauge their interest in a potential strategic transaction with TCBI. These parties were selected in consultation with TCBI based upon their size, capacity to pay and strategic interest in TCBI or banks in the Texas marketplace. Seven of the parties executed nondisclosure agreements and were given access to preliminary diligence materials. Discussions with these institutions continued throughout July 2021, with some institutions indicating a greater level of interest than others. Representatives of Piper Sandler requested that interested parties submit nonbinding written letters of interest on or before August 6, 2021.

On July 7, 2021, Business First entered into a non-disclosure agreement and was given access to preliminary diligence materials regarding TCBI. On August 6, 2021, Business First provided TCBI a non-binding letter of interest that contemplated Business First acquiring all of the issued and outstanding TCBI common stock in a transaction for a combination of cash and shares of Business First reflecting an aggregate value of approximately $46.4 million.

On August 11, 2021, the TCBI board of directors held a special meeting to review and consider the terms of the Business First proposal. At the meeting, representatives of Piper Sandler and Bracewell explained the terms of the non-binding letter of interest to TCBI. During the week following the August 11 meeting, representatives from Piper Sandler further discussed with Mr. Melville the terms of the letter of interest.

On August 17, 2021, Business First submitted a revised non-binding letter of interest that contemplated Business First acquiring all of the issued and outstanding TCBI common stock in a transaction for shares of Business First reflecting an aggregate value of approximately $50.0 million. TCBI executed the revised non-binding letter of interest provided by Business First, subject to among other things, completion of due diligence and entry into a definitive agreement. The executed letter of interest included confidentiality obligations with respect to each party and TCBI agreed, in connection with its reverse due diligence of Business First, to maintain the confidentiality of information provided by Business First to it in accordance with the July 7, 2021 non-disclosure agreement.

On September 8, 2021, Business First provided an initial draft of the merger agreement to TCBI. Between September 8, 2021 and October 20, 2021, representatives of Business First and TCBI, together with representatives of Fenimore Kay Harrison LLP and Bracewell, negotiated the specific terms of the merger agreement and the related transaction documents.

On October 20, 2021, the TCBI board of directors held a special meeting to review and consider the proposed transaction. At the meeting, representatives of Bracewell explained the terms of the merger agreement and related transaction documents. Also at this meeting, representatives of Piper Sandler reviewed the financial aspects of the proposed merger and summarized the potential strategic and financial rationale for the transaction for both parties and responded to questions by the TCBI board of directors. Piper Sandler then delivered its oral opinion, which was confirmed in writing on October 20, 2021, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler as set forth in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of TCBI common stock.  See “—Opinion of TCBI’s Financial Advisor.”  After further discussion among the directors and TCBI’s advisors, including with respect to the factors described in “—Recommendation of the TCBI Board and Its Reasons for the Merger,” the TCBI board of directors unanimously determined that the merger and the merger agreement were advisable, and fair to, and in the best interests of, TCBI and its shareholders, and unanimously approved the merger agreement and related actions and recommended the adoption and approval of such agreement and transactions to the TCBI shareholders. After this meeting, the parties continued work to finalize the merger agreement and entered into the merger agreement and announced the transaction in a joint press release prior to the opening of trading on October 21, 2021.

Recommendation of the TCBI Board and Its Reasons for the Merger

After careful consideration, at its meeting on October 20, 2021, the TCBI board of directors determined that the merger is in the best interests of TCBI and its shareholders and that the consideration to be received in the merger is fair to the TCBI shareholders. Accordingly, the TCBI board of directors unanimously approved the merger agreement and recommended that the TCBI shareholders vote “FOR” the TCBI merger proposal.

The TCBI board believes that partnering with Business First will maximize the long-term value of its shareholders’ investment in TCBI, and that the merger will provide the combined company with additional resources necessary to compete more effectively in the Houston Metropolitan Statistical Area, or MSA.

In reaching its decision to approve the merger agreement and recommend the merger to its shareholders, the TCBI board of directors evaluated the merger and the merger agreement, in consultation with TCBI’s management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors, which are not presented in order of priority:

●	its knowledge of the business, operations, financial and regulatory condition, earnings and prospects of TCBI and Business First;

●

its knowledge of the current environment in the financial services industry, including national and regional economic conditions, increased regulatory burdens, evolving trends in technology, increasing competition, the current financial market and regulatory conditions and the likely effects of these factors on the potential growth of TCBI and Business First, development, productivity, profitability and strategic options;

●

the complementary aspects of TCBI’s and Business First’s respective businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management and operating styles;

●

TCBI’s belief that a merger with Business First would allow TCBI shareholders to participate in the future performance of a combined company that would have better future prospects than TCBI was likely to achieve on a stand-alone basis or through other strategic alternatives;

●	TCBI’s belief that TCBI and Business First share a similar strategic vision;

●	Business First’s commitment to enhancing its strategic position in its markets;

●

the fact that the merger consideration paid in the form of Business First common stock would allow former TCBI shareholders to participate as Business First shareholders in the growth of Business First and in any synergies resulting from the merger;

●	the historical performance of Business First common stock;

●	Business First’s historical cash dividend payments;

●

the limited liquidity that TCBI shareholders have with respect to their investment in TCBI, for which there is no active public market, and the fact that as Business First shareholders after completion of the merger, TCBI shareholders would be expected to have increased liquidity in the form of a publicly-traded, Nasdaq-listed security;

●	the value of the merger consideration compared to the current and projected book value of TCBI and compared to similar recent transactions in the industry;

●	the fact that the merger consideration paid in the form of Business First common stock is expected to be tax-free to TCBI shareholders for U.S. federal income tax purposes;

●	the terms of the merger agreement, and the presentation by TCBI’s legal advisors regarding the merger and the merger agreement;

●

the financial presentation of Piper Sandler, dated October 20, 2021, to the TCBI board of directors and the opinion of Piper Sandler, dated October 20, 2021, to the TCBI board of directors to the effect that, as of October 20, 2021, and subject to the assumptions, limitations and qualifications set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of TCBI common stock, as more fully described below under the section of this proxy statement/prospectus entitled “– Opinion of TCBI’s Financial Advisor” beginning on page 36;

●

the regulatory and other approvals required in connection with the merger and the likelihood that the approvals needed to complete the merger will be obtained within a reasonable time and without unacceptable conditions; and

●	the likelihood of Business First consummating the merger based upon Business First’s history of completing other merger transactions.

The TCBI board of directors also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including the following material factors:

●	the challenges of combining the businesses, assets and workforces of two financial institutions;

●	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

●	the risks and costs to TCBI if the merger is not completed;

●

the fact that the merger consideration, which consists of shares of Business First common stock, provides less certainty of value to TCBI shareholders compared to a transaction in which they would receive only cash consideration;

●	the potential for a decline in the value of Business First common stock—whether before or after consummation of the merger—reducing the value of the consideration received by TCBI shareholders;

●

the provisions of the merger agreement restricting TCBI’s solicitation of third party acquisition proposals and the fact that TCBI would be obligated to pay a termination fee following the termination of the merger agreement in certain circumstances;

●	the potential for unintended delays in the regulatory approval process; and

●

the interests of certain of TCBI’s directors and executive officers in the merger that are different from, or in addition to, their interests as TCBI shareholders, which are further described in the section of this proxy statement/prospectus entitled “– Interests of TCBI’s Directors and Executive Officers in the Merger” beginning on page 48.

The foregoing discussion of the factors considered by the TCBI board of directors is not intended to be exhaustive, but is believed to include the material factors considered by the TCBI board of directors. The TCBI board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the TCBI board of directors determined was appropriate. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the TCBI board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the TCBI board of directors may have given different weight to different factors. The TCBI board of directors conducted an overall analysis of the factors described above including thorough discussions with TCBI management and TCBI’s advisors, and considered the factors overall to be favorable to, and to support, its determination. It should be noted that this explanation of the TCBI’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements” beginning on page 18.

TCBI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE TCBI MERGER PROPOSAL.

Opinion of TCBI’s Financial Advisor

TCBI retained Piper Sandler to act as financial advisor to the TCBI board of directors in connection with TCBI’s consideration of a possible business combination. TCBI selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm which specializes in financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to the TCBI board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the October 20, 2021 meeting at which the TCBI board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on October 20, 2021, to the effect that, as of such date, the exchange ratio was fair, from a financial point of view, to the holders of TCBI common stock. The full text of Piper Sandler’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of TCBI common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Piper Sandler’s opinion was directed to the TCBI board of directors in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any TCBI shareholder as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of TCBI common stock and did not address the underlying business decision of TCBI to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for TCBI or the effect of any other transaction in which TCBI might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of TCBI or Business First, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

●	an execution copy of the merger agreement;

●	certain publicly available financial statements and other historical financial information of TCBI that Piper Sandler deemed relevant;

●	certain publicly available financial statements and other historical financial information of Business First that Piper Sandler deemed relevant;

●	internal net income and earnings per share estimates for TCBI for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of TCBI;

●

publicly available mean analyst earnings per share estimates for Business First for the years ending December 31, 2021 through December 31, 2023, as well as estimated net income growth rates for Business First for the years ending December 31, 2024 and December 31, 2025 and estimated dividends per share for Business First for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Business First and its representatives;

●

the pro forma financial impact of the merger on Business First based on certain assumptions relating to transaction expenses, purchase accounting adjustments, cost synergies and savings, as well as estimated net income for each of TCBI and Business First for the years ending December 31, 2021 through December 31, 2024, as provided by the senior management of Business First and its representatives and confirmed by the senior management of TCBI;

●

the publicly reported historical price and trading activity for Business First common stock, including a comparison of certain stock trading information for Business First common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

●	a comparison of certain financial and market information for TCBI and Business First with similar financial institutions for which information is publicly available;

●	the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

●	the current market environment generally and the banking environment in particular, and

●	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of TCBI and its representatives the business, financial condition, results of operations and prospects of TCBI and held similar discussions with certain members of the senior management of Business First and its representatives regarding the business, financial condition, results of operations and prospects of Business First.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by TCBI or Business First or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of TCBI and Business First that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of TCBI or Business First, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of TCBI or Business First. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of TCBI or Business First, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to TCBI or Business First. Piper Sandler assumed, with TCBI’s consent, that the respective allowances for loan losses for both TCBI and Business First were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity after taking into account estimated purchase accounting adjustments.

In preparing its analyses, Piper Sandler used internal net income and earnings per share estimates for TCBI for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of TCBI. In addition, Piper Sandler used publicly available mean analyst earnings per share estimates for Business First for the years ending December 31, 2021 through December 31, 2023, as well as estimated net income growth rates for Business First for the years ending December 31, 2024 and December 31, 2025 and estimated dividends per share for Business First for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Business First and its representatives. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, cost synergies and savings, as well as estimated net income for each of TCBI and Business First for the years ending December 31, 2021 through December 31, 2024, as provided by the senior management of Business First and confirmed by the senior management of TCBI. With respect to the foregoing information, the respective senior managements of TCBI and Business First confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available median analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective managements as to the future financial performance of TCBI and Business First, respectively, and Piper Sandler assumed that the future financial performance reflected in such information would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of TCBI or Business First since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that TCBI and Business First would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with TCBI’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on TCBI, Business First, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with TCBI’s consent, Piper Sandler relied upon the advice that TCBI received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.

Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of Business First common stock at any time or what the value of Business First common stock would be once it is actually received by the holders of TCBI common stock.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to the TCBI board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to TCBI or Business First and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of TCBI and Business First and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the exchange ratio to the holders of TCBI common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of TCBI, Business First, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the TCBI board of directors at its October 20, 2021 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of TCBI common stock or Business First common stock or the prices at which TCBI common stock or Business First common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by the TCBI board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the TCBI board of directors with respect to the fairness of the exchange ratio.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

Piper Sandler reviewed the financial terms of the proposed merger. As set forth in the merger agreement, at the effective time of the merger, each share of TCBI common stock issued and outstanding immediately prior to the effective time, except for certain shares of TCBI common stock as specified in the merger agreement, by virtue of the merger and without any action on the part of the holder thereof, will be converted into and exchanged for the right to receive 0.7038 shares of Business First common stock, subject to adjustment as set forth in the merger agreement. Piper Sandler calculated an aggregate implied transaction value of approximately $52.9 million and an implied purchase price per share of $17.81 consisting of the implied value of 2,940,748 shares of TCBI common stock and 199,500 TCBI stock options outstanding with a weighted average strike price of $15.25, and based on the closing price of Business First common stock on October 19, 2021. Based upon financial information for TCBI as of or for the twelve months (“LTM”) ended June 30, 2021 and the closing price of Business First common stock on October 19, 2021, Piper Sandler calculated the following implied transaction metrics:

Transaction Price / Tangible Book Value per Share	154%
Transaction Price / LTM Earnings per Share	16.2	x
Transaction Price / 2021E EPS¹	16.3	x
Transaction Price / 2022E EPS¹	19.1	x
Tangible Book Premium / Core Deposits²	4.6%

________

1 As confirmed with TCBI senior management

2 Core deposits defined as total deposits excluding time deposits with balances greater than $100,000

Stock Trading History

Piper Sandler reviewed the publicly available historical reported trading price of Business First common stock for the one-year and three-year periods ended October 19, 2021. Piper Sandler then compared the relationship between the movements in the price of Business First common stock to movements in its peer group (as described below) as well as certain stock indices.

Business First’s One-Year Stock Performance

	Beginning Value	Ending Value
	October 19, 2020	October 19, 2021

Business First	100.0%	159.6%
Business First Peer Group	100.0%	167.6%
S&P 500 Index	100.0%	131.9%
NASDAQ Bank Index	100.0%	179.2%

Business First’s Three-Year Stock Performance

	Beginning Value	Ending Value
	October 19, 2018	October 19, 2021

Business First	100.0%	100.3%
Business First Peer Group	100.0%	106.1%
S&P 500 Index	100.0%	163.3%
NASDAQ Bank Index	100.0%	130.7%

Comparable Company Analyses

Piper Sandler used publicly available information to compare selected financial information for TCBI with a group of financial institutions selected by Piper Sandler. The TCBI peer group included: nationwide banks whose securities are traded on a major exchange (NYSE, NYSEAM, Nasdaq) with total assets between $250 million and $1 billion, which were profitable for the twelve months ending June 30, 2021 and had a TCE/TA ratio below 10% as of June 30, 2021, but excluded targets of announced merger transactions (the “TCBI Peer Group”). The TCBI Peer Group consisted of the following companies:

1895 Bancorp of Wisconsin, Inc.
Bank of South Carolina Corporation
Bank of the James Financial Group, Inc.
Elmira Savings Bank
First US Bancshares, Inc.
Glen Burnie Bancorp
Home Federal Bancorp, Inc. of Louisiana
HV Bancorp, Inc.
Magyar Bancorp, Inc.
OptimumBank Holdings, Inc.
Patriot National Bancorp, Inc.
Sound Financial Bancorp, Inc.
United Bancorp, Inc.
Village Bank and Trust Financial Corp.

The analysis compared publicly available financial information for TCBI with corresponding data for the TCBI Peer Group as of or for the last twelve months ended June 30, 2021 (unless otherwise noted) with pricing data as of October 19, 2021. The table below sets forth the data for TCBI and the median, mean, low and high data for the TCBI Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in TCBI’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.

TCBI Comparable Company Analysis

TCBI Peer Group
TCBI	Median	Mean	Low	High

Total assets (in millions)	$539	$683	$694	$294	$963
Loans / Deposits	89.4%	78.2%	76.7%	61.1%	88.1%
LLR / Loans	1.56	¹	1.16	1.08	0.56	1.54
Non-performing assets² / Total assets	4.13	%¹	0.55%	0.84%	0.24%	3.17%
Tangible common equity / Tangible assets	6.33%	8.20%	8.30%	6.66%	9.96%
Tier 1 Leverage Ratio	–	9.09%	9.11%	7.77%	11.64%
LTM Return on average assets	0.90	%¹	0.77%	0.81%	0.04%	1.76%
LTM Return on average equity	–	9.48%	9.70%	0.63%	23.73%
LTM Net interest margin	3.82	%¹	3.3%	3.2%	2.4%	4.5%
LTM Efficiency ratio	81.3	%¹	69.2%	71.7%	56.2%	89.0%
Price / Tangible book value	–	118%	120%	63%	206%
Price / Annualized LTM EPS	–	12.4	x	13.8	x	6.1	x	27.4	x
Current Dividend Yield	–	2.42%	2.58%	1.09%	4.19%
Market value (in millions)	–	$69	$69	$24	$114

________

1 Represents bank level data

2 Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned

Piper Sandler used publicly available information to perform a similar analysis for Business First by comparing selected financial information for Business First with a group of financial institutions selected by Piper Sandler. The Business First peer group included banks headquartered in the Southwest and Southeast regions, as defined by S&P Global Market Intelligence, whose securities are traded on a major exchange (NYSE, NYSEAM, Nasdaq) with total assets between $3 billion and $6 billion, but excluded targets of announced merger transactions (the “Business First Peer Group”). The Business First Peer Group consisted of the following companies

American National Bankshares, Inc.
Capital City Bank Group, Inc.
Capstar Financial Holdings, Inc.
CBTX, Inc.
City Holding Company
First Community Bankshares, Inc.
HomeTrust Bancshares, Inc.
Primis Financial Corp.
SmartFinancial, Inc.
South Plains Financial, Inc.
Spirit of Texas Bancshares, Inc.
Summit Financial Group, Inc,
First Bancshares, Inc.

The analysis compared publicly available financial information for Business First with corresponding data for the Business First Peer Group as of or for the period ended June 30, 2021 (unless otherwise noted) with pricing data as of October 19, 2021. The table below sets forth the data for Business First and the median, mean, low and high data for the Business First Peer Group.

Business First Comparable Company Analysis

Business	Business First Peer Group
First	Median	Mean	Low	High

Total assets (in millions)	$4,324	$3,525	$3,821	$3,085	$5,904
Loans / Deposits	76.7%	78.6%	76.9%	58.3%	92.5%
LLR / Loans	0.93	1.11	1.15	0.57	1.80
Non-performing assets¹ / Total assets	0.41%	0.51%	0.62%	0.09%	1.74%
Tangible common equity / Tangible assets	8.40%	9.71%	9.21%	6.19%	11.84%
Tier 1 Leverage Ratio	8.23%	10.29%	10.50%	8.85%	13.78%
Total RBC Ratio	13.24%	16.13%	15.94%	11.96%	19.81%
LTM Return on average assets	1.28%	1.27%	1.23%	0.42%	1.68%
LTM Return on average equity	13.09%	11.27%	10.88%	3.88%	16.82%
LTM Net interest margin	4.10%	3.39%	3.39%	2.92%	4.14%
LTM Efficiency ratio	60.0%	55.4%	58.7%	49.1%	73.2%
Price / Tangible book value	147%	142%	153%	120%	208%
Price / Annualized LTM EPS²	9.9	x	11.9	x	13.1	x	7.3	x	31.0	x
Price / 2021E EPS²	10.5	x	11.1	x	11.7	x	7.9	x	16.1	x
Price / 2022E EPS²	11.2	x	13.0	x	13.4	x	9.2	x	19.1	x
Current Dividend Yield	2.09%	1.90%	2.11%	1.00%	3.47%
Market value (in millions)	$519	$447	$537	$333	$1,190

1 Nonperforming assets include nonaccrual loans and leases and foreclosed or repossessed assets; excludes trouble debt restructurings, or TDRs

2 Based on median analyst consensus earnings per share estimates

Analysis of Precedent Transactions

Piper Sandler reviewed a group of recent bank and thrift merger and acquisition transactions. The group consisted of transactions with disclosed financial terms which were announced between June 30, 2020 and October 19, 2021 involving nationwide bank and thrift targets with total assets between $400 million and $800 million (the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target

Arbor Bancorp, Inc.	FNBH Bancorp, Inc.
BancorpSouth Bank	FNS Bancshares, Inc.
BancorpSouth Bank	National United Bancshares, Inc.
BayCom Corp	Pacific Enterprise Bancorp
Colony Bankcorp, Inc.	SouthCrest Financial Group, Inc.
Community Bank System, Inc.	Elmira Savings Bank
Equity Bancshares, Inc.	American State Bancshares, Inc.

Farmers National Banc Corp.	Cortland Bancorp
Finward Bancorp	Royal Financial, Inc.
First Mid Bancshares, Inc.	Delta Bancshares Company
First Western Financial, Inc.	Teton Financial Services, Inc.
Hanover Bancorp Inc.	Savoy Bank
Lake Michigan Credit Union	Pilot Bancshares, Inc.
Seacoast Banking Corporation of Florida	Legacy Bank of Florida
Seacoast Banking Corporation of Florida	Sabal Palm Bancorp, Inc.
SmartFinancial, Inc.	Sevier County Bancshares, Inc.
Southern California Bancorp	Bank of Santa Clarita
United Community Banks, Inc.	Aquesta Financial Holdings, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share and core deposit premium. Piper Sandler compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

	Business First /	Nationwide Precedent Transactions Group
	TCBI	Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share	16.2x	14.9x	14.8x	8.6x	21.6x
Transaction Price / Tangible Book Value Per Share	154%	146%	148%	88%	217%
Tangible Book Value Premium to Core Deposits	4.6%	6.5%	6.6%	(3.1)%	16.5%

Net Present Value Analyses

Piper Sandler performed an analysis that estimated the net present value of a share of TCBI common stock assuming TCBI performed in accordance with internal net income and earnings per share estimates for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of TCBI. To approximate the terminal value of a share of TCBI common stock at December 31, 2025, Piper Sandler applied price to 2025 earnings multiples ranging from 11.0x to 21.0x and multiples of 2025 tangible book value ranging from 80% to 155%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of TCBI common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of TCBI common stock of $6.89 to $15.43 when applying multiples of earnings and $6.97 to $15.85 when applying multiples of tangible book value.

Earnings Per Share Multiples

Rate	11.0x	13.0x	15.0x	17.0x	19.0x	21.0x
11.0%	$8.08	$9.55	$11.02	$12.49	$13.96	$15.43
12.0%	$7.76	$9.17	$10.58	$12.00	$13.41	$14.82
13.0%	$7.46	$8.81	$10.17	$11.53	$12.88	$14.24
14.0%	$7.17	$8.47	$9.77	$11.08	$12.38	$13.68
15.0%	$6.89	$8.14	$9.40	$10.65	$11.90	$13.16

Tangible Book Value Per Share Multiples

Discount
Rate	80%	95%	110%	125%	140%	155%
11.0%	$8.18	$9.71	$11.25	$12.78	$14.31	$15.85
12.0%	$7.86	$9.33	$10.80	$12.27	$13.75	$15.22
13.0%	$7.55	$8.96	$10.38	$11.79	$13.21	$14.62
14.0%	$7.25	$8.61	$9.97	$11.33	$12.70	$14.06
15.0%	$6.97	$8.28	$9.59	$10.90	$12.21	$13.51

Piper Sandler also considered and discussed with the TCBI board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming TCBI’s earnings varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for TCBI common stock, applying the price to 2025 earnings multiples range of 11.0x to 21.0x referred to above and a discount rate of 12.91%.

Earnings Per Share Multiples

Annual
Estimate
Variance	11.0x	13.0x	15.0x	17.0x	19.0x	21.0x
20.0%	$8.98	$10.61	$12.25	$13.88	$15.51	$17.15
10.0%	$8.23	$9.73	$11.23	$12.72	$14.22	$15.72
0.0%	$7.48	$8.85	$10.21	$11.57	$12.93	$14.29
(10.0%)	$6.74	$7.96	$9.19	$10.41	$11.63	$12.86
(20.0%)	$5.99	$7.08	$8.16	$9.25	$10.34	$11.43

Piper Sandler also performed an analysis that estimated the net present value per share of Business First common stock, assuming Business First performed in accordance with publicly available mean analyst earnings per share estimates for Business First for the years ending December 31, 2021 through December 31, 2023, as well as estimated net income growth rates for Business First for the years ending December 31, 2024 and December 31, 2025 and estimated dividends per share for Business First for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Business First and its representatives. To approximate the terminal value of a share of Business First common stock at December 31, 2025, Piper Sandler applied price to 2025 earnings multiples ranging from 10.0x to 15.0x and multiples of 2025 tangible book value ranging from 130% to 190%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Business First common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Business First common stock of $21.01 to $35.70 when applying multiples of earnings and $22.17 to $36.82 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount
Rate	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
9.0%	$24.57	$26.79	$29.02	$31.25	$33.48	$35.70
10.0%	$23.61	$25.75	$27.89	$30.03	$32.16	$34.30
11.0%	$22.70	$24.76	$26.81	$28.86	$30.91	$32.97
12.0%	$21.84	$23.81	$25.78	$27.75	$29.72	$31.70
13.0%	$21.01	$22.91	$24.80	$26.70	$28.59	$30.49

Tangible Book Value Per Share Multiples

Discount
Rate	130%	140%	150%	160%	170%	190%
9.0%	$25.93	$27.74	$29.56	$31.37	$33.19	$36.82
10.0%	$24.92	$26.66	$28.40	$30.15	$31.89	$35.38
11.0%	$23.96	$25.63	$27.30	$28.98	$30.65	$34.00
12.0%	$23.04	$24.65	$26.26	$27.87	$29.47	$32.69
13.0%	$22.17	$23.72	$25.26	$26.81	$28.35	$31.44

Piper Sandler also considered and discussed with the TCBI board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Business First’s earnings varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for Business First common stock, applying the price to 2025 earnings multiples range of 10.0x to 15.0x referred to above and a discount rate of 11.13%.

Earnings Per Share Multiples

Annual
Estimate
Variance	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
20.0%	$26.67	$29.12	$31.57	$34.02	$36.47	$38.92
10.0%	$24.63	$26.88	$29.12	$31.37	$33.62	$35.86
0.0%	$22.59	$24.63	$26.67	$28.71	$30.76	$32.80
(10.0%)	$20.55	$22.38	$24.22	$26.06	$27.90	$29.74
(20.0%)	$18.50	$20.14	$21.77	$23.40	$25.04	$26.67

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis

Piper Sandler analyzed certain potential pro forma effects of the merger on Business First assuming the transaction closes on March 31, 2022. Piper Sandler also utilized the following information and assumptions: (a) estimated net income for each of TCBI and Business First for the years ending December 31, 2021 through December 31, 2024, as provided by the senior management of Business First and its representatives and confirmed by the senior management of TCBI; and (b) certain assumptions relating to transaction expenses, purchase accounting adjustments, cost synergies and savings. The analysis indicated that the merger could be accretive to Business First’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2021 through December 31, 2024 and dilutive to Business First’s estimated tangible book value per share at closing and for the years ending December 31, 2021 through December 31, 2024.

In connection with this analysis, Piper Sandler considered and discussed with the TCBI board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship

Piper Sandler is acting as TCBI’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to: 1.6% of the aggregate purchase price, if the aggregate purchase price is less than $60,000,000; 1.8% of the aggregate purchase price, if the aggregate purchase price is at least $60,000,000 but is equal to or less than $70,000,000; or 2.0% of the aggregate purchase price, if the aggregate purchase price is greater than $70,000,000. The advisory fee is contingent upon the closing of the merger. Based on the aggregate transaction value based on the latest available Business First trading price at the time of announcement of the merger, Piper Sandler’s fee was approximately $845,000. Piper Sandler also received a $200,000 fee from TCBI upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee that will become payable to Piper Sandler upon closing of the merger. TCBI has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement, subject to a cap of $25,000 on such expenses.

Piper Sandler did not provide any other investment banking services to TCBI in the two years preceding the date of its opinion. Piper Sandler did not provide any investment banking services to Business First in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to TCBI and Business First. Piper Sandler may also actively trade the equity and debt securities of Business First for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.

Business First’s Reasons for the Merger

After careful consideration, the Business First board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Business First common stock as merger consideration, are in the best interests of Business First and its shareholders. Accordingly, the Business First board of directors unanimously approved the merger agreement and the transactions contemplated thereby.

In evaluating the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Business First common stock as merger consideration, the Business First board of directors consulted with Business First’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement and the transactions contemplated thereby, the Business First board of directors considered a number of factors, including the following material factors:

●	the aggregate merger consideration and the other amounts to be paid or incurred in connection with the merger;

●	the impact of the issuance of Business First common stock in the merger on the existing shareholders of Business First, including the expected earnback period for the resulting dilution;

●	the anticipated pro forma impact of the merger on the combined company, including the expected positive impact on financial metrics including earnings, funding sources, and capital;

●	each of Business First’s, TCBI’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects;

●	the addition of Houston, Texas as a market area for Business First;

●	TCBI’s established presence in and knowledge of the Houston, Texas market;

●

the potential to broaden the scale of Business First’s organization and the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, and geographic footprint;

●	the anticipated pro forma impact of the merger on the combined company, including the expected positive impact on financial metrics including earnings, funding sources, and capital;

●	the anticipated benefits resulting from the expected larger market capitalization of Business First resulting from the merger;

●	the expectation of annual cost savings resulting from the merger, enhancing efficiencies;

●

its understanding of the current and prospective industry and economic conditions in which Business First and TCBI operate, including national, state and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Business First both with and without the proposed merger;

●

TCBI’s complementary management team, the compatible corporate cultures of TCBI and Business First and the employment contracts entered into by Business First with certain of TCBI’s executive officers, all of which Business First believes should facilitate integration and implementation of the merger and retention of key TCBI employees;

●

its review and discussions with Business First’s management concerning the due diligence investigation of TCBI, including its review of TCBI’s financial condition, results of operation, asset quality (including TCBI’s long-term experience and market knowledge with respect to its loan portfolio), market areas, growth potential (projected potential accretion to earnings per share and the projected payback period of the estimated decrease in tangible book value) and quality of senior management;

●	the structure of the merger as a combination in which the combined company would operate under the Business First brand;

●

Business First’s successful track record of creating shareholder value through acquisitions, including its recent acquisition of Pedestal Bancshares, Inc., including its proven experience in successfully integrating acquired businesses and retaining key personnel, and Business First’s management’s belief that it will be able to successfully integrate TCBI with Business First;

●

the financial and other terms of the merger agreement, including the merger consideration, expected tax treatment, the deal protection and termination fee provisions, and restrictions on the conduct of TCBI’s business between the date of the merger agreement and the date of completion of the merger;

●	the terms of the merger agreement, including the expected tax treatment and deal protection and termination fee provisions, which it reviewed with Business First’s management and legal advisors; and

●	other alternatives to the merger.

The Business First board of directors also considered the potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to outweigh these risks. These potential risks include:

●	the possibility of encountering difficulties in achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

●

the impact of the dilution resulting from the stock issuance on Business First’s current shareholders, and the ability of Business First to realize the benefits of the merger in a reasonable time frame to offset the effects of such dilution;

●	the possibility of encountering difficulties in completing the merger;

●	the possibility of encountering difficulties in successfully integrating TCBI’s business, operations, and workforce with those of Business First;

●	certain anticipated merger-related costs;

●	the diversion of management attention and resources from the operation of Business First’s business towards the completion of the merger;

●	the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions;

●	the possibility of litigation in connection with the merger;

●	the possibility of negative investor perception of the merger; and

●

other risks associated with business combinations in the financial services industry, including those set forth in this proxy statement/prospectus under the heading “Risk Factors” beginning on page 21.

The foregoing discussion of the factors considered by the Business First board of directors is not intended to be exhaustive, but, rather, includes the material factors primarily considered by the Business First board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Business First common stock as merger consideration, the Business First board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Business First board of directors considered all of these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the Business First board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements” beginning on page 18.

Board Composition and Management of Business First after the Merger

Board of Directors of Business First

The current members of the board of directors of Business First following the effective time will be the members of the board of directors of Business First immediately prior to the effective time.

Executive Officers of Business First

Immediately following the effective time, the executive officers of Business First will remain the same.

Information regarding the executive officers and directors of Business First is contained in documents filed by Business First with the SEC and incorporated by reference into this proxy statement/prospectus, including Business First’s Annual Report on Form 10-K for the year ended December 31, 2020 and its definitive proxy statement on Schedule 14A for its 2021 annual meeting, filed with the SEC on March 5, 2021 and April 15, 2021, respectively. See “Where You Can Find More Information” beginning on page 95 and “Additional Information” in the forepart of this document.

Interests of TCBI’s Directors and Executive Officers in the Merger

In considering the recommendation of the TCBI board of directors with respect to the merger agreement, TCBI shareholders should be aware that certain of TCBI’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of TCBI shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of TCBI shareholders include the following. The TCBI board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Employment Agreements with TCBI

TCBI is a party to employment agreements (the “original agreements”) with each of Michael Cornett, Duncan Stewart, Russell McCann, James Allen, and Kelley Lee. As part of these original agreements, TCBI agreed to provide payments these executives upon certain events, including relating to a change-in-control of TCBI. In connection with the execution of the merger agreement, TCBI and Business First agreed to terminate each of the original agreements and to provide each executive with a lump sum cash payment equivalent to the severance amount provided in his or her original agreement. The amounts to be paid to the executives upon termination of their original agreements (assuming termination on January 1, 2022) are as follows: $1,005,138, $1,567,200, $907,500, $940,500 and $858,000, respectively (the “termination payments”). In connection with the execution of the merger agreement, each original agreement was amended (the original agreements as so amended, the “amended agreements”) to provide that if any payments or benefits received or to be received by the executive in connection with a change in control (whether under the amended agreement or otherwise, including with respect to stock options and deferred compensation payments) constitute “parachute payments” within the meaning of Section 280G of the Code, and would otherwise be subject to the excise tax imposed by Section 4999 of the Code according to an independent accounting firm or independent tax counsel, then such payments or benefits will, after application of available reasonable mitigation strategies and techniques, be reduced by the minimum possible amount in a manner that is consistent with the requirements of Section 409A of the Code until no amount payable to the executive will be subject to excise taxes imposed, or would render any portion of such amount non-deductible to the the party paying such amount, under Section 280G or Section 4999 of the Code. The termination payment amounts referred to above do not reflect any reductions as a result of the application of this provision of the amended agreements.

Treatment of Stock Option Awards

At the effective time, each TCBI stock option award issued and outstanding immediately prior to the effective time will be terminated and cease to be outstanding. In consideration of such termination, Business First will grant to each holder of TCBI options, as of the effective time, an option to purchase shares of Business First common stock pursuant to the Business First 2017 Equity Incentive Plan (which we refer to as the “substitute option”), on the same terms and conditions as applicable to each such TCBI option as in effect immediately prior to the effective time, except that (A) the number of shares of Business First common stock subject to such substitute option shall equal the product of (x) the number of shares of TCBI common stock subject to such TCBI option immediately prior to the effective time, multiplied by (y) the exchange ratio, and (B) the per share exercise price for the shares of Business First common stock issuable upon exercise of such substitute option shall equal the quotient determined by dividing (x) the exercise price per share of TCBI common stock at which such TCBI option was exercisable immediately prior to the effective time by (y) the exchange ratio. Prior to the effective time, TCBI will take all necessary action for the termination and substitution of the TCBI stock option awards under the merger agreement. Substitute options issued in respect of TCBI performance options that were subject to earning requirements based on certain performance metrics will be deemed to be fully earned at the effective time and subject to vesting in accordance with their terms as in effect immediately prior to the effective time. Substitute options issued in respect of TCBI options that were not subject to earning will be fully vested.

Current directors and executive officers of TCBI will receive an aggregate of approximately 100,291 substitute stock options to purchase shares of Business First common stock.

Deferred Compensation Payments

TCBI is a party to deferred compensation arrangements with each of Michael Cornett, Duncan Stewart, Russell McCann, James Allen, Kelley Lee, Michael Bowman, George Dempsey and Kenneth Love. Under these arrangements, TCBI will make payments to these executives and/or directors upon certain events, including a change-in-control of TCBI. The amounts to be paid to these executives and/or directors upon the occurrence of the merger, assuming consummation of the merger on January 1, 2022, are as follows: $333,453, $487,233, $268,896, $311,652, $237,906, $62,645, $62,645 and $62,645, respectively.

New Employment Agreements with b1BANK

In connection with the execution of the merger agreement, b1BANK entered into new employment agreements with each of Duncan Stewart and Michael Cornett, which will take effect upon completion of the merger. The employment agreement for Mr. Stewart provides that Mr. Stewart will serve as Regional Chairman of the Houston Market of b1BANK for a term of three years, at an annual base salary of $400,000, and that b1BANK will continue to pay Mr. Stewart’s existing life insurance premium. The employment agreement for Mr. Cornett provides that Mr. Cornett will serve as Vice Regional Chairman of the Houston Market of b1BANK for a term of one year, at an annual base salary of $240,000 , and that b1BANK will continue to pay Mr. Cornett’s existing life insurance premium.

Messrs. Stewart and Cornett will also receive automobile allowances and country club dues reimbursement and will be eligible to participate in existing b1BANK incentive bonus plans and all welfare benefit plans and programs sponsored by b1BANK. Each is entitled to severance payments if his employment is terminated by b1BANK without “cause” or by the individual for “good reason.” Pursuant to the employment agreements, each has agreed not to compete with b1BANK or to solicit its employees or customers during the term of the agreement and for a period of time (one year in the case of Mr. Cornett and two years in the case of Mr. Stewart) following the termination of such individual’s employment, as specified in the individual employment agreement.

In addition to the employment agreements entered into by and between b1BANK with Messrs. Stewart and Cornett discussed above, b1BANK has entered into employment agreements and provided certain other retention payments to other employees of TCBI who were not executive officers of TCBI.

Indemnification of TCBI Directors and Officers

Business First has agreed to indemnify the directors and officers of TCBI and its subsidiaries following the effective time of the merger. Business First has also agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of four years after the effective time of the merger with respect to claims arising from facts, events or actions which occurred prior to the effective time of the merger and covering persons who are currently covered by such insurance. The insurance policy must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the directors and officers as currently provided.

Trading Markets and Dividends

Business First

Business First’s common stock is listed for trading on the Nasdaq Global Select Market under the symbol “BFST” and will continue to be listed under that symbol following the merger. Under the terms of the merger agreement, Business First will cause the shares of common stock to be issued to TCBI shareholders in the merger to be approved for listing on the Nasdaq Global Select Market.

The following table sets forth the closing sale prices of Business First common stock as reported on the Nasdaq Global Select Market on October 20, 2021, the last full trading day before the public announcement of the merger agreement, and on November 22, 2021, the latest practicable trading date before the date of this proxy statement/prospectus.

	Business First Common Stock	Implied Value of One Share of TCBI Common Stock to be Converted to Merger Consideration [1]
October 20, 2021	$25.63	$18.04
November 22, 2021	$28.31	$19.92

[1]	Based on 2,940,748 shares of TCBI common stock outstanding.

TCBI

There is no established public trading market for the shares of TCBI common stock, and no market for TCBI common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in TCBI common stock, and TCBI common stock is not listed for trading or quoted on any stock exchange or automated quotation system. TCBI acts as the transfer agent and registrar for its own shares. Shares of TCBI common stock are traded solely in individually arranged transactions between buyers and sellers. Management is not aware of any trades in TCBI’s common stock since the fiscal year ended December 31, 2018. As of the record date, there were approximately 397 holders of TCBI common stock.

TCBI is not obligated to register its common stock or, upon any registration, to create a market for its common stock.

TCBI’s general dividend policy is to retain earnings to augment capital and to fund growth. Accordingly, TCBI has never paid dividends on its outstanding common stock. Under the merger agreement, TCBI is prohibited from paying any dividend or distribution to its shareholders before the effective time of the merger without the prior written consent of Business First.

TCBI shareholders are entitled to receive dividends out of legally available funds when, as and if declared by the TCBI board of directors, in its sole discretion. As a Texas corporation, TCBI is subject to certain restrictions on dividends under the TBOC. Generally, a Texas corporation may pay dividends to its shareholders out of its surplus (the excess of its assets over its liabilities and stated capital) unless the corporation is insolvent or the payment of the dividend would render the corporation insolvent.

Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of dividends to shareholders unless its net income available has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition.

TCBI does not engage in separate business activities of a material nature. As a result, TCBI’s ability to pay dividends depends upon the dividends received from Texas Citizens Bank. As a national banking association, Texas Citizens Bank’s ability to pay distributions is restricted by certain laws and regulations. Under the National Bank Act, Texas Citizens Bank generally may not declare a distribution without prior OCC approval if the total amount of all distributions declared by the bank in any calendar year exceeds the bank’s total net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits Texas Citizens Bank from paying distributions that would be greater than the bank’s undivided profits after deducting statutory bad debt in excess of the bank’s allowance for loan and lease losses.

Under regulatory capital guidelines, Texas Citizens Bank must maintain a common equity Tier 1 capital to total risk-weighted assets ratio of at least 4.5%, a Tier 1 capital to total risk-weighted assets ratio of 6.0%, a total capital to total risk-weighted assets ratio of 8.0% and a Tier 1 capital to average total assets ratio of 4.0%. As of June 30, 2021, Texas Citizens Bank had a ratio of common equity Tier 1 capital to total risk-weighted assets of 14.8%, a ratio of Tier 1 capital to total risk-weighted assets of 14.8%, a ratio of total capital to total risk-weighted assets of 16.0%, and a ratio of Tier 1 capital to average total assets of 10.5%.

Business First’s Dividend Policy

Subject to the approval of its board of directors, Business First intends to continue the payment of a cash dividend on a quarterly basis to holders of its common stock. Business First’s board of directors may change the amount of, or entirely eliminate the payment of, future dividends in its sole discretion and without notice to its shareholders. Any future determination relating to Business First’s dividend policy will depend upon a number of factors, including, but not limited to: (1) Business First’s historical and projected financial condition, liquidity and results of operations, (2) Business First’s capital levels and needs, (3) any acquisitions or potential acquisitions that Business First is considering, (4) contractual, statutory and regulatory prohibitions and other limitations (as briefly discussed below), (5) general economic conditions and (6) other factors deemed relevant by the Business First board. Business First cannot assure you that it will be able to pay dividends to holders of its common stock in the future.

As a Louisiana corporation, Business First is subject to certain restrictions on dividends under the LBCA. Generally, a Louisiana corporation may pay dividends to its shareholders unless, after giving effect to the dividend, either: (1) the corporation would not be able to pay its debts as they come due in the usual course of business; or (2) the corporation’s total assets are less than the sum of its total liabilities and the amount that would be needed, if the corporation were to be dissolved at the time of the payment of the dividend, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the dividend.

Business First’s status as a financial holding company also affects its ability to pay dividends, in two ways. First, as a holding company with no material business activities, Business First’s ability to pay dividends is substantially dependent upon the ability of b1BANK to transfer funds to it in the form of dividends, loans and advances. b1BANK’s ability to pay dividends and make other distributions and payments to Business First is itself subject to various legal, regulatory and other restrictions. Second, as a holding company of a bank, Business First’s payment of dividends must comply with the policies and enforcement powers of the Federal Reserve.

For additional information about the regulatory restrictions and limitations on both Business First and b1BANK with respect to the payment of dividends, see the sections entitled “Business – Supervision and Regulation – Business First Bancshares, Inc. – Regulatory Restrictions on Dividends; Source of Strength” and “Business – Supervision and Regulation – Business First Bank – Restrictions on Distribution of Bank Dividends and Assets” in Business First’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this proxy statement/prospectus.

Restrictions on Resale of Business First Common Stock

The shares of Business First common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Business First for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Business First include individuals or entities that control, are controlled by, or are under common control with Business First and may include the executive officers, directors and significant shareholders of Business First.

Dissenters’ Rights

The following discussion is not a complete description of the law relating to rights of dissent and appraisal available under Texas law. This description is qualified in its entirety by the full text of the relevant provision of the TBOC, which is reprinted in its entirety as Annex C to this proxy statement/prospectus. If you desire to exercise your dissenters’ rights of appraisal, you should review carefully the TBOC and are urged to consult a legal advisor before electing or attempting to exercise these rights.

TCBI shareholders who are entitled to vote on the merger have a right to demand payment in cash of the “fair value” of their shares of TCBI common stock in accordance with the procedures established by Texas law. Shareholders who receive a fair value cash payment will not be entitled to receive any shares of Business First common stock offered in the merger. Chapter 10, Subchapter H of the TBOC (§§ 10.351-10.368) sets forth the rights of TCBI shareholders who wish to demand fair value payments for their shares. The following is a summary of the material terms of the statutory procedures to be followed by a TCBI shareholder to perfect appraisal rights under the TBOC. Shareholders who do not properly follow appraisal rights procedures will receive the merger consideration provided under the merger agreement if the merger is effected. A copy of the applicable provisions of the TBOC is attached as Annex C to this proxy statement/prospectus.

How to exercise and perfect the right to dissent

To be eligible to exercise the right to dissent to the merger, a TCBI shareholder must:

●

prior to the TCBI special meeting, provide TCBI with a written objection to the merger that states that such shareholder will exercise his, her or its right to dissent if the merger is completed and that provides an address to which Business First may send a notice if the merger is completed;

●	vote such shareholder’s shares of TCBI common stock against the TCBI merger proposal at the TCBI special meeting;

●

not later than the 20th day after Business First sends the dissenting shareholder notice that the merger was completed, provide Business First with a written demand for payment of the fair value of such shareholder’s shares of TCBI common stock, that states the number and class of shares of TCBI common stock owned, the estimate of the fair value of such stock, and an address to which a notice relating to the dissent and appraisal procedures may be sent; and

●

not later than the 20th day after the date on which the shareholder makes the written demand for payment from Business First, submit to Business First the certificates representing the shares of TCBI common stock to which the demand relates, for purposes of making a notation on the certificates that a demand for the payment of the fair value of the shares has been made.

If you intend to dissent from the merger, you should send your written objection, prior to the TCBI special meeting, to TCBI at the following address:

Texas Citizens Bancorp, Inc.

4949 Fairmont Parkway

Pasadena, Texas 77505

Attention: Michael Cornett, President, Treasurer, and Secretary

TCBI shareholders who fail to vote their shares of TCBI common stock at the TCBI special meeting against the approval of the TCBI merger proposal will lose their right to dissent from the merger. Such shareholders will instead receive shares of Business First common stock, as described in the merger agreement. Shareholders who comply with the first two items above and the merger is completed, will receive a written notice from Business First advising them that the merger has been completed. Business First must deliver this notice within ten days after the merger is completed.

Demand for payment

If you wish to receive the fair value of your shares of TCBI common stock in cash, you must, within 20 days of the date the notice of consummation of the merger was delivered or mailed to you by Business First, send a written demand to Business First for payment of the fair value of your shares of TCBI common stock. The fair value of your shares of TCBI common stock will be the value of the shares on the day immediately preceding the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger. Your written demand and any notice addressed to Business First must be sent to:

Business First Bancshares, Inc.
500 Laurel Street, Suite 101
Baton Rouge, Louisiana 70801
Attention: Corporate Secretary

Your written demand must state how many shares of TCBI common stock you own and your estimate of the fair value of your shares of TCBI common stock. If you fail to send this written demand to Business First within 20 days of Business First’s delivery or mailing of notice that the merger is completed, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of TCBI common stock. Instead, you will receive shares of Business First common stock as described in the merger agreement.

In addition, not later than the 20th day after the date on which you make written demand for payment, you must submit to Business First your certificates representing the shares of TCBI common stock to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of your shares of TCBI common stock has been made. If you fail to submit your certificates within the required period, it will have the effect of terminating, at the option of Business First, your right to dissent and appraisal unless a court, for good cause shown, directs otherwise.

Action upon receipt of your demand for payment

Within 20 days after Business First receives your demand for payment and your estimate of the fair value of your shares of TCBI common stock, Business First must send you written notice stating whether it accepts your estimate of the fair value of your shares claimed in the demand or rejects the demand.

If Business First accepts your estimate, Business First will notify you that it will pay the amount of your estimated fair value within 90 days of the merger being completed. Business First will make this payment to you only if you have surrendered the certificates representing your shares of TCBI common stock, duly endorsed for transfer, to Business First.

If Business First does not accept your estimate, Business First will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you. You will have 90 days from the date of the completion of the merger to accept or decline Business First’s offer. If you accept the offer, Business First must pay the agreed amount within 120 days of the merger being completed, but only if you have surrendered the certificates representing your shares of TCBI common stock, duly endorsed for transfer, to Business First.

Payment of the fair value of your shares of TCBI common stock upon agreement of an estimate

If you and Business First reach an agreement on the fair value of your shares of TCBI common stock within 90 days after the merger is completed, Business First must pay you the agreed amount within 120 days after the merger is completed, but only if you have surrendered the share certificates representing your shares of TCBI common stock, duly endorsed for transfer, to Business First.

Commencement of legal proceedings if a demand for payment remains unsettled

If you and Business First are unable to reach an agreement as to the fair market value of your shares of TCBI common stock within 90 days after the merger is completed, you or Business First may, within 60 days after the expiration of the 90-day period, commence proceedings in Harris County, Texas, asking the court to determine the fair value of your shares of TCBI common stock. The court will determine if you have complied with the dissenters’ rights provisions of the TBOC and if you have become entitled to a valuation of and payment for your shares of TCBI common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will be entitled to a reasonable fee payable from court costs, which the court shall allocate between Business First and the dissenting shareholders as the court determines to be fair and equitable.

The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and Business First may object to all or part of the appraisal report. The court will determine the fair value of your shares and direct Business First to pay that amount, plus interest accruing from the 91st day after the merger is completed until the date of the court’s judgment. Business First must pay the amount of the judgment to you immediately after you surrender to Business First the certificates representing your shares of TCBI common stock, duly endorsed for transfer, to Business First.

Rights as a shareholder

If you have demanded payment for your shares of TCBI common stock pursuant to the procedures described above, you will not thereafter be entitled to vote or exercise any other rights as a TCBI shareholder except the right to receive payment for your shares as described above and the right to bring an appropriate action to obtain relief on the ground that the merger would be or were fraudulent. In the absence of fraud, your right to dissent and receive payment of the fair value of your shares of TCBI common stock under the dissenters’ rights provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.

Withdrawal of demand

If you have made a written demand to Business First for payment of the fair value of your shares of TCBI common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares.

Termination of right to dissent

If you do not perfect your dissenters’ rights, withdraw your demand, or are otherwise unsuccessful in asserting your dissenters’ rights, your right to be paid the fair value of your shares of TCBI common stock in cash will cease and you will be entitled to receive the same consideration received by other TCBI shareholders in the merger. Your status as a shareholder will be restored and you will be entitled to receive any dividends or distributions made after the date of your payment demand.

If you do not follow the prescribed procedures, you will not be entitled to dissenters’ rights with respect to your shares. Because of the complexity of the procedures necessary to exercise dissenters’ rights of appraisal, any shareholder wishing to exercise the right to appraisal should consult with his, her or its own legal counsel.

Regulatory Approvals Required for the Merger

Federal Reserve Board

The merger of TCBI with Business First must be approved by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, or the BHC Act, and its implementing regulations, unless the Federal Reserve Board waives the application requirements of the BHC Act. In considering the approval of a transaction such as the merger, the BHC Act and related laws require the Federal Reserve Board to review, with respect to the parent holding companies and the bank concerned: (1) the competitive impact of the transaction; (2) financial, managerial and other supervisory considerations, including capital positions and managerial resources of the subject entities; (3) the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act and fair lending laws; (4) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system; and (5) additional public benefits of the proposal, such as the benefits to the customers of the subject entities. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate. Business First filed its FR Y-3 application with the Federal Reserve Board on October 29, 2021.

Federal Deposit Insurance Corporation

The merger of Texas Citizens Bank with and into b1BANK must be approved by the FDIC under the Federal Deposit Insurance Act (12 U.S.C. 1828(c)), commonly known as the Bank Merger Act. An application for approval of the bank merger was filed with the FDIC on October 29, 2021. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction; (2) financial and managerial resources of the banks party to the bank merger or mergers; (3) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act; (4) the banks’ effectiveness in combating money-laundering activities; and (5) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the FDIC will provide an opportunity for public comment on the application for the bank merger, and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.

Louisiana Office of Financial Institutions

The merger of Texas Citizens Bank into b1BANK requires the approval of the commissioner of the OFI pursuant to LA Rev Stat. § 6:351 and 6:352. Under Louisiana law, the commissioner of the OFI shall consider the financial and managerial resources and future prospects of the existing and proposed institutions and whether the convenience and needs of the community will be served. If the commissioner finds that the public interest will not be served by permitting such merger or consolidation, the commissioner shall refuse to issue the certificate of merger. An application for approval of the merger and the bank merger was filed with the OFI on October 29, 2021. The companies are not aware of any reason why the OFI would fail to approve the merger contemplated under this proxy statement/prospectus.

The U.S. Department of Justice has between 15 and 30 days following approvals by the Federal Reserve and FDIC to challenge the approval on antitrust grounds. While Business First and TCBI do not know of any reason that the Department of Justice would challenge regulatory approval by the Federal Reserve and FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

Notifications and/or applications requesting approval of the merger, or other transactions contemplated by the merger agreement, may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

Business First and TCBI are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Each of the boards of directors of Business First and TCBI has unanimously approved the merger agreement. Under the merger agreement, TCBI will merge with and into Business First, with Business First continuing as the surviving entity. Immediately following the merger, Texas Citizens Bank, TCBI’s wholly-owned banking subsidiary, will merge with and into b1BANK, Business First’s wholly-owned banking subsidiary.

Prior to the effective time, Business First may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated by the merger agreement so long as (1) there are no material adverse U.S. federal income tax consequences to the holders of TCBI common stock as a result of such modification, (2) the consideration to be paid to holders of TCBI common stock under the merger agreement is not thereby changed in kind or reduced in amount solely because of such modification and (3) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to the agreement in order to reflect such election.

Merger Consideration

If the merger is completed, each share of TCBI common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.7038 shares of Business First’s common stock. Based on the exchange ratio and the number of shares of TCBI common stock and the substitute stock option awards to be issued to holders of outstanding TCBI stock option awards, the maximum number of shares of Business First common stock offered by Business First and issuable in the merger is approximately 2,069,698 shares, subject to certain potential anti-dilutive adjustments described in this proxy statement/prospectus. Following the completion of the merger, former TCBI shareholders will own approximately 9.21% of the combined company (without giving effect to the exercise of substitute stock options).

Although the number of shares of Business First common stock that each TCBI shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Business First common stock and will not be known at the time TCBI shareholders vote on the merger. Business First common stock is currently quoted on the Nasdaq Global Select Market under the symbol “BFST.” Based on the closing price of Business First common stock of $25.63 per share on October 20, 2021, the last full trading day before the public announcement of the merger agreement, the 0.7038 exchange ratio represented approximately $18.04 in value for each share of TCBI common stock to be converted into Business First common stock. Based on the closing sale price of Business First common stock on November 22, 2021, the latest practicable trading date prior to the printing of this proxy statement/prospectus, of  $28.31 per share, the exchange ratio represented approximately $19.92 in value for each share of TCBI common stock to be converted into Business First common stock.

Anti-Dilutive Adjustments

The consideration to be received by TCBI shareholders is subject to an anti-dilutive adjustment only if the number of shares of Business First common stock or TCBI common stock issued and outstanding prior to the effective time are increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, reclassification, or similar transaction, or there will be any extraordinary dividend or distribution with respect to such stock, and the record date therefor will be prior to the effective time. In that case, an appropriate and proportionate adjustment will be made to the merger consideration to give holders of TCBI common stock the same economic effect as contemplated by the merger agreement prior to such event. There are no other adjustments to the merger consideration contemplated under the merger agreement.

Fractional Shares

Business First will not issue any fractional shares of Business First common stock in the merger. Instead, a TCBI shareholder who otherwise would have received a fraction of a share of Business First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the average closing price of Business First common stock as reported on the Nasdaq Global Select Market during the twenty consecutive trading days ending on the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Business First common stock to which such shareholder would otherwise be entitled to receive.

Treatment of TCBI Stock Option Awards

At the effective time, each TCBI stock option award issued and outstanding immediately prior to the effective time will be terminated and cease to be outstanding. In consideration of such termination, Business First will grant to each holder of TCBI options, as of the effective time, an option to purchase shares of Business First common stock pursuant to the Business First 2017 Equity Incentive Plan (which we refer to as the “substitute option”), on the same terms and conditions as applicable to each such TCBI option as in effect immediately prior to the effective time, except that (A) the number of shares of Business First common stock subject to such substitute option shall equal the product of (x) the number of shares of TCBI common stock subject to such TCBI option immediately prior to the effective time, multiplied by (y) the exchange ratio, and (B) the per share exercise price for the shares of Business First common stock issuable upon exercise of such substitute option shall equal the quotient determined by dividing (x) the exercise price per share of TCBI common stock at which such TCBI option was exercisable immediately prior to the effective time by (y) the exchange ratio. Prior to the effective time, TCBI will take all necessary action for the termination and substitution of the TCBI stock option awards under the merger agreement. Substitute options issued in respect of TCBI performance options that were subject to earning requirements based on certain performance metrics will be deemed to be fully earned at the effective time and subject to vesting in accordance with their terms as in effect immediately prior to the effective time. Substitute options issued in respect of TCBI options that were not subject to earning will be fully vested.

Closing and Effective Time

The merger will be closed on a mutually agreed upon date within 30 days of receipt of all necessary regulatory and corporate approvals and the expiration of all mandatory waiting periods. The effective time of the merger will be the date and time specified in the certificate of merger issued by the Secretary of State of the State of Louisiana. It currently is anticipated that the merger will be completed in the first quarter of 2022, subject to the receipt of regulatory approvals and the satisfaction of other closing conditions set forth in the merger agreement, but neither Business First nor TCBI can guarantee when or if the merger will be completed. See “– Conditions to Complete the Merger” beginning on page 68.

Organizational Documents of the Surviving Company

At the effective time of the merger, the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of Business First in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving company until thereafter amended in accordance with their respective terms and applicable laws.

Conversion of Shares; Exchange of Certificates

The conversion of TCBI common stock into the right to receive the merger consideration will occur automatically at the effective time. After completion of the merger, the exchange agent will exchange certificates representing shares of TCBI common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

As soon as practicable after completion of the merger, the exchange agent, Computershare Trust Company, N.A., will mail to each holder of record of TCBI common stock as of immediately prior to the effective time a letter of transmittal and instructions on how to surrender shares of TCBI common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If a certificate for TCBI common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration deliverable in respect of TCBI common stock represented by such certificate upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by Business First or the exchange agent, the posting of a bond in an amount as Business First or the exchange agent may direct as indemnity against any claim that may be made against the surviving entity or TCBI with respect to such certificate.

After the effective time, there will be no transfers on the share transfer books of TCBI of shares of TCBI common stock that were outstanding immediately before such time.

Withholding

Business First or the exchange agent, as applicable, will be entitled to deduct and withhold from the consideration otherwise payable to any holder of TCBI common stock, or otherwise payable pursuant to the merger agreement, such amounts as Business First or the exchange agent, in its reasonable discretion, determines it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the person or entity from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to Business First common stock will be paid to the holder of any unsurrendered certificates of TCBI common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the shares of Business First common stock represented by such certificate.

Representations and Warranties

The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Business First and TCBI, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Business First and TCBI rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Business First, TCBI or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Business First or TCBI. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

The merger agreement contains customary representations and warranties of each of Business First and TCBI relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.

The merger agreement contains representations and warranties made by TCBI relating to a number of matters, including the following:

●	corporate matters, including due organization and qualification and subsidiaries;

●	capitalization;

●	authority relative to execution and delivery of the merger agreement and consummation of the transactions contemplated thereby;

●	the absence of conflicts with, or violations of, organizational documents, contracts or other obligations as a result of the merger;

●	compliance with laws and regulations;

●	TCBI financial statements and Texas Citizens Bank call reports;

●	absence of undisclosed liabilities;

●	legal proceedings;

●	required governmental and other regulatory filings and consents and approvals in connection with the merger;

●	title to tangible assets;

●	the absence of certain changes or events;

●	certain contracts, leases and agreements;

●	certain tax matters;

●	insurance matters;

●	the absence of any material adverse change;

●	proprietary rights matters;

●	loan portfolio and reserve for loan losses;

●	employee relationship matters;

●	environmental matters;

●	regulatory compliance matters and the ability to obtain regulatory approvals;

●	internal controls;

●	books and records;

●	absence of trust business;

●	guaranties of another person’s or entity’s obligations or liabilities;

●	employee benefit matters;

●	deposit matters;

●	the absence of derivative contracts;

●	broker’s fees payable in connection with the merger;

●	dissenting shareholder matters;

●	receipt by the TCBI board of directors of an opinion from its financial advisor;

●	investment securities and commodities;

●	transactions with affiliates;

●	the lack of any antitakeover provisions applicable to the transaction; and

●	the accuracy of representations and warranties and due diligence materials.

The merger agreement contains representations and warranties made by Business First relating to a more limited number of matters, including the following:

●	corporate matters, including due organization and qualification and subsidiaries;

●	capitalization;

●	authority relative to execution and delivery of the merger agreement and consummation of the transactions contemplated thereby;

●	the absence of conflicts with, or violations of, organizational documents, contracts or other obligations as a result of the merger;

●	Business First’s SEC filings, financial statements, internal controls and accounting matters;

●	compliance with applicable laws, permits and instruments, and regulatory compliance and reports;

●	required governmental and other regulatory filings and consents and approvals in connection with the merger;

●	the absence of certain changes or events;

●	legal proceedings;

●	the absence of undisclosed liabilities;

●	certain contracts, leases and agreements;

●	taxes and tax returns;

●	loans, loan portfolio and reserve for loan loss;

●	employee relationship matters;

●	regulatory compliance matters and the ability to obtain regulatory approvals;

●	employee benefits matters;

●	broker’s fees payable in connection with the merger;

●	proprietary rights matters; and

●	the accuracy of representations and warranties and due diligence materials.

Definition of  “Material Adverse Change”

Certain representations and warranties of Business First and TCBI are qualified as to “materiality” or “Material Adverse Change.” For purposes of the merger agreement, a “Material Adverse Change” means, with respect to Business First or TCBI, as applicable, any event, change, occurrence, condition or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the financial condition, assets, capitalization, management, business, properties or results of operations of either Business First or TCBI or their respective subsidiaries, taken as a whole, or (ii) the ability of Business First or TCBI to timely perform its obligations under the merger agreement, excluding, for purposes of subclause (i) above, any such effects resulting from: (1) changes in GAAP or applicable regulatory accounting requirements; (2) changes in legal requirements of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental authorities; (3) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries; (4) public disclosure of the transactions contemplated under the merger agreement or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by the merger agreement; (5) a decline in the trading price of Business First’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Change has occurred); or (6) any local, regional, national, or global health conditions (including any epidemic, pandemic, or disease outbreak (including COVID-19), including a material worsening of such conditions or any law, directive, guidelines or recommendations issued by a governmental authority, the Centers for Disease Control and Prevention, the World Health Organization, any other governmental authority providing for business closures, sheltering-in-place, curfews, or other restrictions that relate to, or arise out of, an epidemic, pandemic, or disease outbreak (including COVID-19), or any change in such law, directive, guidelines, recommendations, or interpretation thereof; except, with respect to subclauses (1), (2), (3), and (6), to the extent that any such change has had, or is reasonably likely to have, a materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to other entities in the industries in which such party and its subsidiaries operate.

Covenants and Agreements

Conduct of Business Prior to the Completion of the Merger

TCBI has agreed that, prior to the closing date and subject to specified exceptions, it will not, without the prior written consent of Business First:

●

enter into any new material line of business, or introduce any new material products or services, any material marketing campaigns or any new material sales compensation or incentive programs or arrangements; change in any material respect its lending, investment, underwriting, risk and asset liability management, and other material banking and operating policies; and incur any material liability or obligation relating to retail banking and branch merchandising, marketing, and advertising activities and initiatives except in the ordinary course of business;

●	open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or deposit liabilities;

●

issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its common stock other than pursuant to the exercise of TCBI stock option awards, or permit new shares of its stock to become subject to new grants;

●

issue, grant, or accelerate the vesting of any option, restricted stock award, warrant, call, commitment, subscription, right to repurchase or agreement of any character related to the authorized or issued capital stock of TCBI or Texas Citizens Bank, or any securities convertible its shares of such stock, other than the acceleration of vesting of TCBI stock option awards immediately prior to the effective time in accordance with the terms of the merger agreement;

●

make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than any dividends from its wholly-owned subsidiaries to it or another of its wholly-owned subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase of otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans);

●

sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its subsidiaries, taken as a whole;

●

acquire or agree to acquire all or any portion of the assets, deposits, business or properties of any other entity or enter into any other transaction, except for immaterial transactions in the ordinary course of business consistent with past practice that, in the aggregate, do not present a material risk that the closing date will be materially delayed or that the requisite regulatory approvals will be more difficult to obtain;

●	amend the certificate of formation or bylaws of TCBI or Texas Citizens Bank;

●	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP, including changes in the interpretation or enforcement thereof;

●	incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

●

make any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or enter into any employment or consulting contract (other than as contemplated by the merger agreement) or other agreement with any director, officer or employee (including hiring any person as an employee or officer of TCBI or any of its subsidiaries, except for at-will employment to fill vacancies, that may arise from time to time in the ordinary course of business and on terms consistent with other similarly situated TCBI employees and any employee with an annual base salary of $100,000 or less) or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except in the ordinary course of business and consistent with past practices and safe and sound banking principles and except as may be required by law or any employee benefit plan of TCBI or Texas Citizens Bank;

●

settle any legal or regulatory proceeding involving the payment by it of monetary damages in excess of $100,000 in the aggregate (unless such payment is reasonably expected to be fully covered by insurance) or imposing a restriction on the operations of TCBI or Texas Citizens Bank or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order, or judgment restricting or otherwise affecting its business or operations;

●

enter into, amend, renew or terminate certain material contracts specified in the merger agreement or commit any act or omission which constitutes a material breach or default by TCBI or any of its subsidiaries under any agreement with any governmental authority or under any TCBI contracts;

●

mortgage, pledge or subject to lien any of its property, business or assets, corporeal or incorporeal, except statutory liens not yet delinquent, consensual landlord liens, minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and pledges of assets to secure public funds deposits;

●	make any capital expenditures or capital additions or betterments in excess of an aggregate of $250,000;

●

sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

●

sell (other than for payment at maturity) or purchase any investment other than U.S. Treasury or U.S. Government Agency securities, or any other security with a duration of one year or less and a AAA rating by at least on nationally recognized ratings agency;

●

commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $2.5 million, provided that Business First will be deemed to have consented to such loan unless it objects within three business days of receiving a notice from TCBI identifying the proposed borrower, the loan amount, and the material loan terms, except for any loans pursuant to existing commitments entered into prior to the date of the merger agreement or loans that have been fully approved prior to the date of the merger agreement;

●

make, commit to make any, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $500,000 to a borrower or to a known related interest of a borrower who has a loan with Texas Citizens Bank that is classified as “substandard”;

●	enter into any acquisitions or leases of immovable property, including new leases and lease extensions;

●

except pursuant to agreements or arrangements in effect on the date of the merger agreement and as set forth in the schedules, or renewals of such agreements or arrangements, pay, loan or advance any amount in excess of $250,000 to, or sell, transfer, or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the ordinary course of business and banking transactions in the ordinary course of business made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons;

●

make or change any material tax election, adopt or change any material method of tax accounting (other than as may be required by any applicable tax law, GAAP or regulatory guidelines), file any materially amended tax return, enter into any closing agreement with respect to material taxes, settle or compromise any material liability with respect to taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment (other than any such extensions obtained in the ordinary course of business);

●

foreclose on or take a deed or title to any real estate that could reasonably be expected to result in any liability to TCBI under any environmental law without first conducting an ASTM International E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property (unless such an assessment of such real estate has already been conducted), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any hazardous material under conditions that indicate an existing release, a past release, or a material threat of a release of any hazardous material into structures on the property or into the ground, ground water, or surface water of the property;

●	other than in the ordinary course of business, make any changes to deposit pricing; or

●	enter into any contract, with respect to, or otherwise agree or commit to do, any of the foregoing.

Additionally, each of Business First and TCBI has agreed that from the date of the merger agreement until closing, except with the prior written consent of the other, such party will, and will cause its subsidiaries to:

●

conduct its business in the ordinary and usual course (other than certain actions to address COVID-19) and use commercially reasonable efforts to preserve intact their organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates;

●

extend credit only in accordance with existing lending policies and promptly classify and charge-off loans and deposit accounts overdrawn and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy;

●

use commercially reasonable efforts to obtain any approvals or consents required to maintain all existing material contracts, leases and documents relating to or affecting its assets, properties and business;

●	comply in all material respects with all applicable laws and regulations, the noncompliance with which could be expected to result in a material adverse change on such party;

●	perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as it may in good faith reasonably dispute;

●	account for all transactions and prepare all financial statements and all call reports in accordance with GAAP, as applicable;

●

maintain in full force and effect all insurance policies and, except as required by prudent business practices that do not jeopardize insurance coverage, give all notices and present all claims under all insurance policies in due and timely fashion; and

●

timely file all reports required to be filed with all governmental authorities and observe and conform in all material respects to all applicable laws and regulations, except those being contested in good faith by appropriate proceedings.

Regulatory Matters

Each party will cooperate and use commercially reasonable efforts to prepare and file or cause to be filed applications for all regulatory approvals required to be obtained in connection with the merger agreement and the transactions contemplated thereby, including the necessary application for the prior approval of the merger by the Federal Reserve, FDIC and OFI. Each party has the right to review and comment upon the non-confidential portions of regulatory applications prior to submission, provided that they review and provide comments in a reasonably prompt manner. Each party will use its commercially reasonably best efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time. Each party has agreed to keep the other party reasonably informed as to the status of such applications and filings, and to promptly furnish the other party and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.

Shareholder Meeting and Recommendation of TCBI’s Board of Directors

TCBI has agreed to submit to its shareholders the TCBI merger proposal as soon as reasonable practicable after the registration statement on Form S-4 of which this proxy statement/prospectus is a part is declared effective by the SEC. TCBI has agreed to recommend to its shareholders to vote in favor of the TCBI merger proposal.

However, should TCBI receive an unsolicited acquisition proposal from a third party that it deems to be superior to the terms of the merger agreement, then under certain conditions, the TCBI board of directors may change its recommendation. Please see “– Agreement Not to Solicit Other Offers” below. Additionally, a change in recommendation by the TCBI board of directors may permit Business First to terminate the merger agreement, in which case TCBI may have to pay a termination fee of $2.0 million to Business First. Please see “– Termination of the Merger Agreement” and “– Termination Fee” below.

Employee Matters

Following the effective time of the merger, the employees of TCBI and its subsidiaries who continue their employment with Business First after the closing will be entitled to either continue participating in any continuing TCBI benefit plans (to the extent Business First continues such plans) or participate as newly hired employees in Business First’s benefit plans. Business First shall give the continuing TCBI employees credit for their prior service with TCBI and its subsidiaries for purposes of eligibility and vesting under any employee benefit plan maintained by Business First in which continuing employees may be eligible to participate. With respect to any Business First benefit plan in which any continuing employee is eligible to participate, Business First or its applicable subsidiary will cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the continuing employee and his or her covered dependents to the extent permitted by the Business First benefit plans and/or any legal requirements.

Each employee of TCBI (other than one who is a party to an employment agreement that provides a benefit upon termination) who (1) becomes an employee of Business First or b1BANK at the effective time of the merger and (2) is terminated within one year following the effective time of the merger (other than for cause, death, disability, normal retirement or voluntarily resignation) will be entitled to receive severance compensation equal to one week’s compensation multiplied by the number of whole years of service, with a minimum of 4 weeks and a maximum of 26 weeks.

Prior to the effective time of the merger, TCBI will effectuate the termination or discontinuation of certain benefits plans maintained by TCBI as requested by Business First.

Indemnification and Directors’ and Officers’ Insurance

Business First has agreed to indemnify the directors and officers of TCBI and its subsidiaries following the effective time of the merger to the same extent as such persons have the right to be indemnified pursuant to the organizational documents of TCBI (including, without limitation, advancement of expenses). Business First has also agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of four years after the effective time of the merger with respect to claims arising from facts, events or actions which occurred prior to the effective time of the merger and covering persons who are currently covered by such insurance. The insurance policy must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the directors and officers of TCBI as currently provided.

Agreement Not to Solicit Other Offers

TCBI has agreed that, from the date of the merger agreement it will not, and will cause its subsidiaries and each of their respective officers, directors and employees not to, and will not authorize or permit its investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of TCBI or any of its subsidiaries to, directly or indirectly, (1) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal; (2) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Business First) any information or data with respect to TCBI or any of its subsidiaries or otherwise relating to an acquisition proposal; (3) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which TCBI is a party; or (4) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (1) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of TCBI and its subsidiaries or 20% or more of any class of equity or voting securities of TCBI or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of TCBI, (2) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of TCBI or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of TCBI, or (3) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving TCBI or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of TCBI.

However, at any time prior to the TCBI special meeting, TCBI may take any of the actions described in the first paragraph of this “– Agreement Not to Solicit Other Offers” section if, but only if  (1) TCBI receives a bona fide unsolicited acquisition proposal that did not result from a breach of the first paragraph of this section, (2) the TCBI board of directors reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and the failure to take such actions more likely than not would cause it to violate its fiduciary duties to TCBI shareholders under applicable law, (3) TCBI has provided Business First with at least three business days prior notice of such determination, and (4) prior to furnishing or affording access to any information or data with respect to TCBI or any of its subsidiaries or otherwise relating to an acquisition proposal, TCBI receives from such person a confidentiality agreement with terms no less favorable to TCBI than those contained in the confidentiality agreement with Business First. TCBI must promptly provide to Business First any non-public information regarding TCBI or any of its subsidiaries provided to any other person which was not previously provided to Business First, and such additional information must be provided no later than the date of provision of such information to such other party.

A “superior proposal” means a bona fide, written acquisition proposal that the TCBI board of directors concludes in good faith to be more favorable to its shareholders than the merger with Business First and the other transactions contemplated in the merger agreement, (1) after receiving the advice of its financial advisors, (2) after taking into account the likelihood of and timing for consummation of such transaction on the terms set forth in the merger agreement and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable legal requirements; provided, that for purposes of the definition of “superior proposal,” the references to “20%” in the definition of acquisition proposal will be deemed to be references to “50%.”

TCBI must promptly (and in any event within one business day) notify Business First in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, TCBI or its representatives, in each case in connection with any acquisition proposal, and such notice must indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). TCBI has agreed that it will keep Business First informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

Except as provided below, neither the board of directors of TCBI nor any committee thereof will (1) fail to make or withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Business First in connection with the transactions contemplated by the merger agreement (including the merger) the TCBI recommendation, (2) adopt, approve or publicly recommend, endorse or otherwise declare advisable any acquisition proposal, (3) fail to include the TCBI recommendation in whole or in part in the proxy statement/prospectus or any filing or amendment, (4) fail to recommend against any pending tender or exchange offer that constitutes an acquisition proposal within five business days after it is announced, (5) fail to reaffirm the TCBI recommendation within three business days following a request by Business First, or make any statement, filing or release, in connection with the TCBI special meeting or otherwise, inconsistent with the TCBI recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal will be considered an adverse modification of the TCBI recommendation); or (6) resolve to do any of the foregoing (each such action described above is referred to collectively as an “adverse recommendation action”).

Notwithstanding the foregoing, prior to the date of the TCBI special meeting, the board of directors of TCBI may withdraw, qualify, amend or modify the TCBI recommendation (“TCBI subsequent determination”) or cause or permit TCBI to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal after the fifth business day following Business First’ receipt of a notice (the “notice of superior proposal”) from TCBI advising Business First that the board of directors of TCBI has decided (in good faith after consultation with its outside legal counsel and financial advisor) that a bona fide unsolicited written acquisition proposal that it received (that did not result from a breach of the merger agreement) constitutes a superior proposal if, but only if, (1) the board of directors of TCBI has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions more likely than not would cause it to violate its fiduciary duties to TCBI shareholders under applicable law, (2) during the five business day period after receipt of the notice of superior proposal by Business First (the “notice period”), TCBI and the board of directors of TCBI will have cooperated and negotiated in good faith with Business First to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable TCBI to proceed with the TCBI recommendation in favor of the merger with Business First without a TCBI subsequent determination; provided, however, that Business First does not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement and (3) at the end of the notice period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Business First since its receipt of such notice of superior proposal, the board of directors of TCBI has again in good faith made the determination that such acquisition proposal constitutes a superior proposal. In the event of any material revisions to the superior proposal, TCBI is required to deliver a new notice of superior proposal to Business First and again comply with the foregoing requirements, except that the notice period will be reduced to three business days.

Notwithstanding any TCBI subsequent determination, unless the merger agreement has been terminated in accordance with its terms, the merger agreement will be submitted to TCBI shareholders at the TCBI special meeting for the purpose of voting on the approval of the merger proposal and nothing contained in the merger agreement will be deemed to relieve TCBI of such obligation; provided, however, that if the board of directors of TCBI makes a TCBI subsequent determination with respect to a superior proposal, then the board of directors of TCBI may recommend approval of such superior proposal by the shareholders of TCBI and may submit the merger proposal to TCBI shareholders without recommendation, in which event the board of directors of TCBI will communicate the basis for its recommendation of such superior proposal and the basis for its lack of a recommendation with respect to the merger proposal to TCBI shareholders in an appropriate amendment or supplement to this proxy statement/prospectus.

Other Agreements

In addition to the covenants and agreements described above, the parties made certain other customary covenants and agreements in the merger agreement, including but not limited to the following:

●	each party will obtain certain consents and approvals from third parties;

●	each party will keep the proprietary information of the other confidential;

●	each party will notify the other of certain events and circumstances, including material litigation, a material adverse change, or other events and circumstances specified in the merger agreement;

●	each party will cooperate to effect the merger of b1BANK and Texas Citizens Bank;

●

TCBI will cooperate with Business First and take all necessary actions to ensure that its data processing contract and other technology-related contracts will be terminated following the merger as requested by Business First; and

●	Business First will file all documents required to have the shares to be issued to TCBI shareholders in the merger listed on the Nasdaq Global Select Market.

Conditions to Complete the Merger

Business First’s and TCBI’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

●	the approval of the TCBI merger proposal by the requisite vote of the TCBI shareholders;

●	the receipt of all required regulatory approvals upon terms agreeable to the parties, and no such regulatory approvals containing any burdensome condition;

●	receipt of certain consents and approvals set forth in the merger agreement;

●

no action having been taken, and no law or regulation having been promulgated, enacted, entered, enforced or deemed applicable to the merger by any governmental authority that would (1) make the merger agreement or any other agreement contemplated by the merger agreement, or the transactions contemplated thereby, illegal, invalid or unenforceable in any material respect, (2) impose material limits on the ability of any party to the merger agreement to consummate the merger or the transactions contemplated by the merger agreement, or (3) otherwise prohibit or restrain the merger; and no proceeding before any governmental authority having been threatened, instituted or pending that would reasonably be expected to result in any such consequences;

●	the receipt of opinions from Bracewell LLP and Fenimore Kay Harrison LLP that the merger qualifies as a reorganization under Section 368(a) of the Code; and

●

the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part with respect to the Business First common stock to be issued upon the consummation of the merger, the absence of any stop order or proceedings to suspend the effectiveness of the registration statement, and the receipt of all necessary approvals under state securities laws relating to the issuance or trading of the shares of Business First common stock to be issued in the merger.

In addition to the conditions applicable to both parties, Business First’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

●

all representations and warranties of TCBI being true and correct, in all material respects, as of the date of the merger agreement and the closing date, except with respect to representations and warranties that are qualified by materiality (other than references to a “material adverse change”), which must be true and correct in all respects;

●	TCBI having performed or observed, in all material respects, the covenants and obligations to be performed on or before the closing date by TCBI;

●	receipt of all documents and instruments required to be delivered by TCBI at or prior to closing;

●	holders of no more than 5% of the issued and outstanding shares of TCBI common stock demanding or being entitled to exercise dissenters rights of appraisal under the TBOC;

●	there having been no “material adverse change” (as defined in the merger agreement) with respect to TCBI or Texas Citizens Bank; and

●

receipt from TCBI, under penalties of perjury, of (1) a notice to the IRS conforming to the requirements of Regulations Section 1.897-2(h) executed by TCBI and (2) a certificate stating that TCBI is not and has not been a United States real property holding corporation, pursuant to Regulations Section 1.1445-2(c)(3) and in form and in substance required under Regulations Section 1.897-2(h), as reasonably acceptable to Business First.

In addition to the conditions applicable to both parties, TCBI’s obligations to complete the merger are also subject to the satisfaction or waiver of the following conditions:

●

all representations and warranties of Business First being true and correct, in all material respects, as of the date of the merger agreement and the closing date, except with respect to representations and warranties that are qualified by materiality (other than references to a “material adverse change”), which must be true and correct in all respects;

●	Business First having performed or observed, in all material respects, the covenants and obligations to be performed on or before the closing date by Business First;

●	receipt of all documents and instruments required to be delivered by Business First at or prior to closing; and

●	there having been no “material adverse change” (as defined in the merger agreement) with respect to Business First or b1BANK.

Neither TCBI nor Business First can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time in the following circumstances, whether before or after approval of the TCBI merger proposal by TCBI shareholders:

●	by the mutual written agreement of the parties upon the vote of a majority of the members of the entire board of each party;

●

by either party if the merger has not been consummated by the close of business on June 30, 2022, unless a failure to comply with the terms of the agreement or breach of a representation or warranty by the party desiring to terminate the merger agreement has materially contributed to the failure to consummate the merger by that date;

●

by either party if the requisite TCBI vote will not have been obtained at the TCBI special meeting; provided, that no party may terminate the merger agreement if such party has breached in any material respect any of its obligations under the merger agreement that caused the failure to obtain the requisite TCBI shareholder approval at the TCBI special meeting;

●

by either party if any requisite regulatory approval is denied by a final, nonappealable action of any governmental authority, an application therefor will have been permanently withdrawn at the request of a governmental authority, upon a reasonable determination by Business First that there is a substantial likelihood that any requisite regulatory approval will be obtained subject to a burdensome condition, or any governmental authority will have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or bank merger, unless the failure to obtain a the requisite regulatory approval was due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party;

●

by either party (provided such party is not then in material breach of the merger agreement) if there has been a material breach of the merger agreement by the other party thereto and such breach either has not been cured within 30 days after notice from the non-breaching party or such breach cannot be cured;

●

by Business First if (1) TCBI fails to hold the TCBI special meeting, (2) TCBI has breached its covenant not to solicit acquisition proposals, or (3) the TCBI board of directors withdraws, changes or fails to affirm its recommendation to its shareholders with regard to the TCBI merger proposal; or

●

by TCBI if, at any time before the receipt of approval for the merger from TCBI shareholders, TCBI enters into a binding definitive agreement in respect of an unsolicited proposal that the TCBI board of directors determines to be a superior proposal to the merger agreement; provided that TCBI has otherwise complied with its obligations under the merger agreement, including those described in the section titled “The Merger Agreement – Covenants and Agreements – Agreement Not to Solicit Other Offers” above and its obligation to pay any termination fee under the merger agreement.

TCBI also may terminate the merger agreement if both of the following conditions are met during any time period beginning on the fifth business day prior to closing:

●

the average per share closing price of Business First common stock, as quoted on the Nasdaq Global Select Market, for the twenty consecutive trading days ending on and including the fifth trading day prior to closing, which we refer to as the Business First average closing price, is less than $19.20; and

●	the Business First average closing price underperforms the Nasdaq Bank Index (BANK) by more than 20 percent.

If both conditions are met and TCBI elects to exercise this termination right, prompt written notice must be provided to Business First. Business First then has the option, within two business days following its receipt of such written notice, to increase the exchange ratio such that the aggregate value of the merger consideration is equal to an amount equal to $40 million. If Business First elects to make this adjustment, Business First must provide prompt written notice to TCBI, which notice shall contain the revised exchange ratio. Once this notice is received by TCBI, the merger agreement shall continue in full force and effect subject to the amended exchange ratio.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (1) designated provisions of the merger agreement will survive the termination, including those relating to the effect of termination of the merger agreement, the confidential treatment of information and certain other provisions specified in the merger agreement, and (2) each of Business First and TCBI will remain liable for any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement.

Termination Fee

Provided that Business First in not in material breach of the merger agreement, TCBI may be required to pay a termination fee of $2.0 million to Business First. TCBI will be required to pay Business First the termination fee if:

●

the merger agreement is terminated by TCBI to enter into a binding definitive agreement with respect to an unsolicited proposal that the TCBI board of directors determines to be a superior proposal to the merger agreement;

●

the merger agreement is terminated by Business First because TCBI takes an adverse recommendation action (see “– Covenants and Agreements – Agreement Not to Solicit Other Offers”) or materially breaches its obligations described in the section of this proxy statement/prospectus titled “– Covenants and Agreements – Agreement Not to Solicit Other Offers” or its obligations with respect to obtaining shareholder approval; or

●

(1) a competing acquisition proposal (for at least 50% ownership of TCBI) was made known to TCBI prior to the termination of the merger agreement, (2) the merger agreement is terminated by either party if the merger has not been consummated by June 30, 2022 due to TCBI’s failure to obtain shareholder approval, by either party if the TCBI shareholder approval has not been obtained at the TCBI special meeting and any adjournment thereof, or by Business First because of TCBI’s breach of its representations and warranties or obligations under the merger agreement, and (3) TCBI enters into an agreement relating to another acquisition proposal within 12 months after such termination.

Expenses and Fees

Except as specifically provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and all agreements and documents contemplated thereby, and the consummation of the transactions contemplated thereby, will be paid by the party incurring such costs or expenses.

Amendment, Waiver and Extension of the Merger Agreement

Business First and TCBI may jointly amend the merger agreement, and each of Business First and TCBI may waive its right to require the other party to comply with particular provisions of the merger agreement. However, Business First and TCBI may not amend the merger agreement or waive their respective rights after the TCBI shareholders have approved the TCBI merger proposal if the amendment or waiver would legally require further approval by the TCBI shareholders without first obtaining such further approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

At any time before the closing date, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement. Any agreement on the part of a party to the merger agreement to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party in the manner provided above.

ANCILLARY AGREEMENTS TO THE MERGER AGREEMENT

Voting Agreements

In connection with, and as a condition to, entering into the merger agreement, each director and executive officer of TCBI and Texas Citizens Bank who owns shares of TCBI common stock entered into a voting agreement with Business First. The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form of voting agreement attached as Exhibit B to the merger agreement, which is attached as Annex A to this proxy statement/prospectus.

Under the voting agreements, each such director and senior executive officer has agreed to appear at the TCBI special meeting (in person or by proxy) and to vote his or her shares of TCBI common stock:

●

in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the TCBI board of directors);

●	in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve and adopt the merger agreement; and

●

against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of TCBI contained the merger agreement or the voting agreement.

In addition, the voting agreements provide that each such shareholder party will not directly or indirectly, without the prior written consent of Business First:

●

sell, transfer, pledge, assign or otherwise dispose of or encumber prior to the record date for the TCBI special meeting, any or all of his or her shares of TCBI common stock, subject to limited exceptions; or

●

deposit any of his or her shares of TCBI common stock into a voting trust or enter into a voting agreement or arrangement with respect to any of his or her shares of TCBI common stock or grant any proxy with respect thereto, other than to other members of the TCBI board of directors for the purpose of voting to approve the merger agreement and the transactions contemplated thereby.

Each shareholder party to the voting agreements also agreed, subject to certain exceptions, not to:

●

vote or execute any written consent to rescind or amend in any manner adverse to Business First any prior vote or written consent, as a shareholder of TCBI, to approve or adopt the merger agreement unless the voting agreement is terminated;

●

invite or seek any acquisition proposal, support (or suggest that anyone else should support) any acquisition proposal that may be made, or ask the TCBI board of directors to consider, support or seek any acquisition proposal, or otherwise take any action designed to make any acquisition proposal more likely; and

●

meet or otherwise communicate with any person that has made or is considering making an acquisition proposal or any representative of such person after becoming aware that the person has made or is considering making an acquisition proposal.

The voting agreements will automatically terminate upon the earlier of (1) the termination of the merger agreement or (2) the effective date of the merger. The TCBI and Texas Citizens Bank directors and executive officers entered into the voting agreements solely in their personal capacities as TCBI shareholders, and not in their capacities as directors or executive officers of TCBI or Texas Citizens Bank.

As of the record date, shareholders who are party to the voting agreements beneficially owned and were entitled to vote an aggregate of approximately 394,494 shares of TCBI common stock, which represented approximately 13.4% of the shares of TCBI common stock outstanding on that date.

Director Support Agreements

In addition, as a condition to Business First entering into the merger agreement, each director of TCBI and Texas Citizens Bank who is not an employee of TCBI or Texas Citizens Bank entered into a director support agreement with Business First. The following summary of the support agreements is subject to, and qualified in its entirety by reference to, the form of support agreement attached as Exhibit C to the merger agreement, which is attached as Annex A to this proxy statement/prospectus.

Under the support agreement, each such director has agreed to, among other things:

●

use his or her reasonable best efforts to refrain from harming the goodwill of TCBI and its subsidiaries, Business First and its subsidiaries, and their respective customer, client and vendor relationships, and from making any derogatory or disparaging remarks regarding such party-director’s employment by or separation from TCBI and its subsidiaries, or regarding the financial condition, services, management, business practices, directors, officers, employees or agents of any such institution at any time;

●

from and after the effective time of the merger, not disclose or use any confidential information or trade secrets of TCBI for any purpose for so long as such information remains confidential information or a trade secret, except as required by law; and

●	for a period of two years following the closing the merger:

o

compete or engage, anywhere in the geographic area comprised of Brazoria, Chambers, Fort Bend, Galveston, Harris, Liberty, Montgomery and Waller Counties, Texas (collectively, the “Market Area”) in a business similar to that of Business First, b1BANK, TCBI or Texas Citizens Bank as of the date of the support agreement or the effective time of the merger;

o

take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner (directly or indirectly), including, without limitation, as an officer, director, employee, agent or consultant, with any person engaging in a business the same as or similar to that of TCBI or Texas Citizens Bank anywhere within the Market Area; provided, however, that such director is permitted to, directly or indirectly, own certain investments owned as of the date of the support agreement and set forth on the schedules attached to the same and may subsequently acquire up to one percent of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area; and

o

(1) call on, service or solicit competing banking business from any person who is a customer or prospective customer (if known by director to be actively sought by Texas Citizens Bank as of the effective time of the merger) of TCBI or any subsidiary of TCBI as of the date of the support agreement or as of the closing date, (2) interfere with or damage (or attempt to interfere with or damage) any relationship between TCBI or any of its subsidiaries or any of their respective affiliates and any such customer; or (3) call on, solicit or induce any person who is, or within the 12 months preceding the closing date of the merger was, an employee of TCBI or any of its subsidiaries to terminate employment from TCBI (or b1BANK, as its successor) or any subsidiary of TCBI (or b1BANK as its successor), and will not assist any other person in such activities.

The restrictions in the director support agreements will automatically terminate upon the earlier of (1) the termination of the merger agreement, or (2) two years after the effective date of the merger.

Releases

At the time of the execution of the merger agreement, each director and senior executive officer of TCBI and Texas Citizens Bank executed a release in favor of TCBI and Texas Citizens Bank. The following summary of the release is subject to, and qualified in its entirety by reference to, the release attached as Exhibit D to the merger agreement, which is attached as Annex A to this proxy statement/prospectus.

Under the release, each such director and senior executive officer, effective upon the execution of the release irrevocably and unconditionally released, waived and forever discharged TCBI and Texas Citizens Bank and their respective subsidiaries and successors from any and all liabilities and claims relating to, arising out of or in connection with TCBI or Texas Citizens Bank and their respective businesses or assets, including any claims arising out of or resulting from the releasor’s status, relationship, affiliation, rights, obligations or duties as a director, officer, employee or security holder of TCBI or Texas Citizens Bank for all periods occurring prior to the effective time of the merger. The release does not apply to any obligations or liabilities: (1) in connection with any accrued compensation and rights under any benefit plans or arrangements of TCBI or Texas Citizens Bank existing as of the date of the release; (2) as to any rights of indemnification and related benefits pursuant to any applicable law, the articles of incorporation or bylaws of either TCBI or Texas Citizens Bank, or otherwise, or to claim insurance coverage or to be defended under any insurance coverage, including without limitation any directors and officers insurance coverage which applies to or benefits directors and/or officers of TCBI or Texas Citizens Bank and which applies to the releasor or the other releasor persons; (3) in connection with any deposits or accounts of the releasor or the other releasor persons at Texas Citizens Bank as of the date of the release; (4) any merger consideration to which the releasor or the other releasor persons are entitled; (5) in connection with any written contractual obligations of TCBI or Texas Citizens Bank existing as of the date of the release and disclosed on the schedules to the release; and (6) any rights or claims of the releasor or the other releasor persons under the merger agreement.

The release is effective unless the merger agreement is terminated in accordance with the terms therein.

THE COMPANIES

Business First Bancshares, Inc.

Business First Bancshares, Inc., which we refer to as Business First or the Company, is a financial holding company headquartered in Baton Rouge, Louisiana, and the parent company of b1BANK, a Louisiana state banking association and community-based financial institution that offers a full array of banking products and services. Business First currently operates throughout the state of Louisiana and in the Dallas/Fort Worth metroplex, from a network of 41 full-service banking centers and two loan production offices. As of June 30, 2021, on a consolidated basis, Business First had total assets of $4.3 billion, total loans of $2.8 billion, total deposits of $3.7 billion and shareholders’ equity of $431 million.

Business First’s common stock is listed on the Nasdaq Global Select Market under the symbol “BFST.”

Business First’s principal office is located at 500 Laurel Avenue, Suite 100, Baton Rouge, Louisiana 78701, and its telephone number at that location is (225) 248-7600.

Information relating to executive compensation, various benefit plans, the principal holders of voting securities, relationships and related transactions and other related matters as to Business First is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 95.

Texas Citizens Bancorp, Inc.

General

Texas Citizens Bancorp, Inc., which we refer to as TCBI, is a Texas corporation that owns all of the outstanding shares of common stock of Texas Citizens Bank, National Association, a national banking association which we refer to as Texas Citizens Bank, with operational headquarters in Pasadena, Texas. Texas Citizens Bank offers full consumer and commercial banking services to customers throughout its market areas in and around Houston, Texas. Texas Citizens Bank has six banking locations located throughout the greater Houston Metropolitan Statistical Area, or MSA.

TCBI’s principal executive office is located at 4949 Fairmont Parkway, Pasadena, Texas 77505, and its telephone number at that location is (713) 948-5700. Additional information about TCBI and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information,” beginning on page 95.

TCBI was incorporated as a Texas corporation in 2015 to serve as a bank holding company for Texas Citizens Bank. TCBI does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for Texas Citizens Bank. Its primary activities are to provide assistance in the management and coordination of Texas Citizens Bank’s financial resources. TCBI’s principal asset is the outstanding common stock of Texas Citizens Bank. TCBI derives its revenues primarily from the operations of Texas Citizens Bank in the form of dividends received from Texas Citizens Bank.

Texas Citizens Bank is a national banking association chartered in 2006, and has served since that time as a community-based financial institution with operations centered in the Houston MSA.

As a bank holding company, TCBI is subject to supervision and regulation by the Federal Reserve, in accordance with the requirements set forth in the BHC Act and by the rules and regulations issued by the Federal Reserve.

As of June 30, 2021, TCBI, on a consolidated basis, reported total assets of $539 million, total loans of $405 million (total net loans of $399 million), total deposits of $454 million and stockholders’ equity of $34 million. TCBI does not file reports with the SEC.

Products and Services

Texas Citizens Bank is a traditional commercial bank offering a variety of banking services to consumer and commercial customers throughout the Houston MSA. Texas Citizens Bank offers a range of lending services, including real estate, commercial and consumer loans to individuals and small- to medium-sized business and professional firms that are located in or conduct a substantial portion of their business in Texas Citizens Bank’s market areas. Real estate loans offered by Texas Citizens Bank are typically secured by first or second mortgages on the subject collateral, and often relate to owner-occupied buildings. Commercial loans offered include loans to small- and medium-sized businesses for the purpose of purchasing equipment, inventory, facilities or for working capital. Consumer loans offered include loans for the purpose of purchasing automobiles, recreational vehicles, personal residences, household goods, home improvements or for educational needs.

Texas Citizens Bank offers depository services and various checking account services. Texas Citizens Bank also offers commercial treasury management services, safe deposit boxes, debit card services, merchant bank card services, traveler’s checks, wire transfer services, cashier’s checks, money orders, telephone banking, internet banking, direct deposit and automatic transfers between accounts. Texas Citizens Bank has ATMs at its locations. Texas Citizens Bank’s business is not seasonal in any material respect.

Texas Citizens Bank funds its lending activities primarily from the core deposit base. Texas Citizens Bank obtains deposits from its local markets and is not heavily dependent on any single depositor.

Competition

The table below summarizes certain key demographic information relating to TCBI’s target markets and TCBI’s presence within those markets as of June 30, 2021.

Metropolitan Statistical Area (“MSA”)	Market Rank(1)	Branch Count	Deposits in Market (in thousands)	Market Share (%)
Houston MSA	47	6	$453,696	0.14

________
(1) Deposit information used to determine market rank was provided by the FDIC’s Summary of Deposits as of June 30, 2021.

Each activity in which TCBI is engaged involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its primary service area, TCBI competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Banks and other financial institutions with which TCBI competes may have capital resources and legal loan limits substantially higher than those maintained by TCBI.

Legal Proceedings

From time to time, TCBI or Texas Citizens Bank may become a party to various litigation matters incidental to the conduct of its business. Neither TCBI nor Texas Citizens Bank is presently a party to any legal proceeding the resolution of which, in the opinion of TCBI’s management, would be expected to have a material adverse effect on TCBI’s business, operating results, financial condition or prospects.

Employees

As of August 31, 2021, TCBI had approximately 86 full-time equivalent employees, only two of which were employed at the parent company level. None of TCBI’s employees are covered by a collective bargaining agreement. TCBI considers its relationship with its employees to be good.

SECURITY OWNERSHIP OF CERTAIN
TCBI BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of TCBI common stock as of September 30, 2021 by: (i) each director of TCBI; (ii) each executive officer of TCBI; (iii) all directors and executive officers of TCBI as a group; and (iv) each person who is known by TCBI to beneficially own 5% or more of TCBI’s common stock. Unless otherwise indicated, based on information furnished by such shareholders, the management of TCBI believes that each person has sole voting and dispositive power over the shares indicated as owned by such person. Unless otherwise indicated, the address for each of the listed beneficial owners is c/o TCBI Bancshares, Inc., 4949 Fairmont Parkway, Pasadena, Texas 77505.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned (1)
Directors and Executive Officers:
Duncan W. Stewart	256,881	(2)	8.5%	(2)
Kenneth A. Love	60,726	(3)	2.1%	(3)
Michael Bowman	25,861		*
Michael L. Cornett	86,655	(4)	2.9%	(4)
George L. Dempsey	76,421	(5)	2.6%	(5)

Directors and Executive Officers as a group (5 persons)	506,544	(6)	17.0%	(6)

Beneficial Owners of more than 5%
The Gar Company(7)	304,625		10.3%

_____________________

*	Indicates ownership which does not exceed 1.0%.

(1)

The percentage beneficially owned by each individual was calculated based on 2,940,748 shares of TCBI common stock issued and outstanding as of September 30, 2021 plus the number of shares of TCBI common stock that can be issued to that individual within 60 days of September 30, 2021, upon the exercise of stock options held by the individual. The percentage beneficially owned by the group is based on the total shares outstanding plus the number of shares that can be issued to the entire group within 60 days of September 30, 2021, upon the exercise of all stock options held by the group.

(2)

Includes (a) 67,200 shares that may be acquired pursuant to the exercise of options under the Amended and Restated Texas Citizens Bancorp, Inc. Stock Awards and Incentive Plan (“TCBI Incentive Plan”) within 60 days and (b) 136,053 shares owned by TCB Family Investments, LP and over which shares Mr. Stewart shares voting and investment control.

(3)	Includes 17,200 shares that may be acquired pursuant to the exercise of options under the TCBI Incentive Plan.

(4)	Includes 7,200 shares that may be acquired pursuant to the exercise of options under the TCBI Incentive Plan.

(5)	Includes 23,450 shares that may be acquired pursuant to the exercise of options under the TCBI Incentive Plan.

(6)	Includes 115,050 shares that may be acquired pursuant to the exercise of options under the TCBI Incentive Plan within 60 days.

(7)	The address for The Gar Company is 14141 S. Wayside, Houston, Texas 77048.

In accordance with voting agreements more fully described under “Ancillary Agreements to the Merger Agreement – Voting Agreements,” beginning on page 72, each director and senior executive officer of TCBI and Texas Citizens Bank who owns shares of TCBI common stock has entered into a separate written agreement in which such party has agreed, among other things, to vote his or her shares of TCBI common stock for the approval of the TCBI merger proposal. The form of voting agreement is attached as Exhibit B to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. As of the record date, these directors and executive officers owned in the aggregate 394,494 shares of TCBI common stock, or 13.4% of the issued and outstanding shares of TCBI common stock.

DESCRIPTION OF CAPITAL STOCK OF BUSINESS FIRST

As a result of the merger, TCBI shareholders who receive shares of Business First common stock in the merger will become shareholders of Business First. The rights of Business First shareholders are governed by Louisiana law and the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Business First. The following briefly summarizes the material terms of Business First common stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding Business First’s capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the LBCA and the Business First Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law, which Business First and TCBI urge you to read. Copies of Business First’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, as well as to obtain copies of TCBI’s governing documents, see “Where You Can Find More Information” beginning on page 95.

Overview

Business First is incorporated in the state of Louisiana. Accordingly, the rights of its shareholders are generally covered by Louisiana law, including the Louisiana Business Corporation Act, or LBCA, and its Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, as the same may be amended from time to time.

Business First’s Amended and Restated Articles of Incorporation authorize the issuance of up to 50 million shares of common stock, par value $1.00 per share, and 5 million shares of preferred stock, no par value per share. The authorized but unissued shares of Business First common stock are available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange.

As of the record date of November 15, 2021, 20,398,996 shares of Business First common stock were issued and outstanding and held by approximately 854 shareholders of record, and no shares of preferred stock were issued and outstanding. Also, as of November 15, 2021, there were outstanding stock options and warrants to purchase 114,900 shares of Business First common stock held by its employees, officers and directors. Business First has also reserved an additional 94,245 shares for issuance in connection with share-based payment awards that may be granted under the Business First 2017 Equity Incentive Plan.

Description of Common Stock

Voting Rights. Each holder of Business First common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any shares of preferred stock that Business First may issue. Business First’s Amended and Restated Articles of Incorporation do not provide for cumulative voting in the election of directors. Directors are elected by a majority of the votes cast, unless the number of director nominees exceeds the number of directors to be elected at the meeting, in which case directors would be elected by a plurality of the votes cast.

Dividend Rights. Subject to certain regulatory restrictions discussed in or incorporated by reference into this proxy statement/prospectus and to the rights of holders of any preferred stock that Business First may issue, all shares of Business First common stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by the board of directors.

No Preemptive Rights. No holder of Business First common stock has a right under the LBCA, or Business First’s Amended and Restated Articles of Incorporation or Amended and Restated Bylaws, to purchase shares of common stock upon any future issuance.

Liquidation Rights. In the event of Business First’s liquidation, dissolution or winding up, whether voluntarily or involuntarily, the holders of its common stock would be entitled to share ratably in any of the net assets or funds which are available for distribution to shareholders, after the satisfaction of all liabilities and accrued and unpaid dividends and liquidation preferences on any preferred stock that Business First may issue.

Modification of Rights. Business First’s Amended and Restated Articles of Incorporation provide that the approval of at least 80% of the total voting power of the company will be required to amend the indemnification and limitation of liability provisions of its Amended and Restated Articles of Incorporation. Any other amendment to Business First’s Amended and Restated Articles of Incorporation requires the approval of a majority of the votes entitled to be cast. Business First’s Amended and Restated Bylaws may be amended by its board of directors, by a vote of a majority of the members present, or by its shareholders, by a majority of the votes cast at a meeting of the shareholders.

Other Rights. Holders of Business First’s common stock have no conversion rights or other subscription rights. There are no other redemption or sinking fund provisions that are applicable to Business First’s common stock.

Action by Written Consent. Under the LBCA, no action required or permitted to be taken at an annual or special meeting of shareholders may be taken by written consent in lieu of a meeting of shareholders without the unanimous written consent of all shareholders entitled to vote on the action unless the articles of incorporation specifically allows action to be taken by the written consent of shareholders holding at least the minimum number of shares necessary to take the action that is subject to that consent at a meeting of shareholders, even though the consent is not signed by all of the corporation’s shareholders. Business First’s Amended and Restated Articles of Incorporation provide for shareholder action by less than unanimous written consent.

Certain Articles of Incorporation and Bylaw Provisions Potentially Having an Anti-takeover Effect

Certain provisions of Business First’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, and the corporate and banking laws applicable to Business First, may be deemed to have anti-takeover effects and may delay, prevent or make more difficult unsolicited tender offers or takeover attempts that a shareholder may consider to be in his or her best interests, including those attempts that might result in a premium over the market price for the shares held by shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management.

Authorized but Unissued Shares. The corporate laws and regulations applicable to Business First enable its board of directors to issue, from time to time and at its discretion, but subject to the rules of any applicable securities exchange, any authorized but unissued shares of Business First’s common or preferred stock. Any such issuance of shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The ability of the board of directors to issue authorized but unissued shares of Business First’s common or preferred stock at its sole discretion may enable Business First’s board to sell shares to individuals or groups who the board perceives as friendly with management, which may make more difficult unsolicited attempts to obtain control of Business First. In addition, the ability of the board of directors to issue authorized but unissued shares of Business First capital stock at its sole discretion could deprive the shareholders of opportunities to sell their shares of common stock or preferred stock for prices higher than prevailing market prices.

Preferred Stock. Business First’s Amended and Restated Articles of Incorporation contain provisions that permit the board of directors to issue, without any further vote or action by the shareholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Board Size and Vacancies. Business First’s Amended and Restated Bylaws enable the board of directors to increase the size of the board between annual meetings and fill the vacancies created by the increase by a majority of the remaining directors.

No Cumulative Voting. The LBCA does not permit cumulative voting in the election of directors, unless expressly provided in a corporation’s articles of incorporation, and Business First’s articles do not provide for such authority. In the absence of cumulative voting, the holders of a majority of the shares of Business First common stock may elect all of the directors standing for election, if they should so choose.

Special Meetings of Shareholders. For a special shareholders’ meeting to be called by one or more shareholders, Business First’s Amended and Restated Articles of Incorporation require the request of holders of at least 25% of the outstanding shares entitled to vote at the meeting to call a special shareholders’ meeting.

Advance Notice Procedures for Director Nominations and Shareholder Proposals. Business First’s Amended and Restated Bylaws establish an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors. Although this procedure does not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, it may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedure is not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to Business First’s shareholders and Business First.

Amending Certain Provisions of the Articles of Incorporation. Business First’s Amended and Restated Articles of Incorporation require an 80% vote of its shareholders to modify the sections of its Amended and Restated Articles of Incorporation addressing limitation of liability and indemnification of Business First’s officers and directors, which provide limitation of liability and indemnification to the maximum extent permitted by law.

Amending the Bylaws. Business First’s board of directors may amend its Amended and Restated Bylaws without shareholder approval.

Notice and Approval Requirements. Federal banking laws also impose notice, approval and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or “indirect” control of an FDIC-insured depository institution. These laws include the Bank Holding Company Act of 1956 and the Change in Bank Control Act.

The overall effect of these provisions may be to deter a future offer or other merger or acquisition proposals that a majority of Business First’s shareholders might view to be in their best interests as the offer might include a substantial premium over the market price of Business First common stock at that time. In addition, these provisions may have the effect of assisting the board of directors and management in retaining their respective positions and placing them in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of Business First’s business.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Business First is incorporated under Louisiana law whereas TCBI is incorporated under Texas law. Upon completion of the merger, the Business First articles of incorporation and bylaws in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the combined company. Because Business First and TCBI are organized under the laws of different states, differences in the rights of holders of Business First common stock and the rights of holders of TCBI common stock arise from differences in the laws in their respective states of incorporation and from differing provisions of their respective corporate governing documents. The material differences between the rights of holders of Business First common stock and the rights of holders of TCBI common stock resulting from any differing provisions of the laws of the state of their incorporation or their articles of incorporation and bylaws are summarized below.

The following summary does not purport to be a complete statement of the rights of Business First shareholders and TCBI shareholders. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders of Business First or TCBI, respectively, or a complete description of the specific provisions referred to below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed, and is qualified in its entirety by reference to the LBCA, the TBOC, and the governing documents of Business First and TCBI, to which the shareholders of TCBI are referred. Copies of the governing documents of Business First are available, without charge, to any person, including any beneficial owner of TCBI common stock to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 95.

BUSINESS FIRST SHAREHOLDER RIGHTS	TCBI SHAREHOLDER RIGHTS
Corporate Governance

Business First is a Louisiana corporation.

The rights of Business First shareholders are governed by the LBCA, the Business First Amended and Restated Articles of Incorporation (the “articles”) and the Business First Amended and Restated Bylaws (the “bylaws”).

TCBI is a Texas corporation.

The rights of TCBI shareholders are governed by the TBOC, the Certificate of Formation of TCBI (the “TCBI articles”) and the Amended and Restated Bylaws of TCBI (the “bylaws”).

Authorized Capital Stock

The Business First articles authorize it to issue 50 million shares of common stock, par value $1.00 per share, and 5 million shares of preferred stock, no par value per share.

The Business First articles authorize Business First’s board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations or restrictions of the shares of Business First preferred stock in each series.

As of November 15, 2021, there were 20,398,996 shares of Business First common stock issued and outstanding and no shares of its preferred stock were issued and outstanding.

The TCBI articles authorize it to issue up to 10 million shares of common stock, par value $1.00 per share, and 5 million shares of preferred stock, par value $1.00 per share.

The TCBI articles authorize TCBI’s board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations, or restrictions of the shares of TCBI preferred stock in each series.

As of November 15, 2021, the record date for the TCBI special meeting, there were 2,940,748 shares of TCBI common stock issued and outstanding, and no shares of its preferred were issued and outstanding.

BUSINESS FIRST SHAREHOLDER RIGHTS	TCBI SHAREHOLDER RIGHTS
Preemptive Rights	No holder of Business First common stock has a right under the LBCA, or the Business First articles or bylaws, to purchase shares of common stock upon any future issuance.	No holder of TCBI common stock has a right under the TBOC, or the TCBI articles or bylaws, to purchase shares of common stock upon any future issuance.
Voting Rights

Each holder of Business First common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any shares of preferred stock that Business First may issue.

Each share of TCBI common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any shares of preferred stock that TCBI may issue.

Cumulative Voting	The Business First articles do not provide for cumulative voting in the election of directors. Accordingly, cumulative voting in the election of directors is not permitted.	The TCBI articles prohibit cumulative voting in the election of directors and for any other purpose.
Restrictions on Transfers	Business First shareholders are not subject to any agreements restricting transfer of shares.	TCBI shareholders are not subject to any agreements restricting transfer of shares.
Size of the board of directors

The Business First bylaws provide for a board of directors consisting of between one and 25 directors as fixed from time to time by Business First’s board. Currently, there are 17 directors on Business First’s board of directors.

TCBI’s bylaws provide for the board of directors to determine the number of directors, provided, that the number cannot be less than one. Currently, there are five directors on the TCBI board of directors.

Independent Directors	A majority of the Business First board of directors must be comprised of independent directors as defined in the listing rules of the Nasdaq Stock Market.	TCBI is not subject to any requirement with respect to independent directors except as required by law.
Term of Directors and Classified Board

Business First’s directors serve a one-year term and are elected at the annual meeting of shareholders, and each director, including a director elected to fill a vacancy, will hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

Except with respect to a vacancy on the board of directors, TCBI’s directors are elected at the annual meeting of shareholders for the term for which such director is elected until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

BUSINESS FIRST SHAREHOLDER RIGHTS	TCBI SHAREHOLDER RIGHTS
Election of Directors

Business First’s directors are elected by a majority of the votes actually cast at each annual meeting of Business First’s shareholders, unless the number of director nominees exceeds the number of directors to be elected at such meeting, in which case the directors are elected by a plurality of the votes actually cast at such meeting.

TCBI’s directors are elected by plurality of the votes actually cast at a meeting at which a quorum is present.
Removal of Directors	Any director or the entire board of directors may be removed by the affirmative vote of a majority of the number of votes entitled to be cast in the election of directors.

TCBI’s bylaws provide that any director or the entire board of directors may be removed, but only for cause, by the affirmative vote of a majority of the number of votes entitled to be cast in the election of directors.

Filling Vacancies of Directors

Any vacancy occurring on Business First’s board of directors may be filled by the shareholders, the board of directors, or if the directors remaining in office constitute fewer than a quorum, the affirmative vote of a majority of the directors remaining in office.

Any vacancy occurring on TCBI’s board of directors may be filled by the shareholders, the board of directors, or if the directors remaining in office constitute fewer than a quorum, the affirmative vote of a majority of the directors remaining in office or the sole remaining director.

Amendments to Articles

Generally, the Business First articles may be amended upon the approval of the Business First board of directors and the holders of a majority of votes entitled to be cast on the amendment. However, a vote of 80% of the total voting power of Business First is required to amend the articles that limit the liability of and grant indemnification rights to Business First’s officers and directors. In addition, the LBCA permits the Business First board of directors, without shareholder approval, to adopt amendments to the Business First articles for any of the following: (1) if Business First has only one class of shares outstanding, to change each issued and unissued authorized share of the class into a greater number of whole shares of that class or increase the number of authorized shares of the class to the extent necessary to permit the issuance of shares as a share dividend; or (2) to accomplish certain ministerial tasks.

Generally, the TCBI articles may be amended upon the approval of the holders of two-thirds of votes entitled to be cast on the amendment. In addition, the TBOC and the TCBI articles permit the TCBI board of directors, without shareholder approval, to adopt amendments to the TCBI to establish a series of unissued shares of preferred stock and determine the designations, preferences, limitations, and relative rights, including voting rights, of such series of shares.

Bylaw Amendments	Business First’s bylaws may be amended by the board of directors or the shareholders of Business First.	TCBI’s bylaws may be amended by the board of directors of TCBI but not by the shareholders of TCBI.

BUSINESS FIRST SHAREHOLDER RIGHTS	TCBI SHAREHOLDER RIGHTS
Mergers or Share Exchanges

Under the LBCA, unless Business First’s articles provide for a greater vote, a merger or share exchange involving Business First must be approved by the holders of at least a majority of votes entitled to be cast on the transaction, except under the following conditions: (1) Business First will survive the merger or is the acquiring corporation in a share exchange, (2) except for amendments to the Business First articles that can be adopted without shareholder approval, Business First’s articles will not be changed as a result of the transaction, (3) each shareholder of Business First immediately before the effective date of the merger or share exchange will continue to hold the same number of shares, with identical preferences, limitations and relative rights, and (4) the transaction does not require the issuance of shares that will comprise more than 20% of the voting power of the shares of Business First that were outstanding immediately prior to the transaction.

Business First’s articles do not contain any voting requirements for mergers or share exchanges beyond those set forth in the LBCA.

Under the TBOC, unless the TCBI articles provide otherwise, a merger or share exchange involving TCBI must be approved by the holders of at least two-thirds of the votes entitled to be cast on the transaction, except under the following conditions: (1) TCBI will be the sole surviving corporation in the merger, (2) the TCBI articles following the merger will not differ from TCBI’s articles prior to the merger; (3) each shareholder of TCBI immediately before the effective date of the merger or share exchange will continue to hold the same number of shares, with identical preferences, limitations and relative rights, and (4) the transaction does not require the issuance of shares that will comprise more than 20% of the voting power of the shares of TCBI that were outstanding immediately prior to the transaction.

The TCBI articles do not contain any voting requirements for mergers or share exchanges beyond those set forth in the TBOC and do not modify the above default requirements of the TBOC.

Annual Meetings of the Shareholders

Business First holds an annual meeting of shareholders, at a time determined by the board of directors, to elect directors and to transact any business that properly may come before the meeting. The annual meeting may be combined with any other meeting of shareholders, whether annual or special.

TCBI’s annual meeting of the shareholders is held on a date each year designated by the board of directors. The annual meeting must be within thirteen months following the last annual meeting of TCBI shareholders. At the annual meeting, the shareholders elect directors to TCBI’s board of directors and transact such other business as may properly come before the meeting.

Special Meetings of the Shareholders

Special meetings of Business First’s shareholders may be called by the chairman, the chief executive officer/president, or a majority of the board of directors, and will be called by the secretary at the written request of the holders of not less than 25% of all shares entitled to vote at the meeting.

Special meetings of TCBI shareholders may be called by the chairman, the president, a majority of the board of directors, or by the holders of not less than 50% of all shares entitled to vote at the meeting.

BUSINESS FIRST SHAREHOLDER RIGHTS	TCBI SHAREHOLDER RIGHTS
Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals at Annual Meetings

Business First’s bylaws contain procedures with which a shareholder must comply in order to nominate a director or make a proposal to be placed before the annual meeting of shareholders. In order to nominate a candidate or submit a proposal, the shareholder must submit a timely written notice in proper written form to the Secretary of Business First. To be considered timely, a shareholder’s notice must be delivered to, or mailed and received by, the Secretary at the principal executive offices of Business First, not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding year's annual meeting, unless the date of the annual meeting is called for a date that is not within 30 days before or after such anniversary date, in which case, the notice must be delivered not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, the shareholder’s notice must set forth in writing certain information regarding the proposed director nominee or the shareholder proposal as required by the Business First bylaws.

TCBI’s bylaws contain procedures with which a shareholder must comply in order to nominate a director. In order to nominate a candidate, the shareholder must submit a timely written notice in proper written form to the President of TCBI. To be considered timely, a shareholder’s notice must be delivered or mailed to the President at the principal executive offices of TCBI, not less than fourteen days nor more than 50 days prior to the date of the annual meeting; however, if less than 21 days’ notice of the meeting is given to shareholders, the nomination must be delivered or mailed to the President no later than the close of business on the seventh day following the day on which the notice was mailed. To be in proper written form, the shareholder’s notice must set forth in writing certain information regarding the proposed director nominee as required by the TCBI bylaws.

Notice of Shareholder Meetings

Business First must give written notice of the date, time, and place of each annual and special shareholders’ meeting no fewer than ten days nor more than 60 days before the meeting date to each shareholder of record entitled to vote at the meeting. The notice of an annual meeting need not state the purpose of the meeting unless otherwise required by the bylaws. The notice of a special meeting, however, must state the purpose for which the meeting is called.

TCBI must give each shareholder entitled to vote at a meeting written notice of a meeting of shareholders stating the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, not less than 10 nor more than 60 days before the day of the meeting, by or at the direction of the board of directors or the other person(s) calling the meeting.

BUSINESS FIRST SHAREHOLDER RIGHTS	TCBI SHAREHOLDER RIGHTS
Indemnification of Directors and Officers

Business First’s articles permit the indemnification of individuals against liabilities arising out of their status as directors or officers of Business First to the fullest extent permitted by the applicable provisions of the LBCA.

Generally, under provisions of the LBCA, a corporation may indemnify a director or officer of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and, with respect to actions in an official capacity, in a manner he reasonably believed to be in the best interests of the corporation, or, with respect to actions in an unofficial capacity, at least not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may not indemnify a director or officer in any proceeding with respect to conduct for which the director or officer was adjudged liable on the basis of receiving a financial benefit to which he or she was not entitled, whether or not involving action in the director’s or officer’s official capacity.

The TCBI articles provide for mandatory indemnification of TCBI’s officers and directors against liabilities arising out of their status as directors and officers of TCBI to the fullest extent permitted by the applicable provisions of the TBOC. The TCBI articles make mandatory certain permissive indemnification provisions under the TBOC, further described below.

Generally, under the provisions of the TBOC, a corporation may indemnify a current or former director or officer against reasonable expenses and judgments incurred by the person if he acted in good faith and, with respect to actions in an official capacity, in a manner he reasonably believed to be in the best interests of the corporation, or, with respect to actions in an unofficial capacity, at least not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any indemnification of an officer or director found liable because the person improperly received a financial benefit to which he or she was not entitled, is limited to reasonable expenses actually incurred by the person in connection with the proceeding; provided, however, that if the person has been found liable for a breach of his or her duty of loyalty to the corporation, willful or intentional misconduct in the performance of such person’s official capacity, or act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation, then the corporation is prohibited from providing indemnification.

BUSINESS FIRST SHAREHOLDER RIGHTS	TCBI SHAREHOLDER RIGHTS

The indemnification provisions of the LBCA require indemnification of any present or former director or officer of a corporation for expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any action, suit or proceeding, that he was a party to by virtue of the fact that he is or was a director or officer of the corporation. This limitation does not limit Business First’s right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any claim, issue or matter.

In the case of an action brought by or in the right of a corporation, the LBCA permits a corporation to indemnify a director or officer of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) incurred by him in a proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. The LBCA bars indemnification of directors and officers for settlement payments in a derivative suit, absent court approval.

The TBOC also requires indemnification of any present or former director or officer of a corporation for reasonable expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any action, suit or proceeding, that he was a party to by virtue of the fact that he is or was a director or officer of the corporation.

TCBI’s articles extend the above-referenced indemnification to all present and former officers of TCBI and all persons serving at the request of TCBI as a director, officer, partner, agent or trustee of another foreign or dometic corporation, partnership, joint venture, trust or employee benefit plan.

Limitation of Director Liability

The Business First articles limit or eliminate the personal liability of Business First’s directors and officers to Business First or its shareholders for monetary damages for breach of fiduciary duty as a director or officer or otherwise, to the fullest extent permitted by the LBCA, as amended from time to time.

The TCBI articles limit or eliminate the personal liability of TCBI’s directors and officers to TCBI or its shareholders for monetary damages for breach of fiduciary duty as a director or officer or otherwise, to the fullest extent permitted by the TBOC, as the TBOC may be amended from time to time.

Dividends

Under the LBCA, Business First is permitted to pay dividends or make other distributions unless after the distribution: (1) Business First would not be able to pay its debts as they become due in the usual course of business; or (2) Business First’s total assets would be less than the sum of its total liabilities, plus, unless the Business First articles permit otherwise, the amount that would be needed, if Business First were dissolved at the time of the distribution, to satisfy preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

Subject to certain regulatory restrictions discussed in or incorporated by reference into this proxy statement/prospectus and to the rights of holders of any preferred stock that Business First may issue, all shares of Business First common stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by the board of directors.

Under the TBOC, TCBI is permitted to pay dividends or make other distributions unless: (1) TCBI would be deemed insolvent after giving effect to the distribution; or (2) the dividend is greater than the surplus of TCBI.

Subject to certain regulatory restrictions discussed in or incorporated by reference into this proxy statement/prospectus and to the rights of holders of any preferred stock that TCBI may issue, all shares of TCBI common stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by the board of directors.

BUSINESS FIRST SHAREHOLDER RIGHTS	TCBI SHAREHOLDER RIGHTS
Appraisal Rights

Under the LBCA, a shareholder of a Louisiana corporation generally has appraisal rights in any merger or consolidation involving the corporation or the sale of all or substantially all of the corporation’s assets, unless, among other things, the shareholder holds shares of any class or series of shares which is listed on a national securities exchange. Because Business First common stock is listed on the Nasdaq Global Select Market, holders of Business First common stock are not entitled to appraisal rights under the LBCA.

Neither the articles nor the bylaws of Business First grant appraisal rights in addition to those provided by the LBCA.

Holders of TCBI common stock are entitled to rights of dissent and appraisal under the TBOC in connection with any merger or consolidation involving the corporation or the sale of all or substantially all of the corporation’s assets. For additional information regarding the appraisal rights provisions of the TBOC, see “The Merger – Dissenters’ Rights.”

Neither the TCBI articles nor the bylaws of TCBI grant appraisal rights in addition to those provided by the TBOC.

ACCOUNTING TREATMENT

The accounting principles applicable to the merger as described in FASB ASC 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for the merger is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Business First (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of the anticipated material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of TCBI common stock that exchange their shares for the merger consideration. This discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address the alternative minimum tax or any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

Further, this discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, without limitation, dealers or brokers in securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations and entities, including pension plans, individual retirement accounts and employee stock ownership plans, holders subject to the alternative minimum tax provisions of the Code, partnerships, persons who acquired shares of TCBI common stock in connection with employment or otherwise as compensation, S corporations or other pass-through entities or investors in such entities, regulated investment companies, real estate investment trusts, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, or holders who hold shares of TCBI common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

The discussion applies only to U.S. holders of shares of TCBI common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). For purposes of this discussion, the term “U.S. holder” means a beneficial owner of TCBI common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if  (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds TCBI common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds TCBI common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation. You should consult with your own tax advisor as to the specific tax consequences of the merger to you in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of possible changes in applicable tax laws after the date of this proxy statement/prospectus.

Tax Consequences of the Merger Generally

In connection with the filing with the SEC of the registration statement of which this proxy statement/prospectus is a part, Fenimore Kay Harrison LLP, tax counsel to Business First, has rendered its tax opinion to Business First, and Bracewell LLP, tax counsel to TCBI, has rendered its tax opinion to TCBI, in each case, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Copies of such tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement.

The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Business First and TCBI of tax opinions from Fenimore Kay Harrison LLP and Bracewell LLP, respectively, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing tax opinions may be waived by both Business First and TCBI. Neither Business First nor TCBI currently intends to waive this condition to its obligation to consummate the merger. If either Business First or TCBI waives this condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to TCBI shareholders have materially changed, Business First and TCBI will recirculate appropriate materials to resolicit the votes of TCBI shareholders.

The opinions of Fenimore Kay Harrison LLP and Bracewell LLP provided to Business First and TCBI, respectively, are and will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and completion of the merger strictly in accordance with the merger agreement and the registration statement of which this proxy statement/prospectus forms a part. In rendering their legal opinions, Bracewell LLP and Fenimore Kay Harrison LLP will rely on representations and covenants of Business First and TCBI, including those representations contained in certificates of officers of Business First and TCBI, reasonably satisfactory in form and substance to each such counsel, and will assume that such representations are true, correct and complete without any regard to any knowledge limitation and that such covenants will be complied with. If any of these assumptions or representations are or become inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. The opinions represent each counsel’s best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues. Business First and TCBI have not sought, and will not seek, any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below or described in the tax opinions.

The following discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

U.S. Federal Income Tax Consequences to TCBI and Business First

With respect to the merger, each of TCBI and Business First will be considered a party to a “reorganization” within the meaning of Section 368(b) of the Code, and neither TCBI nor Business First will recognize any gain or loss as a result of the merger.

U.S Holders that Exchange TCBI Common Stock Solely for Business First Common Stock

Subject to the discussion below relating to the receipt of cash instead of a fractional share, a U.S. holder that exchanges TCBI common stock solely for shares of Business First common stock:

●	would generally not recognize any gain or loss on the exchange of shares of TCBI common stock for shares of Business First common stock in the merger;

●

would generally have an aggregate tax basis in the Business First common stock received in the merger (including any fractional share deemed received and exchanged for cash, as described below) equal to its aggregate tax basis in the TCBI common stock surrendered in exchange therefor; and

●

would generally have a holding period for the shares of Business First common stock received in the merger that includes its holding period for its shares of TCBI common stock surrendered in exchange therefor.

If you acquired different blocks of TCBI common stock at different times or at different prices, the adjusted tax basis and holding period of each block of Business First common stock you receive would be determined on a block-for-block basis depending on the adjusted tax basis and holding period of the blocks of TCBI common stock surrendered in exchange therefor. U.S. holders should consult their tax advisors regarding the manner in which shares of Business First common stock should be allocated among different blocks of their TCBI common stock surrendered in the merger.

Cash Instead of Fractional Shares

If a U.S. holder receives cash instead of a fractional share of Business First common stock, the U.S. holder would generally be treated as having received such fractional share of Business First common stock in the merger and then as having exchanged the fractional share of Business First common stock for cash. As a result, the U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s aggregate tax basis allocable to the fractional share of Business First common stock. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if, as of the effective time, the U.S. holder’s holding period for such fractional share (including the holding period of shares of TCBI common stock surrendered therefor) exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses may be subject to limitations.

U.S. Holders Exercising Dissenters’ Rights

Upon its exercise of dissenters’ rights, a U.S. holder of TCBI common stock would exchange all of its TCBI common stock for cash. A U.S. holder that receives only cash in exchange for its TCBI common stock would generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its TCBI common stock. This gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for its shares of TCBI common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses may be subject to limitations.

Net Investment Income Tax

A U.S. holder of TCBI common stock that is an individual or estate, or a trust that does not fall into a special class of trusts that is excepted, is generally subject to a 3.8% tax on the lesser of (1) the holder’s “net investment income” for the relevant taxable year or (2) the excess of the holder’s modified adjusted gross income for the taxable year over a certain threshold, which depends on the individual’s U.S. federal income tax filing status. Net investment income generally would include any capital gain recognized in connection with the merger, as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such U.S. holder for the relevant tax year. U.S. holders should consult their tax advisors as to the application of this additional tax to their circumstances.

Potential Dividend Treatment

In some cases, if a U.S. holder of TCBI common stock actually or constructively owns shares of Business First common stock (other than the Business First common stock received as consideration in connection with the merger), the U.S. holder's recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the U.S. Holder's ratable share of Business First's accumulated earnings and profits (as calculated for U.S. federal income tax purposes). The determination of whether a U.S. holder will recognize a capital gain or dividend income as a result of its exchange of TCBI common stock in the merger is complex and must be determined on a shareholder-by-shareholder basis. Accordingly, each U.S. holder should consult his, her, or its own independent tax advisor as to the tax consequences of the merger, including such determination, in its particular circumstances.

Backup Withholding

Backup withholding at the applicable rate (currently 24%) may apply with respect to certain cash payments to a U.S. holder of TCBI common stock unless the holder:

●

furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or

●	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and would generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the U.S. holder timely furnishes the required information to the IRS.

Certain Reporting Requirements

U.S. holders of TCBI common stock who receive Business First common stock as a result of the merger are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of TCBI common stock exchanged, the number of shares of Business First common stock received, the fair market value and tax basis of TCBI shares exchanged and the U.S. holder’s tax basis in the Business First common stock received.

If a U.S. holder that receives Business First common stock in the merger is considered a “significant holder,” such U.S. holder would be required (1) to file a statement with its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the TCBI common stock surrendered by such U.S. holder in the merger (determined immediately before the merger), the names and employer identification numbers of TCBI and Business First and the date of the merger and (2) to retain permanent records of these facts relating to the merger. A “significant holder” is any TCBI shareholder that, immediately before the merger, (1) owned at least 1% (by vote or value) of the outstanding shares of TCBI common stock, or (2) owned TCBI securities with a tax basis of  $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences does not purport to be a complete analysis of all potential tax consequences of the merger. It is for general information purposes only and is not intended to be, and does not constitute, tax advice. Holders of TCBI common stock are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger (or exercise of appraisal rights) in light of their particular situations, as well as any tax consequences arising under any other U.S. federal tax laws, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty. Holders of TCBI common stock are also urged to consult their tax advisors with respect to the effect of possible changes in any of those laws after the date of this proxy statement/prospectus.

LEGAL MATTERS

The validity of the Business First common stock to be issued in the merger will be passed upon for Business First by Fenimore Kay Harrison LLP, Austin, Texas. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Business First by Fenimore Kay Harrison LLP, Austin, Texas, and for TCBI by Bracewell LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Business First as of December 31, 2020, and for the year then ended, appearing in Business First’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of Business First’s internal control over financial reporting as of December 31, 2020, have been audited by Dixon Hughes Goodman LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of Dixon Hughes Goodman LLP given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Business First as of December 31, 2019, and for the year then ended, appearing in Business First’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Business First’s internal control over financial reporting as of December 31, 2019, have been audited by Hannis T. Bourgeois, LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of Hannis T. Bourgeois, LLP given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Business First has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of its common stock that TCBI shareholders will be entitled to receive in connection with the merger. This proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional information about Business First and Business First common stock. The rules and regulations of the SEC allow Business First to omit certain information included in the registration statement from this proxy statement/prospectus.

Business First also files annual, quarterly and current reports, and other information with the SEC. Business First’s SEC filings are available to the public at the SEC's web site at www.sec.gov.

The SEC allows Business First to “incorporate by reference” into this proxy statement/prospectus certain information in documents filed by Business First with the SEC, which means that Business First can disclose important information to you by referring you to those documents without actually including the specific information in this proxy statement/prospectus. The information incorporated by reference is considered to be a part of this proxy statement/prospectus and should be read with the same care. You should not assume that the information in this proxy statement/prospectus is current as of any date other than the date of this proxy statement/prospectus or that any information incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). Business First incorporates by reference into this proxy statement/prospectus the documents listed below (other than any portions thereof deemed furnished and not filed in accordance with SEC rules):

●	Business First’s Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 5, 2021;

●	Business First’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed on May 6, 2021, August 5, 2021 and November 4, 2021, respectively;

●	Business First’s Definitive Proxy Statement on Schedule 14A for the 2021 Annual Meeting, filed on April 15, 2021;

●	Business First’s Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on January 13, 2021, March 18, 2021, March 26, 2021, March 31, 2021, May 27, 2021, and October 21, 2021; and

●

the description of Business First’s common stock included as Exhibit 4.3 to its Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 5, 2021, and any other amendment or report filed for the purposes of updating such description.

All reports and other documents Business First subsequently files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions thereof deemed furnished and not filed in accordance with SEC rules), prior to the termination of this offering, will also be incorporated by reference into this proxy statement/prospectus and deemed to be part of this proxy statement/prospectus from the date of the filing of such reports and documents. The most recent information that Business First files with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this proxy statement/prospectus commencing on the date on which the document is filed.

You may obtain from Business First a copy of any documents incorporated by reference into this proxy statement/prospectus without charge to you either from Business First or from the SEC as described above. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Business First at the following address:

Business First Bancshares, Inc.
500 Laurel Street, Suite 101
Baton Rouge, Louisiana 70801
Attention: Corporate Secretary
Telephone: (225) 248-7600

TCBI is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from TCBI, please send a request in writing or by telephone to TCBI at the following address:

Texas Citizens Bancorp, Inc.
4949 Fairmont Parkway, Suite 100

Pasadena, TX 77505
Attention: Michael Cornett, President, Treasurer, and Secretary
Telephone: (713) 948-5700

If you would like to request documents, please do so by December 21, 2021 to receive them before the TCBI special meeting. If you request any incorporated documents from Business First, then Business First will mail them to you by first-class mail, or another equally prompt means, within one business day after Business First receives your request.

Business First has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Business First, and TCBI has supplied all information contained in this proxy statement/prospectus relating to TCBI.

Neither Business First nor TCBI has authorized anyone to give any information or make any representation about the merger, the Business First common stock to be received by TCBI shareholders in the merger or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/ prospectus does not extend to you. The information contained herein speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION
BY AND BETWEEN

BUSINESS FIRST BANCSHARES, INC.
BATON ROUGE, LOUISIANA

AND

TEXAS CITIZENS BANCORP, INC.
PASADENA, TEXAS

DATED AS OF OCTOBER 20, 2021

EXHIBITS

FORM OF AGREEMENT AND PLAN OF BANK MERGER	EXHIBIT A
FORM OF VOTING AGREEMENT	EXHIBIT B
FORM OF DIRECTOR SUPPORT AGREEMENT	EXHIBIT C
FORM OF RELEASE	EXHIBIT D
CONFIDENTIAL SCHEDULES

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of October 20, 2021, by and between Business First Bancshares, Inc., a Louisiana corporation and registered financial holding company (“BFST”) and Texas Citizens Bancorp, Inc., a Texas corporation and registered bank holding company (“TCBI”).

WITNESSETH:

WHEREAS, BFST owns all of the issued and outstanding shares of capital stock of b1BANK, a Louisiana state non-member bank based in Baton Rouge, Louisiana (“b1BANK”);

WHEREAS, TCBI owns all of the issued and outstanding shares of capital stock of Texas Citizens Bank, National Association, a national banking association with its main office in Pasadena, Texas (“Texas Citizens Bank”);

WHEREAS, the respective boards of directors of TCBI and BFST have determined that it is desirable and in the best interests of their respective companies and shareholders to enter into and consummate the strategic business combination provided for in this Agreement in which TCBI will, on the terms and subject to the conditions set forth in this Agreement, merge with and into BFST, with BFST as the Surviving Corporation (the “Merger”);

WHEREAS, the parties intend that, immediately following the Merger, Texas Citizens Bank will merge with and into b1BANK, with b1BANK surviving the merger, on the terms and subject to the conditions set forth in the Agreement and Plan of Bank Merger attached hereto as Exhibit A (the “Bank Merger Agreement”);

WHEREAS, the respective boards of directors of TCBI and BFST have approved this Agreement and the Contemplated Transactions;

WHEREAS, as a condition and inducement to BFST’s willingness to enter into this Agreement, the directors and senior executive officers of TCBI and Texas Citizens Bank who own shares of TCBI Common Stock have executed and delivered to BFST an agreement to vote in favor of the Merger at any TCBI shareholders’ meeting called for the purpose of considering such matter;

WHEREAS, as a further condition and inducement to BFST’s willingness to enter into this Agreement, each director of TCBI and Texas Citizens Bank who is not also an employee of TCBI or any of its Subsidiaries has entered into a director support agreement containing non-competition and confidentiality obligations;

WHEREAS, as a further condition to the willingness of BFST to enter into this Agreement, certain employees of TCBI and/or its Subsidiaries will enter into termination agreements, employment agreements, or retention agreements contemporaneously with the execution of this Agreement; and

WHEREAS, for U.S. federal income tax purposes, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and that this Agreement is adopted as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.

NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good, valuable and lawful consideration and cause, the receipt, sufficiency and validity of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.01    Definitions. In this Agreement, unless the context otherwise requires or unless otherwise specifically provided in this Agreement:

“Acquisition Proposal” is defined in Section 7.10(A).

“Adverse Recommendation Action” is defined in Section 7.10(D).

“Affiliate” means, with respect to any Entity, any other Entity that directly or indirectly controls, is controlled by or is under common control with such Entity. For purposes of this definition, the term “control” means the power, either directly or indirectly, to direct or cause the direction of the management and policies of such Entity through voting rights, ownership or contractual obligations.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

“Agreement” is defined in the Preamble.

“AJCA” means the American Jobs Creation Act of 2004, as amended.

“ASTM” is defined in Section 6.01(W).

“Average Closing Price” means the average of the closing price per share of BFST Common Stock on the NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, another alternative source as chosen by BFST and reasonably acceptable to TCBI) for the twenty (20) consecutive trading days ending on and including the fifth (5th) trading day preceding the Closing Date.

“b1BANK” is defined in the Recitals.

“b1BANK Stock” is defined in Section 4.02(A).

“Bank Merger” is defined in Section 2.02.

“Bank Merger Agreement” is defined in the Recitals.

“Banking Laws” is defined in Section 4.05(A).

“Bankruptcy Exception” means any limitation imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar law affecting creditors’ rights and remedies generally and, with respect to enforceability, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

“BFST” is defined in the Preamble.

“BFST Annual Financial Statements” is defined in Section 4.04(A).

“BFST Board” means the Board of Directors of BFST.

“BFST Common Stock” means the common stock of BFST, par value $1.00 per share.

“BFST Contracts” means any of the following to which BFST or any of its Subsidiaries is a party to or by which it is bound (whether written or oral, express or implied): (i) employment contracts, change-in-control agreements or severance arrangements (including any collective bargaining contract or union agreement or agreement with an independent consultant); (ii) bonus, stock option, restricted stock, stock appreciation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement; (iii) any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee; (iv) contract or commitment for capital expenditures; (v) material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement; (vi) contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business; (vii) contract, agreement or letter with respect to the management or operations of BFST or b1BANK imposed by any Governmental Authority having supervisory jurisdiction over BFST or b1BANK; (viii) note, debenture, agreement, contract or indenture related to the borrowing by BFST or any Subsidiary of money other than those entered into in the ordinary course of business; (ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business; (x) agreement with or extension of credit to any executive officer or director of BFST or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding BFST Common Stock, or any Affiliate of such Person; (xi) agreement with any executive officer or director of BFST or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding BFST Common Stock or any Affiliate of such Person, relating to bank owned life insurance; (xii) lease of immovable property; (xiii) any agreement containing covenants that limit the ability of BFST or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, BFST (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Authority); (xiv) any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of thirty (30) days or less; (xv) any agreement pursuant to which BFST or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person; (xvi) any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which would entitle any present or former director, officer, employee, consultant, or agent of BFST or any of its Subsidiaries to indemnification from BFST or any of its Subsidiaries; (xvii) any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which grants any right of first refusal, right of first offer, or similar right with respect to any assets or properties of BFST or its respective Subsidiaries; (xviii) any agreement, contract, arrangement, commitment, or understanding (whether written or oral) relating to any joint venture, partnership, limited liability company agreement, or other similar agreement or arrangement; (xix) any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business; (xx) any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which is not terminable on sixty (60) days or less notice and involving the payment of more than $500,000 per annum; or (xxi) contracts, other than the foregoing, with payments aggregating $500,000 or more not made in the ordinary course of business.

“BFST Employee Plan” means the BFST Incentive Plan and all other employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of BFST that are sponsored or maintained by BFST, or to which BFST contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of BFST, or with respect to which BFST has any liability, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), any employment agreement or collective bargaining agreement, employee stock ownership, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan.

“BFST Incentive Plan” means the Business First Bancshares, Inc. 2017 Equity Incentive Plan.

“BFST Intellectual Property” means all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by BFST or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract.

“BFST Interim Financial Statements” is defined in Section 4.04(A).

“BFST Stock Issuance” is defined in Section 4.03(A).

“BOLI” is defined in Section 5.15.

“Burdensome Condition” is defined in Section 7.03(B).

“Business Day” means any day other than a Saturday, a Sunday or a day on which Louisiana state banks are authorized or required to be closed.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as amended, together with all rules, regulations and guidance from Governmental Authorities relating thereto.

“Certificate” is defined in Section 2.10(A).

“Closing” is defined in Section 3.01.

“Closing Date” is defined in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Constituent Documents” means, with respect to any Entity, its certificate or articles of incorporation, bylaws and any similar charter or other organizational documents.

“Contemplated Transactions” means the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or similar state law, and (v) under corresponding or similar provisions of foreign laws or regulations.

“COVID-19” means the SARS-CoV-2 virus (severe acute respiratory syndrome coronavirus 2) and the disease therefrom known as COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law (including the CARES Act), order, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention or the World Health Organization) in relation to, arising out of, in connection with or in response to an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such law, directive, guideline, recommendation or interpretation thereof.

“Data Conversion” is defined in Section 7.15.

“Dissenting Share” is defined in Section 2.08.

“Effective Time” is defined in Section 3.01.

“Employment Agreements” is defined in Section 7.19(D).

“Entity” means any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Governmental Authority.

“Environmental Laws” means the Legal Requirements now or hereafter in effect, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety or Hazardous Materials. The term Environmental Laws include, but are not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” with respect to an Entity means any other Entity that, together with such first Entity, would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means the Entity designated by BFST to effect the exchange of TCBI Common Stock for the Merger Consideration. Unless otherwise designated, the Exchange Agent will be Computershare Trust Company, N.A.

“Exchange Fund” is defined in Section 2.10(A).

“Exchange Ratio” means 0.7038, which shall remain fixed, unless otherwise agreed to by the parties (including any adjustment pursuant to Section 9.01(H)).

“FDIA” means the Federal Deposit Insurance Act, as in effect on the date of this Agreement.

“Final Index Price” is defined in Section 9.01(H).

“FDIC” means the Federal Deposit Insurance Corporation.

“GAAP” means generally accepted accounting principles, standards, and procedures issued by the Financial Accounting Standards Board, as in effect from time to time in the United States.

“Governmental Authority” means any governmental body, whether administrative, executive, judicial, legislative, police, regulatory, or taxing, including any international, federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency or Entity, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, without limitation, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any Governmental Authority, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead; provided, however, that “Hazardous Material” does not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of a Party or its Subsidiary in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Indemnified Party” is defined in Section 7.18(A).

“Index” is defined in Section 9.01(H).

“Initial Index Price” is defined in Section 9.01(H).

“IRS” means the Internal Revenue Service.

“Knowledge,” “knowledge” or any variation thereof means the actual knowledge of the Person, which if an Entity, means the actual knowledge of its board of directors and senior executive officers, after reasonable due inquiry.

“LBCA” means the Louisiana Business Corporation Act, La. Rev. Stat. §§12:1 et seq.

“Legal Requirement” means collectively, with respect to a Person, any (i) federal, state, local, municipal or other constitution, law, ordinance, principle of common law, code, rule, regulation, statute, treaty, or administrative pronouncement having the force of law, (ii) any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority, or any arbitration award entered into by an arbitrator, in each case having competent jurisdiction to render such, or (iii) other similar requirement enacted, adopted or promulgated by any Governmental Authority, in each case, that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

“Lien” means any mortgage, lien (statutory or other) or encumbrance, or other security agreement, arrangement or interest, hypothecation, pledge or other deposit arrangement, assignment, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any unallocated title reservations or any other title matters which impairs marketability of title), conditional sale, title retention or other similar agreement, arrangement, device or restriction, preemptive or similar right, any financing lease involving substantially the same economic effect as any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or comparable Legal Requirement of any jurisdiction, restriction on sale, transfer, assignment, disposition or other alienation, or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

“Loan” means all evidences of indebtedness and leases, including any renewals and extensions (individually a “Loan” and collectively, the “Loans”).

“Material Adverse Change” means, with respect to BFST or TCBI, as applicable, any event, change, occurrence, condition or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the financial condition, assets, capitalization, management, business, properties or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to timely perform its obligations under this Agreement; excluding, for purposes of subclause (i), any such effects resulting from: (a) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements; (b) changes, after the date hereof, in Legal Requirements of general applicability to companies in the industries in which such Party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Authorities; (c) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such Party or its Subsidiaries; (d) public disclosure of the Contemplated Transactions or actions expressly required by this Agreement or that are taken with the prior written consent of the other Party, or as otherwise expressly permitted or contemplated by this Agreement; (e) a decline in the trading price of BFST’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Change has occurred); or (f) any local, regional, national or global health conditions (including any epidemic, pandemic or disease outbreak (including COVID-19), including any material worsening of such conditions or any law, directive, guidelines or recommendations issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, any other Governmental Authority providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such law, directive, guidelines, recommendations or interpretation thereof; except, with respect to subclauses (a), (b), (c) and (f), to the extent that any such change has had, or is reasonably likely to have, a materially disproportionate effect on such Party and its Subsidiaries, taken as a whole, relative to other Entities in the industries in which such Party and its Subsidiaries operate.

“Material Proceeding” is defined in Section 6.01(L).

“Merger” is defined in the Recitals.

“Merger Consideration” is defined in Section 2.06(C).

“Multiemployer Plan” is defined in Section 4.16(C).

“NASDAQ” means the NASDAQ Global Select Market.

“Notice of Superior Proposal” is defined in Section 7.10(E).

“Notice Period” is defined in Section 7.10(E).

“OREO” means other real estate owned.

“Party” or “parties” means BFST and TCBI.

“Person” means any natural individual or any Entity.

“Phase I” is defined in Section 6.01(W).

“Proceeding” means any action, claim, demand, lawsuit, assessment, arbitration, judgment, award, decree, order, injunction, prosecution or investigation, or other proceedings before any Governmental Authority or arbitration.

“Proxy Statement/Prospectus” is defined in Section 7.04(A).

“Release” is defined in Section 7.19(C).

“Representatives” means, with respect to any Person, its directors, officers, employees, members, partners, shareholders, agents, representatives or advisers (including attorneys, accountants, insurers, rating agencies, consultants, bankers and financial advisers).

“Requesting Party” is defined in Section 3.04.

“Requisite TCBI Vote” is defined in Section 5.03(A).

“Requisite Regulatory Approvals” is defined in Section 7.03(A).

“S-4 Registration Statement” is defined in Section 7.04(A).

“Schedules” means the disclosure schedules supplementing the representations and warranties made by the parties under this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” has the meaning ascribed to that term in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission.

“Superior Proposal” is defined in Section 7.10(A).

“Surviving Bank” is defined in Section 2.02.

“Surviving Corporation” is defined in Section 2.01.

“Tail Coverage” is defined in Section 7.18(D).

“Tax” and “Taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, escheat, unclaimed property, and other taxes, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“TBOC” means the Texas Business Organization Code.

“TCBI” is defined in the Preamble.

“TCBI Audited Statements” is defined in Section 5.05.

“TCBI Board” means the Board of Directors of TCBI.

“TCBI Cancelled Shares” is defined in Section 2.06(B).

“TCBI Common Stock” means the common stock, $1.00 par value per share, of TCBI.

“TCBI Contracts” is defined in Section 5.13(A).

“TCBI Employees” is defined in Section 7.13(A).

“TCBI Employee Plan” is defined in Section 5.28(A).

“TCBI Equity Award” shall mean an award, grant, unit, option to purchase, or other right to receive a share or shares of TCBI Common Stock including, but not limited to, the TCBI Options.

“TCBI Expenses” means the reasonable estimate, determined in good faith by TCBI and set forth on Section 7.26 of the Schedules, of (i) investment banking fees, accounting fees and attorneys’ fees, (ii) costs to terminate Technology-Related Contracts, and (iii) costs to terminate each agreement listed on Section 7.20 of the Schedules, in each case that TCBI and its Subsidiaries reasonably expect to be pay or accrue through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement, exclusive of any costs that may be incurred by TCBI as a result of any litigation which may arise in connection with this Agreement; provided, that for purposes of the preparation of the such estimate, the Closing Date shall be assumed to be January 1, 2022.

“TCBI Financial Statements” is defined in Section 5.05.

“TCBI Incentive Plan” shall mean the Amended and Restated Texas Citizens Bancorp, Inc. Stock Awards and Incentive Plan.

“TCBI Intellectual Property” is defined in Section 5.17(A).

“TCBI Meeting” is defined in Section 7.05(A).

“TCBI Options” shall mean each option to purchase shares of TCBI Common Stock issued pursuant to the TCBI Incentive Plan.

“TCBI Performance Options” shall mean each TCBI Option that is subject to being earned by the holder thereof based on the satisfaction of certain performance-based requirements.

“TCBI Personal Property” is defined in Section 5.11.

“TCBI Real Property” is defined in Section 5.10(A).

“TCBI Recommendation” is defined in Section 7.05(B).

“TCBI SERP” means each supplemental executive retirement plan or supplemental director retirement plan to which TCBI or any of its Subsidiaries is a party or is obligated, all of which are listed on Section 1.01 of the Schedules.

“TCBI Subsequent Determination” is defined in Section 7.10(E).

“TCBI Unaudited Statements” is defined in Section 5.05.

“Technology Related Contracts” is defined in Section 7.15.

“Termination Fee” is defined in Section 9.04(A).

“Texas Citizens Bank” is defined in the Recitals.

“Texas Citizens Bank Call Report” is defined in Section 5.06.

“Treasury Regulations” means the regulations (including proposed and temporary regulations) promulgated by the United States Department of the Treasury under the Code.

Section 1.02    Interpretation. The table of contents, headings and captions contained in this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or any provision of this Agreement. When a reference is made in this Agreement to the Preamble or Recitals or a Section or Schedule or an Exhibit, such reference is to the Preamble or Recitals to, a Section of, or Schedules or Exhibits to this Agreement unless otherwise indicated. Any agreement, instrument or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument or statute in effect as of the date of this Agreement unless the context in which the agreement, instrument or statute is used expressly provides otherwise. References to a Person are also to its successors and permitted assigns. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of the Agreement. Each use of the masculine, feminine or neuter gender is deemed to include the other genders, and each use of the plural is deemed to include the singular, and vice versa, in each case as the context requires. This Agreement is the product of negotiation by the parties, having assistance of counsel and other advisors. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, the parties intend that this Agreement not be construed more strictly with regard to one Party than with regard to the other. No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, which action or omission would violate any Legal Requirement. All references to days in this Agreement are to calendar days, unless the context expressly otherwise provides, except that any time period provided for in this Agreement that will end on a day other than a Business Day will extend to the next Business Day.

ARTICLE II

THE MERGER

Section 2.01    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, TCBI will merge with and into BFST in accordance with the TBOC and the LBCA. BFST will be the surviving corporation in the Merger (“Surviving Corporation”) and will continue its corporate existence under the LBCA. At the Effective Time, the separate corporate existence of TCBI will cease.

Section 2.02    Bank Merger. Except as provided below, immediately following the Merger and sequentially but in effect simultaneously on the same day as the Effective Time, Texas Citizens Bank shall be merged with and into b1BANK (the “Bank Merger”), in accordance with the provisions of federal and Louisiana state banking laws and regulations, and b1BANK shall be the surviving bank (the “Surviving Bank”), on the terms and subject to the conditions set forth in the Bank Merger Agreement. The Bank Merger shall have the effects as set forth under applicable federal and Louisiana state banking laws and regulations, as further set forth in the Bank Merger Agreement, which b1BANK and Texas Citizens Bank are simultaneously executing as of the date hereof. Each of BFST and TCBI have approved the Bank Merger Agreement in its capacity as the sole shareholder of b1BANK and Texas Citizens Bank, respectively. As provided in the Bank Merger Agreement, the Bank Merger may be abandoned at the election of b1BANK at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Texas Citizens Bank shall continue to operate under its name; provided, however, that prior to any such election, BFST shall (a) reasonably consult with TCBI and its regulatory counsel and (b) reasonably determine in good faith that such election will not, and would not reasonably be expected to, prevent, delay, or impair any Party’s ability to consummate the Merger or the other transactions contemplated by this Agreement.

Section 2.03    Effects of the Merger. At the Effective Time, the Merger will have the effects set forth in Section 1107 of the LBCA, Section 10.008 of the TBOC and this Agreement. Without limiting the generality of and subject to the foregoing and subject to Section 1107(A)(9) of the LBCA, all of the property, rights, privileges, powers and franchises of TCBI will vest in BFST, and all debts, liabilities, obligations, restrictions and duties of TCBI will become the debts, liabilities, obligations, restrictions and duties of BFST. The name of the Surviving Corporation will be “Business First Bancshares, Inc.”

Section 2.04    Constituent Documents. At the Effective Time and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the Surviving Corporation, the Constituent Documents of the Surviving Corporation will be the Constituent Documents of BFST as in effect at the Effective Time.

Section 2.05    Directors and Executive Officers.

(A)    Effective at the Effective Time and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the Surviving Corporation, the directors of BFST in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation.

(B)    At the Effective Time and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the Surviving Corporation, the senior officers of BFST immediately prior to the Effective Time shall be the senior officers of the Surviving Corporation.

Section 2.06    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any further action on the part of the parties or any shareholder of BFST or TCBI:

(A)    Each share of BFST Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(B)    Each share of TCBI Common Stock owned directly by BFST, TCBI (including any treasury shares), or any of their respective wholly owned Subsidiaries (other than shares in trust accounts, managed accounts, and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto (the “TCBI Cancelled Shares”).

(C)    Each share of TCBI Common Stock (excluding Dissenting Shares and TCBI Cancelled Shares) issued and outstanding at the Effective Time shall, automatically, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive a number of shares of BFST common stock (the “Merger Consideration”) equal to the Exchange Ratio plus cash in lieu of any fractional share of BFST Common Stock. The aggregate Merger Consideration to be received by each holder of TCBI Common Stock shall be rounded down to the nearest whole share of BFST common stock, with cash to be paid in lieu of each such fractional share resulting from such rounding pursuant to Section 2.06(E).

(D)    Immediately prior to the Effective Time, (i) each TCBI Option (other than TCBI Performance Options) that is then outstanding shall become fully vested and exercisable, and (ii) each TCBI Performance Option that is then outstanding shall become fully earned (but not vested), and the Effective Time shall be deemed to be the “Earned Date” for purposes of determining each such TCBI Performance Option’s exercisability based on satisfaction of the time-based vesting requirement by the holder thereof. At the Effective Time, each TCBI Option that is then outstanding shall automatically, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, and, in consideration therefor, BFST shall grant to each holder of TCBI Options an option to purchase shares of BFST Common Stock pursuant to the BFST Incentive Plan (each, a “BFST Substitute Option”), on the same terms and conditions (including vesting and exercisability, exercise periods, payment methods, and expiration provisions (as such terms may be modified prior to Closing in accordance with this Agreement), but excluding general administrative terms and conditions which shall be governed in accordance with the BFST Incentive Plan) as applicable to each such TCBI Option as in effect immediately prior to the Effective Time (including, for the avoidance of doubt, full earning of TCBI Performance Options and full vesting of all other TCBI Options), except that (i) the number of shares of BFST Common Stock subject to such BFST Substitute Option shall equal the product of (x) the number of shares of TCBI Common Stock subject to such TCBI Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio and (ii) the per share exercise price for the shares of BFST Common Stock issuable upon exercise of such BFST Substitute Option shall equal the quotient determined by dividing (x) the exercise price per share of TCBI Common Stock at which such TCBI Option was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio; provided, however, that the exercise price and the number of shares of BFST Common Stock issuable upon exercise of such BFST Substitute Option, and the terms and conditions of such BFST Substitute Option, shall be determined in a manner consistent with the requirements for a substitution of stock rights in accordance with Sections 424 or 409A of the Code, as applicable, so as not to be considered a modification of any TCBI Option, to retain, where applicable and possible, the tax and accounting treatment of each such TCBI Option (including any TCBI Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code) and not to be treated as a change in the form of payment or as nonqualified deferred compensation under Section 409A of the Code. Section 2.06(D) of the Schedules sets forth a listing of all TCBI Options, including the holder, the exercise price, the grant date and the expiration date. Except for the aforementioned TCBI Options that will automatically cease to be outstanding at the Effective Time as contemplated by this Section 2.06(D), no TCBI Equity Award shall be outstanding as of the Effective Time, and no obligations to issue TCBI Equity Awards shall exist following the Effective Time. Prior to the Effective Time, the Company shall take all actions necessary (including delivering all required notices and obtaining all necessary approvals and consents) to effect the treatment of the TCBI Options as provided in this Section 2.06(D), to terminate the TCBI Incentive Plan as of the Effective Time, and to cause the provisions in any other agreement providing for the issuance, transfer or grant of any capital stock of TCBI or any interest in respect of any capital stock of TCBI to terminate and be of no further force and effect as of the Effective Time, and the Company shall ensure that following the Effective Time no person who was, immediately prior to the Effective Time, a holder of any TCBI Equity Award, a person for whom a future grant of a TCBI Equity Award had been approved, or a participant in the TCBI Incentive Plan or any other TCBI Employee Plan, shall have any right thereunder to acquire any capital stock of BFST, b1BANK, TCBI or Texas Citizens Bank, except with respect to BFST Substitute Options.

(E)    Notwithstanding anything in this Agreement to the contrary, no fractional shares of BFST Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu of the issuance of any such fractional shares, BFST shall pay or cause to be paid to each former holder of TCBI Common Stock otherwise entitled to receive such fractional share an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of BFST Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.06, rounded to the nearest one hundredth of a share.

Section 2.07    Anti-Dilutive Adjustment. If the number of shares of BFST Common Stock or TCBI Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, reclassification, or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of TCBI Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.08    Dissenting Shares. Holders of shares of TCBI Common Stock shall have such rights to dissent from the Merger and obtain payment of the fair value of their shares as are afforded to such Person by Chapter 10, Subchapter H of the TBOC. Each share of TCBI Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has properly perfected such holder’s rights of appraisal by following the exact procedure required by under the TBOC, is referred to herein as a “Dissenting Share.” Notwithstanding anything in this Agreement to the contrary, each Dissenting Share owned by each holder thereof who properly perfects such holder’s appraisal rights in connection with the Merger by following the exact procedures required by the TBOC will be entitled to receive payment of the fair value, as contemplated in the TBOC, paid in cash for such holder’s shares of TCBI Common Stock in accordance with and to the extent required under the applicable provisions of the TBOC in lieu of the Merger Consideration described in Section 2.06; provided, however, if any holder of any Dissenting Shares shall effectively withdraw or lose his appraisal rights under the applicable provisions of the TBOC, each such Dissenting Share shall cease to be a Dissenting Share and shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration for each of such holder’s Dissenting Shares without any interest thereon in accordance with the provisions of Section 2.06. TCBI will give BFST (a) prompt written notice of any communications received from any shareholder of TCBI related to the exercise of, or indicating an intent to exercise appraisal rights, and (b) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the TBOC. TCBI shall not, except with the prior written consent of BFST, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of TCBI Common Stock for which appraisal rights have been perfected shall be returned to BFST upon demand.

Section 2.09    Rights as Shareholders; Stock Transfers. At the Effective Time, all shares of TCBI Common Stock, when converted in accordance with Section 2.06, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and, other than any then-unpaid dividend or distributions on TCBI Common Stock having a record date before the Effective Time, each Certificate evidencing such shares shall thereafter represent only the right to receive for each such shares of TCBI Common Stock the Merger Consideration and any cash in lieu of fractional shares of BFST Common Stock as provided under Section 2.06(E). At the Effective Time, the stock transfer books of TCBI will be closed, and there will be no transfers on the stock transfer books of TCBI of the shares of TCBI Common Stock that were outstanding immediately prior to the Effective Time.

Section 2.10    Exchange Procedures.

(A)    At or before the Effective Time, BFST shall deposit with the Exchange Agent, for the benefit of the holders of the Certificates, evidence of shares in book entry representing the number of shares of BFST Common Stock sufficient to deliver the Merger Consideration (together with a reasonable estimate of the amount of any cash payable in lieu of fractional shares pursuant to Section 2.06(E), and, if applicable, cash in an aggregate amount sufficient to make the appropriate payment to holders of Dissenting Shares) (collectively, the “Exchange Fund”). As soon as practicable after the Effective Time, BFST will instruct the Exchange Agent, at the cost of BFST, to mail to each record holder of a certificate which immediately prior to the Effective Time represented one or more outstanding shares of TCBI Common Stock (each, a “Certificate”) a letter of transmittal that will (i) specify that delivery will be effected, and risk of loss and title to the Certificate(s) will pass, only upon delivery of the Certificate(s) to the Exchange Agent, (ii) include instructions for use in surrendering the Certificate(s) in exchange for the Merger Consideration described in Section 2.06, and (iii) include such other reasonable provisions as BFST may specify and which are consistent with the terms of this Agreement. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, and such other documents as may reasonably be required by the Exchange Agent or BFST, the holder of such Certificate will be entitled to receive the Merger Consideration and cash in lieu of fractional shares described in Section 2.06, with the portion of the Merger Consideration consisting of shares of TCBI Common Stock to be issued in book entry form. The Exchange Agent will cancel or cause to be cancelled the Certificates surrendered in accordance with this Section 2.10(A) and will deliver or cause to be delivered the cancelled Certificates to BFST. The Exchange Agent and BFST, as the case may be, shall not be obligated to deliver the Merger Consideration to a holder to which such holder would otherwise be entitled as a result of the Merger until such holder surrenders the Certificates representing the shares of TCBI Common Stock for exchange as provided in this Article II, or an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by BFST or the Exchange Agent. All costs for services of Exchange Agent, as contemplated herein, shall be paid by BFST.

(B)    BFST or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder such amounts as BFST is required to deduct and withhold under Legal Requirements. BFST or the Exchange Agent, as the case may be, shall use commercially reasonable efforts to provide to TCBI, for the benefit of the holders of shares of TCBI Common Stock and TCBI Options, advance notice of its intention to make such deduction or withholding (with supporting explanation of the basis for such deduction or withholding), and shall reasonably cooperate with TCBI to obtain any available reduction of, or relief from, such deduction or withholding from the applicable Governmental Authority. Any amounts so deducted and withheld shall be timely remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made by BFST or the Exchange Agent, as applicable.

(C)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of TCBI for twelve (12) months after the Exchange Agent mails the transmittal materials to such shareholders will be returned to the Surviving Corporation upon demand, and holders of Certificate(s) who have not complied with the exchange procedures described in this Section 2.10 will look only to the Surviving Corporation, and not the Exchange Agent, for the payment of their Merger Consideration, any cash in lieu of fractional shares of BFST Common Stock to be issued or paid in consideration therefor as described in Section 2.06(E), and any dividends or distributions to which such holder is entitled in respect of each share of TCBI Common Stock such holder held immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of TCBI Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of BFST Common Stock or cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other Legal Requirements, become the property of BFST (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Notwithstanding anything herein to the contrary, none of BFST, TCBI, or any Exchange Agent will be liable to any former holder of TCBI Common Stock with respect to any amount delivered in good faith to a public official in accordance with any applicable abandoned property, escheat or similar laws. BFST and the Exchange Agent shall be entitled to rely upon the stock transfer books of TCBI to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of TCBI Common Stock represented by any Certificate, BFST and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

Section 2.11    Rights of Certificate Holders after the Effective Time.

(A)    All shares of BFST Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by BFST in respect of the BFST Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of BFST Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the BFST Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article II. Subject to Legal Requirements, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the Certificates representing whole shares of BFST Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of BFST Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of BFST Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(B)    In the event of a transfer of ownership of a Certificate representing TCBI Common Stock that is not registered in the stock transfer records of TCBI, the proper amount of Merger Consideration and any cash in lieu of fractional shares shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such TCBI Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of BFST that the Tax has been paid or is not applicable.

Section 2.12    Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, BFST may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the Contemplated Transactions so long as (a) there are no material adverse U.S. federal income Tax consequences to the shareholders of TCBI as a result of such modification, (b) the consideration to be paid to holders of TCBI Common Stock and TCBI Options under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification, (c) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals and (d) such modification, or any result thereof, will not prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE III
THE CLOSING AND THE CLOSING DATE

Section 3.01    Effective Time; Time and Place of the Closing and Closing Date. The Merger will become effective on the date and at the time (the “Effective Time”) specified in the Certificate of Merger issued by the Louisiana Secretary of State; provided, however, (a) such date shall be within thirty (30) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of all mandatory waiting periods; and (b) that the parties will use commercially reasonable efforts to cause the Merger to become effective on the first day of the calendar month following the month in which all conditions set forth in Article VIII, including the receipt of all necessary regulatory, corporate and other approvals and the expiration of all mandatory waiting periods are satisfied or waived. On the day of the Effective Time or on the Business Day immediately preceding the Effective Time (the “Closing Date”), the closing (the “Closing”) will take place remotely via the exchange of certificates, letters and other documents to determine whether all of the conditions set forth in Article VIII have been satisfied or waived and whether any condition exists that would permit a Party to this Agreement to terminate this Agreement. If no such condition then exists or if no Party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties will execute such documents and instruments as may be necessary or appropriate to effect the Contemplated Transactions.

Section 3.02    Actions to be Taken at the Closing by BFST. At the Closing, BFST will execute and acknowledge (where appropriate) and deliver or cause to be delivered (including delivery by electronic means) to TCBI, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to TCBI’s obligations to close hereunder):

(A)    A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of BFST, acting solely in his or her official capacity, certifying (i) the due adoption by the BFST Board of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the Constituent Documents of BFST; and (iii) the incumbency and true signatures of those officers of BFST duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement;

(B)    A certificate, dated as of the Closing Date, duly executed by the Chief Executive Officer and Chief Financial Officer of BFST, acting solely in their official capacities, certifying that the conditions to Closing described in Section 8.03(A) to Section 8.03(D) have been satisfied;

(C)    Evidence reasonably satisfactory to TCBI that all consents and approvals required to be obtained by BFST from third parties to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed in Section 4.07 of the Schedules have been obtained and are in full force and effect; and

(D)    All other documents required to be delivered to TCBI by BFST under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by TCBI or its counsel.

Section 3.03    Actions to be Taken at the Closing by TCBI. At the Closing, TCBI will execute and acknowledge (where appropriate) and deliver or cause to be delivered (including delivery by electronic means) to BFST, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to BFST’s obligations to close hereunder):

(A)    A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of TCBI, acting solely in his or her official capacity, certifying (i) the due adoption by the TCBI Board of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the approval by the shareholders of TCBI of this Agreement and the transactions contemplated by the Agreement; (iii) the Constituent Documents of TCBI; (iv) a true and correct list of record shareholders of TCBI as of the Closing Date; and (v) the incumbency and true signatures of those officers of TCBI duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.

(B)    A certificate, dated as of the Closing Date, duly executed by the Chief Executive Officer of TCBI, acting solely in his or her official capacity, certifying that the conditions to Closing described in Section 8.02(A) to Section 8.02(E) have been satisfied;

(C)    Evidence reasonably satisfactory to BFST that all consents and approvals required to be obtained by TCBI from third parties to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed in Section 5.09 of the Schedules have been obtained and are in full force and effect; and

(D)    All other documents required to be delivered to BFST by TCBI under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by BFST or its counsel.

Section 3.04    Additional Actions. If, at any time after the Effective Time, any Party shall consider or be advised that any further deeds, documents, assignments, or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Agreement (such Party, the “Requesting Party”), the other Party and its Subsidiaries and their respective officers and directors shall be deemed to have granted to the Requesting Party and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, documents, assignments, or assurances in law or take any such other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of the Requesting Party and its Subsidiaries, as applicable, are authorized in the name of the other Party and its Subsidiaries or otherwise to take any and all such action.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BFST

Except (a) as specifically set forth in a Section to the Schedules or (b) as disclosed in any SEC Reports filed with or furnished to the SEC by BFST after December 31, 2020 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), BFST makes the following representations and warranties to TCBI as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).

Section 4.01    Organization and Qualification.

(A)    BFST is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and a financial holding company duly registered under the Bank Holding Company Act of 1956, as amended, subject to all laws, rules and regulations applicable to financial holding companies. b1BANK is a Louisiana state bank duly organized, validly existing and in good standing under the laws of the State of Louisiana.

(B)    BFST and its Subsidiaries have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement.

(C)    b1BANK (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Louisiana Office of Financial Institutions, and (ii) is an insured bank as defined in the FDIA.

Section 4.02    Capitalization.

(A)    The authorized capital stock of BFST consists of 50,000,000 shares of BFST Common Stock, $1.00 par value, 20,516,493 shares of which are outstanding as of July 27, 2021, and 5,000,000 shares of preferred stock, no par value, none of which are issued and outstanding as of the date of this Agreement. BFST owns all of the issued and outstanding shares of common stock, $1.00 par value, of b1BANK (“b1BANK Stock”). All of the issued and outstanding shares of BFST Common Stock and b1BANK Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person.

(B)    At the Effective Time, the shares of BFST Common Stock issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.

Section 4.03    Execution and Delivery; No Violation.

(A)    BFST has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations under this Agreement. BFST has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. The BFST Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of BFST and its shareholders and has approved the Merger and the other Contemplated Transactions, including the issuance of shares of BFST Common Stock in connection with the Merger as contemplated by this Agreement (the “BFST Stock Issuance”). BFST has adopted and approved the Bank Merger Agreement in its capacity as the sole shareholder of b1BANK. No other corporate proceedings on the part of BFST are necessary to approve this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by BFST. Assuming due authorization, execution and delivery by TCBI, this Agreement constitutes the legal, valid and binding obligation of BFST, enforceable against BFST in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

(B)    Subject to the receipt of any regulatory consents and approvals set forth in Section 4.07 and the expiration of related waiting periods, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, constitutes or will constitute: (i) a breach or violation of any provision of the Constituent Documents of BFST or b1BANK; (ii) a violation of any Legal Requirement applicable to BFST, b1BANK or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of BFST or b1BANK under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which BFST or b1BANK is a party, or by which it or any of its properties, assets or business activities may be bound or affected.

Section 4.04    BFST Financial Statements.

(A)    BFST has furnished or made available to TCBI true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, which contains BFST’s audited consolidated balance sheets as of December 31, 2020 and 2019, and the related statements of income, comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2020, 2019 and 2018 (the “BFST Annual Financial Statements”) and (ii) Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2021 and June 30, 2021, as filed with the SEC, which contain BFST’s unaudited consolidated balance sheets and related statements of income, comprehensive income, shareholders’ equity and cash flows as of and for the quarters and interim periods ended March 31, 2021 and June 30, 2021 (the “BFST Interim Financial Statements”).

(B)    The BFST Annual Financial Statements and BFST Interim Financial Statements have been prepared from the books and records of BFST and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of BFST at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that the BFST Interim Financial Statements (i) omit the footnote disclosure required by GAAP and (ii) are subject to normal year-end audit adjustments required by GAAP. The consolidated balance sheets as of future dates and the related statements of income, comprehensive income, shareholders’ equity and cash flows of BFST for the periods then ended, which may be filed by BFST with the SEC subsequent to the date hereof, will be prepared from the books and records of BFST and its Subsidiaries and will fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of BFST at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may omit the footnote disclosure required by GAAP and be subject to normal year-end audit adjustments required by GAAP.

(C)    The records, systems, controls, data and information of BFST and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BFST or its Subsidiaries or accountants (including all means of access thereto and therefrom). BFST (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Exchange Act) designed to ensure that material information relating to BFST, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of BFST by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to BFST’s outside auditors and the audit committee of the BFST Board (a) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) that are reasonably likely to adversely affect BFST’s ability to record, process, summarize and report financial information, and (b) to the Knowledge of BFST, any fraud, whether or not material, that involves management or other employees who have a significant role in BFST’s internal controls over financial reporting. To the Knowledge of BFST, there is no reason to believe that BFST’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

Section 4.05    Compliance with Laws and Regulatory Filings.

(A)    BFST and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any Legal Requirement relating to BFST or any of its Subsidiaries, including all laws related to data protection or privacy, including, without limitation, the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans (collectively, the “Banking Laws”). Neither BFST nor any BFST Subsidiary have had or, to the Knowledge of BFST, suspected any material incidents of fraud or defalcation involving BFST, any BFST Subsidiary or any of their respective officers, directors or Affiliates during the last two (2) years.

(B)    Except as set forth in Section 4.05(B) of the Schedules, there is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report relating to any examinations of BFST or any BFST Subsidiary.

(C)    None of BFST or its Subsidiaries, or to the Knowledge of BFST, any director, officer, employee, agent or other Person acting on behalf of BFST or any of its Subsidiaries has, directly or indirectly, (i) used any funds of BFST or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of BFST or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of BFST or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of BFST or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for BFST or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for BFST or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.

(D)    Neither BFST nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority.

(E)    b1BANK is “well capitalized” (as that term is defined in 12 C.F.R. Section 325.103(b)), and “well managed” (as that term is defined is 12 C.F.R. Section 225.2(s)), and its Community Reinvestment Act of 1977 rating is no less than “satisfactory.” b1BANK has not been informed that its status as “well capitalized,” “well managed” or “satisfactory,” respectively, will change and has no basis for believing that its status will change.

(F)    Except as would not reasonably be expected to have a Material Adverse Change on BFST, BFST and each of its Subsidiaries (i) have all permits, licenses, authorizations, orders, and approvals of, (ii) each has made all filings, applications, and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted and (iii) all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect and, to BFST’s Knowledge, no suspension or cancellation of any of them is threatened.

(G)    The deposits of b1BANK are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and b1BANK has paid all premiums and assessments that are due and owing and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to BFST’s Knowledge, threatened.

(H)    None of BFST or its Subsidiaries, or to the Knowledge of BFST, any of their respective directors, officers or employees, has disclosed any confidential supervisory information about BFST or b1BANK to TCBI or any of its Subsidiaries, or to any of their respective directors, officers or employees.

Section 4.06    SEC Reports. BFST has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act for the past three (3) years. As of their respective dates (or if amended, as of the date so amended), each of such reports and statements (i) complied in all material respects as to form with the applicable requirements under the Exchange Act and (ii) were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.07    Consents and Approvals. Except as disclosed in Section 4.07 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by BFST or b1BANK in connection with the execution, delivery or performance of this Agreement or to consummate the transactions contemplated by this Agreement.

Section 4.08    Absence of Certain Changes or Events. Since December 31, 2020, (a) BFST and b1BANK have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except for COVID-19 Measures or as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the Contemplated Transactions), and (b) no Material Adverse Change on BFST or b1BANK has occurred.

Section 4.09    Proceedings. Except as set forth in Section 4.09 of the Schedules or as would not reasonably be expected to be material to BFST and its Subsidiaries, taken as a whole, there are no Proceedings pending or, to the Knowledge of BFST, threatened against BFST or any of its Subsidiaries, or any of their current or former directors or executive officers in their capacities as such, or to which BFST or any of its Subsidiaries or any of their current or former directors or executive officers, in their capacities as such, is a party.

Section 4.10    Undisclosed Liabilities. Except with respect to liabilities for Taxes of BFST, which are addressed under Section 4.12, BFST has not incurred any liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any BFST Employee Plan), that is not reflected in or disclosed in the BFST Financial Statements, except those liabilities and expenses (a) incurred in the ordinary course of business and consistent with prudent business practices since the date of the BFST Financial Statements, (b) as disclosed in Section 4.10 of the Schedules or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change on BFST.

Section 4.11    BFST Contracts. Except as would not reasonably be expected to be material to BFST and its Subsidiaries, taken as a whole, each BFST Contract is legal, valid and binding on BFST or its Subsidiaries, as the case may be, and to the Knowledge of BFST, the other parties thereto, enforceable against BFST or its Subsidiaries, as the case may be, in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exception, and is in full force and effect. Except for performance failures or defaults that would not reasonably be expected to have a Material Adverse Change on BFST and its Subsidiaries, taken as a whole, each of BFST and its Subsidiaries has performed in all respects all obligations required to be performed by it to date under each BFST Contract and there are no existing defaults by BFST or its Subsidiary, as the case may be, or, to the Knowledge of BFST, the other party thereunder and there are no allegations or assertions of any such performance failures or defaults by any party under such BFST Contract.

Section 4.12    Taxes and Tax Returns.

(A)    Subject to applicable extension periods, BFST and its Subsidiaries have duly and timely filed all federal and other material Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either BFST or any Subsidiary is or was a member. All such Tax Returns were true, correct and complete in all material respects. All material Taxes due and owing by BFST or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either BFST or any Subsidiary is or was a member (whether or not shown on any Tax Return) have duly and timely been paid. Neither BFST nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). No claim has ever been raised in writing by any Governmental Authority in a jurisdiction where BFST or any Subsidiary of BFST does not file Tax Returns that BFST or any such Subsidiary is or may be subject to taxation by that jurisdiction. There are no material Liens on any of the assets of BFST or any Subsidiary of BFST that arose in connection with any failure (or alleged failure) of BFST or any Subsidiary of BFST to pay any Tax, other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens for Taxes not yet due and payable or for Taxes that BFST or any Subsidiary of BFST is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable balance sheet in accordance with GAAP, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

(B)    BFST and its Subsidiaries have timely collected, withheld or deposited and to the extent required by applicable Law, duly paid to the appropriate Governmental Authority all material Taxes required to have been collected, withheld or deposited in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(C)    There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any material Tax liability of BFST or any Subsidiary either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which BFST or any Subsidiary has Knowledge based upon contact with any agent of such Governmental Authority.

(D)    Neither BFST nor any of its Subsidiaries has taken or agreed to take any action, or has Knowledge of any fact or circumstance, that would reasonably be expected to prevent or materially impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.13    Loans and Related Matters.

(A)    Except as would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Change with respect to BFST and its Subsidiaries, taken as a whole, all Loans of BFST or any of its Subsidiaries, (i) were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder; (ii) are adequately documented; (iii) to the extent secured, has been secured or is in the process of being secured, by valid Liens, which have been perfected or are in the process of being perfected, in accordance with all applicable Laws; (iv) each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by Bankruptcy Exceptions, and all actions necessary to protect any related security interest have been duly taken; and (v) are owned by BFST or its Subsidiaries free and clear of any Liens other than a blanket lien on qualifying loans provided to the Federal Home Loan Bank of Dallas.

(B)    BFST has made available to TCBI a listing as to BFST and each BFST Subsidiary as of the latest practicable date, which shall be a date no earlier than June 30, 2021: (i) any Loan with an outstanding balance of $5,000,000 or more and under the terms of which the obligor is ninety (90) or more days delinquent in payment of principal or interest, or to BFST’s Knowledge, in default of any other material provision thereof; (ii) each Loan that has been classified as “substandard,” “doubtful,” “loss” or “special mention” or words of similar import by BFST, a BFST Subsidiary or an applicable Regulatory Agency; (iii) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each written or oral loan agreement, note or borrowing arrangement, including leases, credit enhancements, commitments, guarantees and interest-bearing assets, with any Affiliate.

(C)    All reserves or other allowances for loan losses reflected in the BFST Financial Statements as of and for the year ended December 31, 2020 and in the BFST Interim Financial Statements comply in all material respects with the standards established by Governmental Entities and GAAP; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such Loans. Neither BFST nor b1BANK has been notified in writing by any state or federal bank regulatory agency that BFST’s reserves are inadequate or that the practices and policies of BFST in establishing its reserves for the year ended December 31, 2020 or the six months ended June 30, 2021 and in accounting for delinquent and classified assets, fail to comply with applicable accounting or regulatory requirements.

(D)    Neither BFST nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates BFST or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of BFST or any of its Subsidiaries, unless there is a material breach of a representation or covenant by BFST or any of its Subsidiaries, and none of the agreements pursuant to which BFST or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(E)    The credit files of BFST and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to BFST or any of its Subsidiaries that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of BFST or any of its Subsidiaries (including Loans that will be outstanding if it advances funds it is obligated to advance). Other than participation loans purchased by BFST or any Subsidiary from third parties that are described in Section 4.13(E) of the Schedules, no Loans of BFST or any of its Subsidiaries are presently serviced by third parties and there is no obligation which could result in any such Loan becoming subject to third party servicing.

Section 4.14    Employee Relationships. The relations of each of BFST and its Subsidiaries with its respective employees are satisfactory. Neither BFST nor any Subsidiary has received any notice of any controversies with, or organizational efforts or other pending actions by, Representatives of its respective employees. Neither BFST nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union that relates to such employee’s relationship with BFST or any of its Subsidiaries, and, to the Knowledge of BFST, there is no activity involving employees of BFST or any of its Subsidiaries seeking to certify a collective bargaining unit or engaging in other organizational activity. BFST and its Subsidiaries have complied with all Legal Requirements relating to employment and fair employment practices, immigration, terms and conditions of employment, compensation, benefits, employment discrimination and harassment, workers compensation, occupational safety and health, and wages and hours, and no Person has asserted to BFST or any Subsidiary that BFST or any Subsidiary is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. To BFST’s Knowledge, no executive officer of BFST or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement, or any other restrictive covenant. Except as set forth in Section 4.14 of the Schedules, to the Knowledge of BFST, no key executive officer or manager of BFST or b1BANK or any group of employees of BFST or b1BANK has or have any present plans to terminate their employment with BFST or b1BANK.

Section 4.15    Regulatory Matters.

(A)    Except as set forth on Section 4.15 of the Schedules or where disclosure is prohibited by Legal Requirement, neither BFST nor any BFST Subsidiary is now or has been, within the last five (5) years, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Governmental Authority that restricts or restricted the conduct of its business or that relates or related to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has BFST been notified by any Governmental Authority that it is considering initiating any such Proceeding.

(B)    Neither BFST nor any Subsidiary knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Requisite Regulatory Approvals, the Merger, or the other transactions contemplated by this Agreement, nor does BFST or any Subsidiary have any reason to believe that the parties will not be able to obtain all Requisite Regulatory Approvals or why any Burdensome Condition would be imposed.

Section 4.16    Employee Benefit Plans.

(A)    All of the BFST Employee Plans comply and have been administered in all material respects with their terms and with all Legal Requirements. There has occurred no non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility (as defined in Sections 404 and 405 of ERISA) with respect to the BFST Employee Plans that would be reasonably expected to result in a Material Adverse Change. All material contributions, premiums or other payments required by law or by any BFST Employee Plan that are due as of the date of this Agreement have been made by the due date thereof.

(B)    Each BFST Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation and, to the Knowledge of BFST, no event or circumstance has occurred that would disqualify any such BFST Employee Plan.

(C)    Neither BFST nor any ERISA Affiliate has, at any time contributed to or been obligated to contribute to any multiemployer plan, as defined by Section 3(37) of ERISA (a “Multiemployer Plan”) and neither BFST, nor any ERISA Affiliate has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA and there are no circumstances known to BFST under which either BFST or any ERISA Affiliate could incur any withdrawal liability under Part I of Subtitle E of Title IV of ERISA. Neither BFST nor any ERISA Affiliate sponsors, maintains or contributes to or is required to contribute to, any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code, and neither BFST nor any ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA or Section 412 of the Code.

(D)    Each BFST Employee Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in compliance in all material respects with Section 409A of the Code since January 1, 2005, is in documentary compliance in all material respects with Section 409A of the Code, and no material amounts under any such plan, agreement or arrangement is or has been subject to the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code. No BFST Employee Plan that would be a nonqualified deferred compensation plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 22, 2004.

Section 4.17    Brokers. Except as set forth in Section 4.17 of the Schedules, no broker, finder or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of BFST or any of its Subsidiaries.

Section 4.18    Proprietary Rights. Except as would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Change with respect to BFST and its Subsidiaries, taken as a whole, (A) BFST and its Subsidiaries own or have the right to use and continue to use the BFST Intellectual Property in the operation of their business, and (B) neither BFST nor any Subsidiary is, to BFST's Knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has BFST or any Subsidiary used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

Section 4.19    Representations Not Misleading. No representation or warranty by BFST contained in this Agreement, nor any statement, exhibit or schedule furnished to TCBI by BFST under and or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading, in any material respect. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, in any material respect, has been withheld by BFST.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF TCBI

Except as specifically set forth in a Section to the Schedules, TCBI makes the following representations and warranties to BFST as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).

Section 5.01    Organization and Qualification.

(A)    TCBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, subject to all laws, rules and regulations applicable to bank holding companies. Texas Citizens Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. Each TCBI Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization.

(B)    TCBI and its Subsidiaries have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement.

(C)    Texas Citizens Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Office of the Comptroller of the Currency, and (ii) is an insured bank as defined in the FDIA.

(D)    Except as disclosed in Section 5.01(D) of the Schedules, other than Texas Citizens Bank, TCBI has no equity interest, direct or indirect, in any bank or corporation or in any other Entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by TCBI has not been conducted through any other direct or indirect Subsidiary of TCBI. Except as disclosed in Section 5.01(D) of the Schedules, Texas Citizens Bank has no equity interest, direct or indirect, in any other bank or corporation or in any other Entity, except as acquired (i) in the ordinary course of business as part of the investment portfolio of Texas Citizens Bank or (ii) through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Texas Citizens Bank has not been conducted through any other direct or indirect Subsidiary of Texas Citizens Bank.

(E)    Section 5.01(E) of the Schedules sets forth a complete and accurate list of all Subsidiaries of TCBI, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business and the number of shares or other equity interests in such Subsidiary held by TCBI. Except as set forth in Section 5.01(E) of the Schedules, (i) TCBI owns, directly or indirectly, all of the issued and outstanding equity securities of each TCBI Subsidiary, (ii) no equity securities of any of TCBI’s Subsidiaries are or may become required to be issued (other than to TCBI) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings, or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to TCBI or a Subsidiary of TCBI), (iv) there are no contracts, commitments, understandings or arrangements relating to TCBI’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by TCBI, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by TCBI or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable Legal Requirements. Neither TCBI nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding

Section 5.02    Capitalization.

(A)    The authorized capital stock of TCBI consists of 10,000,000 shares of common stock, par value $1.00 per share, 3,177,933 shares of which are issued and 2,940,748 of which are outstanding, and 5,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued or outstanding. The outstanding shares of TCBI Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable Legal Requirements. There are no restrictions applicable to the payment of dividends or other distributions on the shares of the capital stock of TCBI, except under any Legal Requirement, and all dividends and other distributions declared prior to the date of this Agreement on TCBI Common Stock have been paid. As of the date of this Agreement, there are 211,500 TCBI Options outstanding, vested and unvested, including 24,000 TCBI Performance Options. Except for the TCBI Options and as otherwise disclosed in Section 5.02(A) of the Schedules, there are no (i) other outstanding equity securities of any kind or character, (ii) TCBI Equity Awards, or (iii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating TCBI to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of TCBI. There are no outstanding contractual obligations of TCBI to vote or dispose of any shares of the capital stock of TCBI. Except as disclosed in Section 5.02(A) of the Schedules, there are no shareholder agreements, voting trusts or similar agreements relating to the TCBI Common Stock to which TCBI is a party.

(B)    The authorized capital stock of Texas Citizens Bank consists of 5,000,000 shares of common stock, par value $5.00 per share, 3,084,317 of which are issued and outstanding and 5,000,000 shares of preferred stock, par value $1 per share, none of which are issued or outstanding. The outstanding shares of common stock of Texas Citizens Bank and all TCBI Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends or other distributions on the shares of the capital stock of Texas Citizens Bank, except under any Legal Requirement, and all dividends and other distributions declared prior to the date of this Agreement on the common stock of Texas Citizens Bank have been paid. There are no (i) other outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating any TCBI Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of such TCBI Subsidiary. There are no outstanding contractual obligations of any TCBI Subsidiary to vote or dispose of any shares of the capital stock of such TCBI Subsidiary. There are no shareholder agreements, voting trusts or similar agreements relating to the common stock of any TCBI Subsidiary to which such TCBI Subsidiary is a party.

Section 5.03    Execution and Delivery; No Violation.

(A)    TCBI has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations under this Agreement. TCBI has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. The TCBI Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of TCBI and its shareholders and has directed that this Agreement and the Contemplated Transactions be submitted to TCBI’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by a vote in accordance with the TBOC and TCBI’s Constituent Documents at the TCBI Meeting (the “Requisite TCBI Vote”) and the adoption and approval of the Bank Merger Agreement by TCBI as Texas Citizens Bank’s sole shareholder, no other corporate proceedings on the part of TCBI are necessary to approve this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by TCBI. Assuming due authorization, execution and delivery by BFST, this Agreement constitutes the legal, valid and binding obligation of TCBI, enforceable against TCBI in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

(B)    Except as set forth in Section 5.03(B) of the Schedules and subject to the receipt of any regulatory consents and approvals set forth in Section 5.09 and the expiration of related waiting periods, and neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, constitutes or will constitute (i) a breach or violation of any provision of the Constituent Documents of TCBI or any TCBI Subsidiary; (ii) a violation of any Legal Requirement applicable to TCBI, a TCBI Subsidiary or any of their respective properties or assets or require the consent or approval of any Governmental Authority; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of TCBI or any TCBI Subsidiary under or require the consent or approval of any Person (other than any Governmental Authority) under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which TCBI or a TCBI Subsidiary is a party, or by which it or any of its properties, assets or business activities may be bound or affected. TCBI has made available to BFST a complete and correct copy of its charter and bylaws or equivalent organizational documents, each as amended to date, of TCBI and each of its Subsidiaries, the minute books of TCBI and each of its Subsidiaries, and the stock ledgers and stock transfer books of TCBI and each of its Subsidiaries. Neither TCBI nor any of its Subsidiaries is in violation of any of the terms of its Constituent Documents.

Section 5.04    Compliance with Laws and Regulatory Filings.

(A)    Except as disclosed in Section 5.04(A) of the Schedules, TCBI and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any Banking Laws. Neither TCBI nor any TCBI Subsidiary have had or suspected any material incidents of fraud or defalcation involving TCBI, any TCBI Subsidiary or any of their respective officers, directors or Affiliates during the last two (2) years. Each of TCBI and Texas Citizens Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to Texas Citizens Bank that are designed to properly monitor transaction activity (including wire transfers).

(B)    TCBI and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with all Governmental Authorities having supervisory jurisdiction over TCBI and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except as set forth in Section 5.04(B) of the Schedules, there is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report relating to any examinations of TCBI or any TCBI Subsidiary.

(C)    None of TCBI or its Subsidiaries, or to the Knowledge of TCBI, any director, officer, employee, agent or other Person acting on behalf of TCBI or any of its Subsidiaries has, directly or indirectly, (i) used any funds of TCBI or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of TCBI or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of TCBI or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of TCBI or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for TCBI or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for TCBI or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.

(D)    Texas Citizens Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 325.103(b)) and its Community Reinvestment Act of 1977 rating is no less than “satisfactory.” Texas Citizens Bank has not been informed that its status as “well capitalized” or “satisfactory,” in each case, will change and has no basis for believing that its status will change.

(E)    TCBI and each of its Subsidiaries have all material permits, licenses, authorizations, orders, and approvals of, and each has made all material filings, applications, and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such material permits, licenses, certificates of authority, orders, and approvals are in full force and effect and, to TCBI’s Knowledge, no suspension or cancellation of any of them is threatened.

(F)    The deposits of Texas Citizens Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and Texas Citizens Bank has paid all premiums and assessments that are due and owing and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to TCBI’s Knowledge, threatened.

(G)    None of TCBI or its Subsidiaries, or to the Knowledge of TCBI, any of their respective directors, officers or employees, has disclosed any confidential supervisory information about TCBI or Texas Citizens Bank to BFST or any of its Subsidiaries, or to any of their respective directors, officers or employees.

Section 5.05    TCBI Financial Statements. TCBI has furnished to BFST true and complete copies of (a) the audited consolidated financial statements of TCBI as of and for the years ended December 31, 2020, 2019 and 2018, including balance sheets and the related statements of income, stockholders’ equity and cash flows (collectively, the “TCBI Audited Statements”), and (b) the unaudited consolidated financial statements of TCBI as of and for the six (6) months ended June 30, 2021, including balance sheets and the related statements of income, stockholders’ equity and cash flows (collectively, the “TCBI Unaudited Statements” and, together with the TCBI Audited Statements, the “TCBI Financial Statements”). The TCBI Audited Statements and, subject to the absence of footnotes and normal year-end adjustments consistent with past practice that are immaterial in amount and substance, the TCBI Unaudited Statements, were prepared in accordance with the books of account and other financial records of TCBI and its Subsidiaries, and fairly present in all material respects the financial condition, results of operations and cash flows (other than cash flows for the TCBI Unaudited Statements) of TCBI and its Subsidiaries, as of the dates thereof and for the periods covered thereby in accordance with GAAP, applied on a basis consistent during the periods involved. The TCBI Financial Statements do not contain any material items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. No financial statements of any Entity other than TCBI’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of TCBI.

Section 5.06    Texas Citizens Bank Call Reports. TCBI has furnished BFST with true and complete copies of the Reports of Condition and Income of Texas Citizens Bank as of and for each period during the year ended December 31, 2020 and as of and for the periods ended March 31, 2021 and June 30, 2021 (each, a “Texas Citizens Bank Call Report”). Each Texas Citizens Bank Call Report fairly presents, in all material respects, the financial position of Texas Citizens Bank and the results of its operations at the date and for the period indicated in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities. None of the Texas Citizens Bank Call Reports contain any material items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

Section 5.07    Undisclosed Liabilities. Except with respect to liabilities for Taxes of TCBI, which are addressed under Section 5.14, TCBI has not incurred any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any TCBI Employee Plan), that is not reflected in or disclosed in the TCBI Financial Statements or the Texas Citizens Bank Call Reports, except (a) those liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the date of the TCBI Financial Statements or the Texas Citizens Bank Call Reports, respectively or (b) as disclosed in Section 5.07 of the Schedules.

Section 5.08    Proceedings. Except as set forth in Section 5.08 of the Schedules, there are no Proceedings pending or, to the Knowledge of TCBI, threatened against TCBI or any of its Subsidiaries, or any of their current or former directors or executive officers in their capacities as such, or to which TCBI or any of its Subsidiaries or any of their current or former directors or executive officers, in their capacities as such, is a party, and TCBI has no Knowledge of any basis on which any such Proceedings could be brought. Neither TCBI nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority.

Section 5.09    Consents and Approvals. Except for the approval of the shareholders of TCBI or as disclosed in Section 5.09 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by TCBI or any TCBI Subsidiary in connection with the execution, delivery or performance of this Agreement or to consummate the transactions contemplated by this Agreement.

Section 5.10    Real Property Owned or Leased.

(A)    Section 5.10(A) of the Schedules contains a true, correct and complete list of all immovable property owned or leased by TCBI or its Subsidiaries, including non-residential other real estate, and the owner or lessee thereof (the “TCBI Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, TCBI Real Property, title insurance policies for TCBI Real Property that is owned by TCBI or its Subsidiaries, and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to BFST.

(B)    Except as set forth in Section 5.10(B) of the Schedules, no lease or deed with respect to any TCBI Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such TCBI Real Property pertaining to its current primary business purpose.

(C)    None of the buildings and structures located on any TCBI Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any TCBI Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Change on TCBI. No condemnation, eminent domain or other Proceeding is pending or, to TCBI’s Knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any TCBI Real Property in the manner in which it is currently being used.

(D)    Except as set forth in Section 5.10(D) of the Schedules, TCBI or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all TCBI Real Property, and such interest is free and clear of all liens, including Tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the TCBI Financial Statements and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant immovable property.

(E)    All buildings and other facilities used in the business of TCBI and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 5.11    Personal Property. Except as set forth in Section 5.11 of the Schedules, each of TCBI and its Subsidiaries has good title to, or a valid leasehold interest in, all movable property, whether corporeal or incorporeal, used in the conduct of its business (the “TCBI Personal Property”), free and clear of all liens, charges, imperfections of title or other encumbrances and except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the TCBI Financial Statements and (b) such other liens, charges imperfections of title and encumbrances as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant TCBI Personal Property. Except as set forth in Section 5.11 of the Schedules and subject to ordinary wear and tear, the TCBI Personal Property, taken as a whole, is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 5.12    Absence of Certain Changes or Events. Since December 31, 2020, TCBI has conducted its business only in the ordinary course (except for COVID-19 Measures or as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the Contemplated Transactions) and has not, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices or as disclosed in Section 5.12 of the Schedules:

(A)   Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, none of which, individually or in the aggregate, result in a Material Adverse Change;

(B)    Discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due;

(C)    Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(D)    Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(E)    Acquired any capital stock or other equity securities or acquired any equity or ownership interest in any Entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(F)    Mortgaged, pledged or subjected to Lien any of its property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and properties disposed of for fair value since the dates of the most recent TCBI Financial Statement or Texas Citizens Bank Call Report;

(G)    Sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim (except in conjunction with the settlement of litigation described in Section 5.12(L)) of material value;

(H)    Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not constituting, or may reasonably be anticipated to result in, a Material Adverse Change covered by insurance), which, in any case or in the aggregate, may reasonably constitute a Material Adverse Change;

(I)     Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or TCBI Intellectual Property or modified any existing rights with respect thereto;

(J)    Except as required by law or by a TCBI Employee Plan, made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

(K)    Except for improvements or betterments relating to its properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $250,000;

(L)    Instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $100,000;

(M)    Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any material transaction, or entered into, modified or amended any material contract or commitment;

(N)    Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person;

(O)    Sold, or knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(P)    Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by any applicable Tax Law or GAAP; or

(Q)    Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (A) through (P) above.

Section 5.13    Certain Leases, Contracts and Agreements.

(A)    Except as set forth in Section 5.13 of the Schedules (the “TCBI Contracts”), neither TCBI nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i)       employment contracts, change-in-control agreements or severance arrangements (including any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii)      bonus, stock option, restricted stock, stock appreciation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;

(iii )    any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv)     contract or commitment for capital expenditures;

(v)      material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement;

(vi)     contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(vii)    contract, agreement or letter with respect to the management or operations of TCBI or Texas Citizens Bank imposed by any Governmental Authority having supervisory jurisdiction over TCBI or Texas Citizens Bank;

(viii)    note, debenture, agreement, contract or indenture related to the borrowing by TCBI or any Subsidiary of money other than those entered into in the ordinary course of business;

(ix)     guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x)      agreement with or extension of credit to any executive officer or director of TCBI or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding TCBI Common Stock, or any Affiliate of such Person;

(xi)     agreement with any executive officer or director of TCBI or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding TCBI Common Stock or any Affiliate of such Person, relating to bank owned life insurance;

(xii)    lease of immovable property;

(xiii)  any agreement containing covenants that limit the ability of TCBI or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, TCBI (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Authority);

(xiv)   any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of thirty (30) days or less;

(xv)    any agreement pursuant to which TCBI or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person;

(xvi)   any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which would entitle any present or former director, officer, employee, consultant, or agent of TCBI or any of its Subsidiaries to indemnification from TCBI or any of its Subsidiaries;

(xvii)  any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which grants any right of first refusal, right of first offer, or similar right with respect to any assets or properties of TCBI or its respective Subsidiaries;

(xviii) any agreement, contract, arrangement, commitment, or understanding (whether written or oral) relating to any joint venture, partnership, limited liability company agreement, or other similar agreement or arrangement;

(xix)   any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business;

(xx)    any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; or

(xxi)   contracts, other than the foregoing, with payments aggregating $100,000 or more not made in the ordinary course of business.

(B)    Each TCBI Contract is legal, valid and binding on TCBI or its Subsidiaries, as the case may be, and to the Knowledge of TCBI, the other parties thereto, enforceable against TCBI or its Subsidiaries, as the case may be, in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exception, and is in full force and effect. Each of TCBI and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each TCBI Contract and there are no existing defaults, including as a result of COVID-19 or COVID-19 Measures, by TCBI or its Subsidiary, as the case may be, or, to the Knowledge of TCBI, the other party thereunder and there are no allegations or assertions of such by any party under such TCBI Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a default thereunder. A true and complete copy of each TCBI Contract has been delivered or made available to BFST.

Section 5.14    Taxes and Tax Returns.

(A)    Subject to applicable extension periods, TCBI and its Subsidiaries have duly and timely filed all federal and other material Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either TCBI or any Subsidiary is or was a member. All such Tax Returns were true, correct and complete in all material respects. All material Taxes due and owing by TCBI or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either TCBI or any Subsidiary is or was a member (whether or not shown on any Tax Return) have duly and timely been paid. Except as set forth in Section 5.14(A) of the Schedules, neither TCBI nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). No claim has ever been raised in writing by any Governmental Authority in a jurisdiction where TCBI or any Subsidiary of TCBI does not file Tax Returns that TCBI or any such Subsidiary is or may be subject to taxation by that jurisdiction. There are no material Liens on any of the assets of TCBI or any Subsidiary of TCBI that arose in connection with any failure (or alleged failure) of TCBI or any Subsidiary of TCBI to pay any Tax, other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens for Taxes not yet due and payable or for Taxes that TCBI or any Subsidiary of TCBI is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable balance sheet in accordance with GAAP, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

(B)    TCBI and its Subsidiaries have timely collected, withheld or deposited and to the extent required by applicable law, duly paid to the appropriate Governmental Authority all material Taxes required to have been collected, withheld or deposited in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(C)    There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any material Tax liability of TCBI or any Subsidiary either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which TCBI or any Subsidiary has Knowledge based upon contact with any agent of such Governmental Authority. Section 5.14(C) of the Schedules lists all federal, state, local, and foreign income Tax Returns filed with respect to TCBI or any Subsidiary for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. TCBI has made available to BFST correct and complete copies of all U.S. federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by TCBI and its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.

(D)    Neither TCBI nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is in effect (other than any such extensions obtained in the ordinary course of business).

(E)    Neither TCBI nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither TCBI nor any of its Subsidiaries has participated in a listed transaction as defined under Sections 6011 and 6111 of the Code and Treasury Regulations Section 1.6011-4. Except as set forth in Section 5.14(E) of the Schedules, neither TCBI nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated U.S. federal income Tax Return (other than the Affiliated Group of which TCBI is the common parent) or (iii) has any Liability for the Taxes of any Person (other than TCBI and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor or by contract.

(F)    Neither TCBI nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(G)    Neither TCBI nor any of its Subsidiaries will be required to include any item of income in, nor will TCBI or any of its Subsidiaries be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(H)    In the five (5) years prior to the date of this Agreement, neither TCBI nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(I)    The unpaid Taxes of TCBI and its Subsidiaries (i) did not, as of December 31, 2020, exceed the current liability accruals for Tax liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in TCBI Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for any deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of TCBI and its Subsidiaries in filing its Tax Returns, in either case, to the extent any such excess has resulted in or would result in, as the case may be, a Material Adverse Change.

(J)    Neither TCBI nor any of its Subsidiaries has taken or agreed to take any action, or has Knowledge of any fact or circumstance, that would reasonably be expected to prevent or materially impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.15    Insurance. A true, correct and complete list of all fidelity bonds and insurance policies (including any bank owned life insurance (“BOLI”)) owned or held by or on behalf of either TCBI or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder is set forth in Section 5.15 of the Schedules. All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by TCBI or any Subsidiary (a) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (b) are sufficient for compliance with all Legal Requirements and all agreements to which TCBI or such Subsidiary is a party; (c) are usual and customary as to amount and scope for the business conducted by TCBI and its Subsidiaries in respect of amounts, types and risks insured; (d) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (e), except as set forth in Section 5.15 of the Schedules, will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including the payment of premiums. The value of any BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the TCBI Financial Statements in accordance with GAAP. Except as set forth in Section 5.15 of the Schedules, all BOLI is owned solely by Texas Citizens Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under such BOLI. Except as set forth in Section 5.15 of the Schedules, no insurer under any such policy or bond has canceled or indicated to TCBI or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither TCBI nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Except as set forth in Section 5.15 of the Schedules, neither TCBI nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance since December 31, 2020.

Section 5.16    No Material Adverse Change. Since December 31, 2020, there has not been any Material Adverse Change with respect to TCBI, nor has any event or condition occurred that has resulted in, or, to the Knowledge of TCBI, has a reasonable possibility of resulting in the foreseeable future in a Material Adverse Change.

Section 5.17    Proprietary Rights.

(A)    Section 5.17(A) of the Schedules contains a true, correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights (the “TCBI Intellectual Property”) presently owned or held by TCBI or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract. TCBI and its Subsidiaries own or have the right to use and continue to use the TCBI Intellectual Property in the operation of their business. Neither TCBI nor any Subsidiary is, to TCBI’s Knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has TCBI or any Subsidiary used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(B)    Neither TCBI nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery or performance of this Agreement or the related documents nor the consummation of the Contemplated Transactions will in any way impair the right of TCBI or any Subsidiary or the Surviving Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the TCBI Intellectual Property.

Section 5.18    Investments. Section 5.18 of the Schedules sets forth a true, correct and complete list, as of August 31, 2021, of all securities, including municipal bonds, owned by TCBI and Texas Citizens Bank, as well as any purchases or sales of securities between December 31, 2020 to and including August 31, 2021 reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any securities sold during such time period between December 31, 2020 to and including August 31, 2021. Except as set forth in Section 5.18 of the Schedules, all such securities are owned by TCBI and Texas Citizens Bank (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Section 5.18 of the Schedules also discloses any Person in which the ownership interest of TCBI, whether held directly or indirectly, equals five percent (5%) or more of the issued and outstanding voting securities of the issuer thereof. To TCBI’s Knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of any of such securities.

Section 5.19    Certain Loans and Related Matters.

(A)    Except as set forth in Section 5.19(A) of the Schedules, as of August 31, 2021, neither TCBI nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $25,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date of this Agreement; (ii) loan agreement, note or borrowing arrangement which has been or, in the exercise of reasonable diligence by TCBI or any of its Subsidiaries, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of TCBI or any of its Subsidiaries, or any ten percent (10%) or more shareholder of TCBI, or any Person controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to TCBI or any of its Subsidiaries including those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over TCBI or any of its Subsidiaries and which violation is reasonably likely to result in a Material Adverse Change on TCBI or Texas Citizens Bank.

(B)    Section 5.19(B) of the Schedules contains the “watch list” of loans of Texas Citizens Bank as of December 31, 2020, March 31, 2021, and August 31, 2021. To the Knowledge of TCBI, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the watch list based on TCBI’s or Texas Citizens Bank’s ordinary course of business and safe and sound banking principles.

(C)    Section 5.19(C) of the Schedules identifies each asset of TCBI or any of its Subsidiaries that as of August 31, 2021 was classified as OREO and the book value thereof as of August 31, 2021 as well as any assets classified as OREO between December 31, 2020 and August 31, 2021 and any sales of OREO between December 31, 2020 and August 31, 2021, reflecting any gain or loss with respect to any OREO sold.

(D)    Neither TCBI nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates TCBI or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of TCBI or any of its Subsidiaries, unless there is a material breach of a representation or covenant by TCBI or any of its Subsidiaries, and none of the agreements pursuant to which TCBI or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(E)    Section 5.19(E) of the Schedules sets forth a list of each Loan, exclusion, accommodation or forgiveness to which TCBI or Texas Citizens Bank has agreed (or requested) pursuant to any COVID-19 Measure that is outstanding as of August 31, 2021, including any deferments, Paycheck Protection Program Loan or other United States Small Business Administration Loan, any Paycheck Protection Program Liquidity Facility Loan, and any Main Street Lending Program Loan.

Section 5.20    Loan Portfolio and Reserve for Loan Losses.

(A)    All Loans of TCBI or any of its Subsidiaries, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. Neither TCBI nor any of its Subsidiaries has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. All Loans are owned by TCBI or its Subsidiaries free and clear of any Liens other than a blanket lien on qualifying loans provided to the Federal Home Loan Bank of Dallas. Except as set forth in Section 5.20(A) of the Schedules, there is no valid claim or defense to the enforcement of any Loan and none has been asserted, and TCBI has no Knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(B)    The credit files of TCBI and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to TCBI or any of its Subsidiaries that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of TCBI or any of its Subsidiaries (including Loans that will be outstanding if it advances funds it is obligated to advance). Other than participation loans purchased by TCBI or any Subsidiary from third parties that are described in Section 5.20(B) of the Schedules, no Loans of TCBI or any of its Subsidiaries are presently serviced by third parties and there is no obligation which could result in any such Loan becoming subject to third party servicing.

(C)    The allowance for loan losses shown on TCBI Financial Statements as of December 31, 2020 and June 30, 2021 was, and the allowance for loan losses to be shown on any financial statements of TCBI or Texas Citizens Bank, or Consolidated Reports of Condition and Income of Texas Citizens Bank, as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on Loans outstanding of TCBI or any of its Subsidiaries and other extensions of credit; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such Loans.

Section 5.21    Employee Relationships.

(A)    TCBI has provided BFST a true and complete list of all persons who are employees of TCBI or Texas Citizens Bank as of June 30, 2021, which such list sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; and (iv) current annual base compensation rate.

(B)    TCBI and each of its Subsidiaries is, and during the past three (3) years has at all times been, in compliance in all material respects with all Legal Requirements relating to employment and fair employment practices, immigration, terms and conditions of employment, compensation, benefits, employment discrimination and harassment, workers compensation, occupational safety and health, employee classification, and wages and hours. Neither TCBI nor any of its Subsidiaries is a party to or otherwise bound by any consent decree with or citation by any Governmental Authority relating to employees or employment practices. No key employee has given notice to TCBI of his or her intent to terminate his or her employment or service relationship with TCBI. No strike, grievance, or labor dispute exists or, to the Knowledge of TCBI, is threatened with respect to any of the employees of TCBI or any of its Subsidiaries. Neither TCBI nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union that relates to such employee’s relationship with TCBI or any of its Subsidiaries, and, to its Knowledge, there is no activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To the Knowledge of TCBI, no executive officer is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other restrictive covenant, with TCBI or any of its Subsidiaries.

(C)    All accrued material obligations and liabilities of and all payments by TCBI and each of its Subsidiaries, and all TCBI Employee Plans, whether arising by Legal Requirement, by contract or by past custom, for payments to trusts or other funds, to any Government Authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or Representatives) have been and are being paid to the extent required by Legal Requirement or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by TCBI or its Subsidiaries, as applicable, according to GAAP applied on a consistent basis and actuarial methods with respect to: (i) withholding Taxes, unemployment compensation or social security benefits; (ii) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, phantom stock and stock appreciation rights plans and agreements; (iii) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (iv) all executive and other incentive compensation plans, programs, or agreements; (v) all group insurance and health contracts, policies and plans; and (vi) all other incentive, welfare (including vacation and sick pay), retirement or TCBI Employee Plans or Agreements maintained or sponsored, participated in, or contributed to by TCBI or any of its Subsidiaries, as applicable, for its current or former directors, officers, employees and agents. All material obligations and liabilities of TCBI and each of its Subsidiaries for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or under any TCBI Employee Plan, have been and are being paid to the extent required by Legal Requirement or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by TCBI according to GAAP applied on a consistent basis. All accruals and reserves referred to in this Section 5.21(C) are, in all material respects, correctly and accurately reflected and accounted for in all material respects in the TCBI Financial Statements and the books, statements and records of TCBI and its Subsidiaries.

Section 5.22    Environmental Laws. Except as would not be material to TCBI and its Subsidiaries taken as a whole, TCBI and its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last seven (7) years have been in compliance in all material respects with all Environmental Laws and permits thereunder. Neither TCBI nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials, and they are not subject to any claim, lien, charge or other encumbrance under any Environmental Laws. Except as set forth in Section 5.22 of the Schedules, to the Knowledge of TCBI, no TCBI Real Property and no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by TCBI or its Subsidiaries or owned, operated or leased by TCBI or its Subsidiaries within the ten (10) years preceding the date of this Agreement, requires any environmental investigation, cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials. To TCBI’s Knowledge, (a) TCBI Real Property is free of asbestos, (b) no immovable property currently or previously owned by it, any Subsidiary or their respective predecessors is, or has been, a heavy industrial site or landfill, and (c) there are no underground storage tanks at any properties owned or operated by TCBI or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by TCBI or any of its Subsidiaries. TCBI has made available to BFST all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to TCBI Real Property, any immovable property formerly owned or operated by TCBI or any of its Subsidiaries or any of their respective predecessors, and any other immovable property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of TCBI or any of its Subsidiaries.

Section 5.23    Regulatory Matters.

(A)    Except as set forth on Section 5.23 of the Schedules or where disclosure is prohibited by Legal Requirement, neither TCBI nor any TCBI Subsidiary is now or has been, within the last three (3) years, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Governmental Authority that restricts or restricted the conduct of its business or that relates or related to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has TCBI been notified by any Governmental Authority that it is considering initiating any such Proceeding.

(B)    Neither TCBI nor any Subsidiary knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Requisite Regulatory Approvals, the Merger, or the other transactions contemplated by this Agreement, nor does TCBI or any Subsidiary have any reason to believe that the parties will not be able to obtain all Requisite Regulatory Approvals or why any Burdensome Condition would be imposed.

Section 5.24    Accounting Controls. The records, systems, controls, data, and information of TCBI and its Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of TCBI or its Subsidiaries or accountants (including all means of access thereto and therefrom). Each of TCBI and its Subsidiaries has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (a) all transactions are executed in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; (b) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as it or other criteria applicable to such financial statements, and to maintain accountability for items therein; (c) control of its properties and assets is permitted only in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences. TCBI has disclosed based on its most recent evaluations to its outside auditors and the audit committee of the TCBI Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect TCBI’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in TCBI’s internal control over financial reporting. TCBI has made available to BFST a summary of any such disclosure made by management to the auditor and/or audit committee of TCBI or any Subsidiary.

Section 5.25    Books and Records. The minute books, stock certificate books and stock transfer ledgers of each of TCBI and all TCBI Subsidiaries have been kept accurately in the ordinary course of business and are complete and correct in all material respects; the transactions entered therein represent bona fide transactions; and there have been no transactions involving the business of TCBI or any TCBI Subsidiary that properly should have been set forth therein and that have not been accurately so set forth. The minute books, stock certificate books and stock transfer ledgers of each of TCBI and all TCBI Subsidiaries have been made available for inspection by BFST.

Section 5.26    Trust Business. Neither TCBI nor any of its Subsidiaries has been appointed in a fiduciary or representative capacity in respect of any trusts, executorships, administrations, guardianships, conservatorships, or other fiduciary representative capacity. Neither TCBI nor any of its Subsidiaries administers or otherwise holds any indenture, pooling and servicing, private label, paying agency, collateral or disbursing agency, securities (whether bond, note, debenture or other) registrar, transfer agency, document custody or other fiduciary or agency contracts.

Section 5.27    Guaranties. Except for items in the process of collection in the ordinary course of Texas Citizens Bank’s business, none of the obligations or liabilities of TCBI or Texas Citizens Bank are guaranteed by any other Person, nor, except in the ordinary course of business, according to prudent business practices and in compliance with all Legal Requirements, has TCBI or Texas Citizens Bank guaranteed the obligations or liabilities of any other Person.

Section 5.28    Employee Benefit Plans.

(A)    Section 5.28(A) of the Schedules lists all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of TCBI that are sponsored or maintained by TCBI or to which TCBI contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of TCBI or with respect to which TCBI or any of its ERISA Affiliates has any liability, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any employment agreement or collective bargaining agreement, employee stock ownership, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan, whether or not in writing, (each of the foregoing, including the TCBI Incentive Plan and each TCBI SERP, a “TCBI Employee Plan”). There is no pending or, to the Knowledge of TCBI, threatened Proceeding relating to any TCBI Employee Plan and no threatened or pending claims against any TCBI Employee Plan (except for claims for benefits payable in the normal operation of the TCBI Employee Plan). All of the TCBI Employee Plans comply and have been administered in all material respects with their terms and with all Legal Requirements. There has occurred no non‑exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility (as defined in Sections 404 and 405 of ERISA) with respect to the TCBI Employee Plans that are reasonably expected to result in a Material Adverse Change. All contributions, premiums or other payments required by law or by any TCBI Employee Plan that are due as of the date of this Agreement have been made by the due date thereof. There exists no basis upon which TCBI would be expected to be subject to any penalties or assessable payments under Section 4980D or 4980H of the Code or Section 502 of ERISA, nor has TCBI or its Subsidiaries received any correspondence from the IRS or other Governmental Authority indicating that such penalties or assessable payments are or may be due.

(B)    Neither TCBI nor any of its Subsidiaries has any liabilities for post-retirement or post-employment welfare benefits under any TCBI Employee Plan except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals (except as disclosed on Section 5.28(B) of the Schedules or as otherwise required by applicable Legal Requirements). Each TCBI Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation and, to the Knowledge of TCBI, no event or circumstance has occurred that would disqualify any such TCBI Employee Plan. No examination, voluntary correction proceeding, or audit of any TCBI Employee Plan by any Governmental Authority is currently in progress or, to the Knowledge of TCBI, threatened. TCBI is not a party to any agreement or understanding with the IRS or any Governmental Authority with respect to any TCBI Employee Plan. TCBI has provided or made available true, correct and complete copies of, to the extent applicable, (i) each TCBI Employee Plan, including amendments thereto (or, where not reduced to writing, a summary of the material terms of such plan), (ii) the most recent summary plan descriptions of each TCBI Employee Plan, along with summaries of material modifications, as well as other material participant communications, (iii) each trust agreement, insurance policy or other instrument relating to the funding or administration of any TCBI Employee Plan, (iv) the three (3) most recent annual reports (Form 5500 series) and accompanying schedules filed with the IRS or the United States Department of Labor with respect to each TCBI Employee Plan, (v) the most recent determination, advisory or opinion letter issued by the IRS with respect to each TCBI Employee Plan that is intended to qualify under Section 401 of the Code, (vi) the most recent available financial statements for each TCBI Employee Plan, (vii) the most recent audited financial statements for each TCBI Employee Plan for which audited statements are required by ERISA, and (viii) data and results of nondiscrimination testing on each applicable TCBI Employee Plan for the past three (3) years, and (ix) material correspondence with the IRS or any other Governmental Authority with respect to any TCBI Employee Plan during the past six (6) years.

(C)    Neither TCBI nor any ERISA Affiliate has, at any time contributed to or been obligated to contribute to any Multiemployer Plan, and neither TCBI, nor any ERISA Affiliate has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA and there are no circumstances known to TCBI under which either TCBI or any ERISA Affiliate could incur any withdrawal liability under Part I of Subtitle E of Title IV of ERISA. Neither TCBI nor any ERISA Affiliate sponsors, maintains or contributes, or is obligated to contribute, to any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code, and neither TCBI nor any ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA or Section 412 of the Code. No TCBI Employee Plan is a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA or is funded through a trust that is intended to be exempt from U.S. federal income Tax pursuant to Section 501(c)(9) of the Code.

(D)    No circumstances currently exist that could result in any Controlled Group liability of TCBI or any of its Subsidiaries now or following the Closing.

(E)    Except as set forth in Section 5.28(E) of the Schedules or as expressly contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director or consultant of TCBI or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment from TCBI or any of its Subsidiaries, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such person. Except as set forth in Section 5.28(E) of the Schedules, there is no contract, agreement, plan or other arrangement covering any service provider or former service provider of TCBI or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment by TCBI or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code. Except as set forth in Section 5.28(E) of the Schedules, neither TCBI nor any of its Subsidiaries has any obligation to gross-up, reimburse or indemnify any individual in respect of any Taxes imposed by Section 4999 of the Code or any Taxes or interest imposed or accelerated under Section 409A of the Code. TCBI has made available to BFST true and complete copies of any 280G calculations (whether or not final) that it has performed with respect to any disqualified individual, if applicable, in connection with the Contemplated Transactions.

(F)    Except as set forth in Section 5.28(F) of the Schedules, no TCBI Employee Plan is invested in or provides the opportunity for the purchase of any employer security (within the meaning of ERISA §407(d)) and there are no outstanding compensatory equity awards with respect to shares of the capital stock of TCBI, including any arrangements awarding stock options, stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of TCBI or any ERISA Affiliate.

(G)    Except as set forth in Section 5.28(G) of the Schedules, each TCBI Employee Plan may be amended or terminated at any time by TCBI or Texas Citizens Bank without the consent of the participants or a Governmental Authority and without TCBI or Texas Citizens Bank making any additional contributions and incurring any liability to such TCBI Employee Plan (other than expenses reasonably expected to be incurred in connection with such termination).

(H)    Each TCBI Employee Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in compliance in all material respects with Section 409A of the Code since January 1, 2005, is in documentary compliance in all material respects with Section 409A of the Code, and no material amounts under any such plan, agreement or arrangement is or has been subject to the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code. No TCBI Employee Plan that would be a nonqualified deferred compensation plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 22, 2004.

(I)    No oral or written representation or communication with respect to any aspect of the TCBI Employee Plans has been made to employees or covered persons that is not in conformity with the written or otherwise preexisting terms and provisions of such plans that would reasonably be expected to result in material liability. TCBI has not made any promise or representation, whether oral or written, to its employees, former employees, directors or other persons that any TCBI Employee Plan will be modified, amended, or continued in connection with the Contemplated Transactions.

Section 5.29    Deposits. Except as set forth in Section 5.29 of the Schedules, no deposit of Texas Citizens Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 5.30    Derivative Contracts. Neither TCBI nor any Subsidiary is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the TCBI Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 5.31    Brokers. Except as set forth in Section 5.31 of the Schedules, no broker, finder or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TCBI or any of its Subsidiaries.

Section 5.32    Exercise of Appraisal Rights. TCBI has no Knowledge of any plan or intention on the part of any shareholder of TCBI to make written demand for payment of the fair value of such holder’s shares of TCBI Common Stock in the manner provided in Section 2.08.

Section 5.33    Fairness Opinion. Prior to the execution of this Agreement, TCBI has received a written opinion from Piper Sandler & Co. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by holders of TCBI Common Stock under this Agreement is fair, from a financial point of view, to such shareholders. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 5.34    Investment Management and Related Activities. Except as set forth in Section 5.34 of the Schedules, none of TCBI, any Subsidiary or, to TCBI’s Knowledge, any of their respective directors, officers, or employees is required to be registered, licensed, or authorized under the laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person, or in any similar capacity with a Governmental Authority.

Section 5.35    Transactions with Affiliates. Except as set forth in Section 5.35 of the Schedules, there are no outstanding amounts payable to or receivable from, or advances by TCBI or any of its Subsidiaries to, and neither TCBI nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater shareholder of TCBI or any of its Subsidiaries or to any of their respective Affiliates, other than as part of the normal and customary terms of such person’s employment or service as a director with TCBI or any of its Subsidiaries and other than deposits held by Texas Citizens Bank in the ordinary course of business, or (b) any other Affiliate of TCBI or any of its Subsidiaries. Except as set forth in Section 5.35 of the Schedules, neither TCBI nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers, or other Affiliates. All agreements between Texas Citizens Bank and any of their respective Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the Board of Governors of the Federal Reserve System.

Section 5.36    Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price,” or other form of antitakeover statute or regulation is applicable to this Agreement, the Bank Merger Agreement, and the Contemplated Transactions.

Section 5.37    Representations Not Misleading. No representation or warranty by TCBI contained in this Agreement, nor any statement, exhibit or schedule furnished to BFST by TCBI under and or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading, in any material respect. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, in any material respect, has been withheld by TCBI.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01    Forbearances of TCBI. TCBI agrees that from the date of this Agreement until the Effective Time, except as set forth in Section 6.01 of the Schedules, as expressly contemplated by this Agreement or as required by Legal Requirement, without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

(A)    Banking Operations. (i) Enter into any new material line of business, or introduce any new material products or services, any material marketing campaigns or any new material sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management, and other material banking and operating policies; and (iii) incur any material liability or obligation relating to retail banking and branch merchandising, marketing, and advertising activities and initiatives except in the ordinary course of business;

(B)    Banking Offices. Open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or deposit liabilities;

(C)    Capital Stock. Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its common stock, other than pursuant to the exercise of TCBI Options in accordance with their terms, or permit new shares of its stock to become subject to new grants;

(D)   Stock Awards. Issue, grant, or accelerate the vesting of any option (including any TCBI Option, except for the acceleration of vesting immediately prior to the Effective Time pursuant to Section 2.06(D)), restricted stock award, warrant, call, commitment, subscription, right to repurchase or agreement of any character related to the authorized or issued capital stock of TCBI or any TCBI Subsidiary, or any securities convertible its shares of such stock;

(E)    Dividends, Distributions and Repurchases. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than any dividends from its wholly-owned Subsidiaries to it or another of its wholly-owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase of otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans);

(F)    Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole;

(G)    Acquisitions. Acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, deposits, business or properties of any other Entity or enter into any other transaction, except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain;

(H)    Constituent Documents. Amend its Constituent Documents or those of any of its Subsidiaries;

(I)      Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by any applicable Tax Law or GAAP, including changes in the interpretation or enforcement thereof;

(J)      Indebtedness. Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

(K)    Employee Arrangements. Make any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee (including hiring any person as an employee or officer of TCBI or any of its Subsidiaries, except for (i) at-will employment to fill vacancies, that may arise from time to time or otherwise in the ordinary course of business and on terms consistent with other similarly situated TCBI employees and (ii) any employee with an annual base salary of $100,000 or less) or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except in the ordinary course of business and consistent with past practices and safe and sound banking principles and except as may be required by law or by a TCBI Employee Plan;

(L)    Proceedings. (i) Settle any Proceeding involving the payment by it of monetary damages in excess of $100,000 in the aggregate (unless the payment of any such damages by TCBI is reasonably expected by TCBI, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by TCBI) under TCBI’s existing insurance policies, including any tail policy) or imposing a restriction on the operations of TCBI or its Subsidiaries (any such Proceeding, a “Material Proceeding”) , or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order, or judgment restricting or otherwise affecting its business or operations;

(M)    Continuing Contracts. (i) Enter into, amend, renew or terminate any agreement of the type that is or would be required to be disclosed in Section 5.13 of the Schedules, or (ii) commit any act or omission which constitutes a material breach or default by TCBI or any of its Subsidiaries under any agreement with any Governmental Authority or under any TCBI Contracts;

(N)    Liens. Mortgage, pledge or subject to Lien any of its property, business or assets, corporeal or incorporeal, except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (iv) pledges of assets to secure public funds deposits;

(O)    Capital Expenditures. Make any capital expenditures or capital additions or betterments in excess of an aggregate of $250,000;

(P)    Books and Records. Sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(Q)    Investment Securities. Sell (other than for payment at maturity) or purchase any investment other than: (a) U.S. Treasury or U.S. Government Agency security; or (b) any other security with a duration of one (1) year or less and a AAA rating by at least on nationally recognized ratings agency;

(R)    Material Loans. Commit to make, renew, extend the maturity of, or alter any of the material terms of any Loan in excess of $2,500,000 without BFST’s consent, which consent BFST will be deemed to have given, unless it objects to the Loan within three (3) Business Days of receiving a notice from TCBI (the date of the notice being the first day) identifying the proposed borrower, the loan amount, and the material Loan terms, except for any Loans pursuant to existing commitments entered into prior to the date hereof or Loans that have been fully approved prior to the date hereof;

(S)    Problem Loans. Make, commit to make any, renew, extend the maturity of, or alter any of the material terms of any Loan in excess of $500,000 to a borrower or to a known related interest of a borrower who has a loan with Texas Citizens Bank that is classified as “substandard”;

(T)    Immovable Property. Enter into any acquisitions or leases of immovable property, including new leases and lease extensions;

(U)    Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof or renewals of such agreements or arrangements, in each case as set forth on Section 6.01(U) of the Schedules, pay, loan or advance any amount in excess of $250,000 to, or sell, transfer, or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the ordinary course of business and banking transactions in the ordinary course of business made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons;

(V)    Taxes. Make or change any material Tax election, adopt or change any material method of Tax accounting (other than as may be required by any applicable Tax Law, GAAP or regulatory guidelines), file any materially amended Tax Return, enter into any closing agreement with respect to material Taxes, settle or compromise any material liability with respect to Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than any such extensions obtained in the ordinary course of business);

(W)    Environmental Assessments. Foreclose on or take a deed or title to any real estate that could reasonably be expected to result in any liability to TCBI under any Environmental Law without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”); provided, however, if TCBI has previously conducted a Phase I for such real estate, then TCBI shall not be required to conduct an additional Phase I in order to foreclose on or take a deed or title to any such real estate, or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Material under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Material into structures on the property or into the ground, ground water, or surface water of the property;

(X)    Deposits. Other than in the ordinary course of business, make any changes to deposit pricing; or

(Y)    Commitments. Enter into any contract, with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 6.02    Affirmative Covenants of the Parties. Each of the parties agrees that, from the date of this Agreement until the Effective Time, except with the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed), it will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to:

(A)    Ordinary Course. Conduct its business and the business of its Subsidiaries in the ordinary and usual course and use commercially reasonable efforts to preserve intact their organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates; provided, however that each party shall be permitted to engage in COVID-19 Measures;

(B)    Lending. Extend credit only in accordance with existing lending policies and promptly classify and charge-off loans and deposit accounts overdrawn and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy;

(C)    Existing Agreements. Use commercially reasonable efforts to obtain any approvals or consents required to maintain all existing material contracts, leases and documents relating to or affecting its assets, properties and business;

(D)    Compliance with Laws. Comply in all material respects with all Legal Requirements, the noncompliance with which could be expected to result in a Material Adverse Change on such Party;

(E)    Existing Obligations. Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business except such obligations as it may in good faith reasonably dispute;

(F)    Accounting. Account for all transactions and prepare all financial statements and all call reports in accordance with GAAP, as applicable.

(G)    Insurance. Maintain in full force and effect all insurance policies now in effect or renewals thereof and, except as required by prudent business practices that do not jeopardize insurance coverage, give all notices and present all claims under all insurance policies in due and timely fashion; and

(H)    Regulatory Matters. Timely file all reports required to be filed with all Governmental Authorities and observe and conform in all material respects to all Legal Requirements, except those being contested in good faith by appropriate proceedings.

ARTICLE VII
COVENANTS

Section 7.01    Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under all Legal Requirements, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable, and each Party will cooperate fully with, and furnish information to, the other Party to that end.

Section 7.02    Litigation and Claims. Each Party will promptly notify the other Party in writing of any Proceeding pending or, to the Knowledge of such Party, threatened against any Party or any of its Subsidiaries that questions or might question the validity of this Agreement or any other agreement contemplated by this Agreement or any action taken or to be taken by the parties or their respective Subsidiaries with respect hereto or thereto or seeks to enjoin or otherwise restrain the Contemplated Transactions. TCBI shall: (i) permit BFST to review and discuss in advance, and consider in good faith the views of BFST in connection with, any proposed written or oral response to any Material Proceeding; (ii) furnish BFST’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with any Material Proceeding; (iii) consult with BFST regarding the defense or settlement of any Material Proceeding, give due consideration to BFST’s advice with respect to any Material Proceeding and not settle any such litigation prior to such consultation and consideration; provided, however, that TCBI shall not settle any Material Proceeding if such settlement requires the payment of money damages, without the written consent of BFST (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by TCBI is reasonably expected by TCBI, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by TCBI) under TCBI’s existing insurance policies, including any tail policy.

Section 7.03    Regulatory Applications.

(A)    The Parties will cooperate and use commercially reasonable efforts to prepare as promptly as possible all documentation to effect all filings and to obtain and comply with all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”) and will make all necessary filings in respect of the Requisite Regulatory Approvals within thirty (30) days of the date of this Agreement. Each Party may review in advance, and to the extent practicable each will consult with the other, in each case subject to any Legal Requirement relating to the exchange of information, with respect to all public portions of any applications or other material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each Party will act reasonably and as promptly as practicable. Each Party will consult with the other Party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other Party apprised of the status of material matters relating to the completion of the transactions contemplated by this Agreement. Each Party shall consult with the other in advance of any meeting or conference with any Governmental Authority in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Authority, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(B)    Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require BFST or any of its Subsidiaries or TCBI or any of its Subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have Material Adverse Change on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of BFST, the Surviving Corporation or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”).

(C)    Each Party will, upon request, furnish the other Party with all information concerning itself, its Subsidiaries, assets, liabilities, business, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 7.04    Registration Statement; Proxy Statement/Prospectus; NASDAQ Listing.

(A)    BFST and TCBI will jointly prepare the Proxy Statement/Prospectus to be submitted to the shareholders of TCBI in connection with the TCBI Meeting, and BFST shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by BFST in connection with the issuance of shares of BFST Common Stock in the Merger (including the proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part thereof) (the “S-4 Registration Statement”). Each Party will use reasonable best efforts to make all necessary filings in respect of the S-4 Registration Statement within thirty (30) days of this Agreement. TCBI shall deliver to BFST such financial statements and related analysis of TCBI as may be required in order to file the S-4 Registration Statement, and any other reports required to be filed by BFST with the SEC, in each case, in compliance in all material respects with Legal Requirements, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to BFST to review. TCBI agrees to cooperate with BFST and BFST’s counsel and accountants in requesting and obtaining appropriate opinions, consents, and letters from TCBI’s independent auditors in connection with the S-4 Registration Statement and the Proxy Statement/Prospectus. BFST and TCBI shall cooperate and shall furnish to the other all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement, or any other filing, notice or application made on behalf of BFST or its Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement. BFST and TCBI each shall use commercially reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement/Prospectus to the shareholders of d TCBI. BFST shall also use commercially reasonable efforts to satisfy prior to the effective date of the S-4 Registration Statement, all necessary state securities law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto. After the S-4 Registration Statement is declared effective under the Securities Act, TCBI shall, at its own expense, promptly print and mail, or cause to be mailed, the Proxy Statement/Prospectus to its shareholders.

(B)    BFST and TCBI each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders of TCBI, and at the time of the meeting of shareholders of TCBI, to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Party further agrees that if it becomes aware that (1) any information furnished by it would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or (2) any material fact necessary to make the statements therein not false or misleading has been omitted, it will promptly inform the other Party thereof and take appropriate steps to correct or amend the Proxy Statement/Prospectus. BFST and TCBI will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

Section 7.05    Approval of TCBI Shareholders.

(A)    TCBI shall call, give notice of, convene and hold a meeting of its shareholders (the “TCBI Meeting”) as soon as reasonably practicable, but no later than forty-five (45) days after the S-4 Registration Statement is declared effective for the purpose of obtaining the Requisite TCBI Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement. The TCBI Board shall use its commercially reasonable efforts to obtain from TCBI shareholders the Requisite TCBI Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement/Prospectus) that such TCBI shareholders approve this Agreement, the Merger and the other Contemplated Transactions. TCBI shall adjourn or postpone the TCBI Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of TCBI Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting TCBI has not received proxies representing a sufficient number of shares necessary to obtain the Requisite TCBI Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the TCBI Meeting shall be convened, this Agreement, the Merger and the other Contemplated Transactions shall be submitted to the shareholders of TCBI at the TCBI Meeting for the purpose of voting on the approval of such proposals and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve TCBI of such obligation. BFST and TCBI shall use their commercially reasonable efforts to cooperate to hold the TCBI Meeting as soon as reasonably practicable after the date of effectiveness of the Proxy Statement/Prospectus.

(B)    Except to the extent provided otherwise in Section 7.10, the TCBI Board shall at all times prior to and during the TCBI Meeting recommend approval of this Agreement by the shareholders of TCBI and the Contemplated Transactions (including the Merger) and any other matters required to be approved by TCBI’s shareholders for consummation of the Merger and the Contemplated Transactions (the “TCBI Recommendation”). In the event that there is present at the TCBI Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite TCBI Vote, TCBI will not adjourn or postpone the TCBI Meeting unless TCBI is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the TCBI Board. TCBI shall keep BFST updated with respect to the proxy solicitation results in connection with the TCBI Meeting as reasonably requested by BFST.

Section 7.06    Consents and Approvals.

(A)    BFST will use commercially reasonable efforts, and TCBI will reasonably cooperate with BFST at the BFST’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 4.07 of the Schedules.

(B)    TCBI will use commercially reasonable efforts, and BFST will reasonably cooperate with TCBI at TCBI’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 5.09 of the Schedules.

Section 7.07    Public Disclosure. No Party will issue any press release or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated by this Agreement without first consulting with the other Party, nor will any Party issue any such communication or make such public statement without the consent of the other Party, which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable under the circumstances), issue such communication or make such public statement as may be required by any Legal Requirement or the rules and regulations of any national stock exchanges. It is understood that BFST shall assume primary responsibility for the preparation of joint press releases and investor presentation relating to this Agreement, the Merger, and the other Contemplated Transactions.

Section 7.08    Access; Information.

(A)    Except as prohibited by any Legal Requirement, for the purpose of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice from the other Party, each Party will (and will cause each of its Subsidiaries to): (i) afford the other Party and its employees, officers and authorized Representatives (including legal counsel, accountants and consultants) full access to its properties, books and records (and those of its Subsidiaries) during normal business hours so that such other Party may have the opportunity to make such reasonable investigation as it will desire to make of the affairs of such Party and its Subsidiaries, and (ii) furnish such other Party with such additional financial and operating data and other information as to its business and properties as such other Party may, from time to time, reasonably request. Neither Party nor any of its Subsidiaries will be required to afford access to or disclose information that would jeopardize attorney-client privilege (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), contravene any binding arrangement with any third party or violate any Legal Requirement. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

(B)    No access or investigation by a Party of the business and affairs of the other Party under this Section 7.08 or otherwise will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of such other Party in this Agreement or any Schedule delivered in accordance with this Agreement, the conditions to the Party’s obligation to consummate the transactions contemplated by this Agreement, or any remedies available to the Party under this Agreement.

(C)    Notwithstanding anything to the contrary in this Section 7.08, neither Party shall be required to copy the other Party on any documents that disclose confidential discussions of this Agreement or the Contemplated Transactions, that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that the board of such Party has been advised by counsel that such distribution to the other Party may violate a confidentiality obligation or fiduciary duty or any Legal Requirement, or may result in a waiver of its attorney-client privilege. In the event any of the restrictions in this Section 7.08(C) shall apply, such Party shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees, and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), the parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with Legal Requirement.

Section 7.09    Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to Legal Requirements, each of BFST and TCBI, and their respective Subsidiaries, Affiliates, officers, directors, agents, employees, consultants, and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing party. Each Party agrees that it will, and will cause its Representatives to, hold any information obtained pursuant to this Section 7.09 in accordance with the terms of that certain letter agreement, dated as of July 7, 2021 by and between BFST and TCBI.

Section 7.10    No Solicitation by TCBI; Superior Proposals.

(A)    Except as permitted by Section 7.10(B), TCBI shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly, (i) initiate, solicit, induce, or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than BFST) any information or data with respect to TCBI or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which TCBI is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle, or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the TCBI Representatives, whether or not such TCBI Representative is so authorized and whether or not such TCBI Representative is purporting to act on behalf of TCBI or otherwise, shall be deemed to be a breach of this Agreement by TCBI. TCBI and its Subsidiaries shall, and shall cause each of the TCBI Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty percent (20%) or more of the consolidated assets of TCBI and its Subsidiaries or twenty percent (20%) or more of any class of equity or voting securities of TCBI or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of TCBI, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty percent (20%) or more of any class of equity or voting securities of TCBI or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of TCBI, or (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving TCBI or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of TCBI.

For purposes of this Agreement, “Superior Proposal” shall mean a bona fide, written Acquisition Proposal that the TCBI Board concludes in good faith to be more favorable to its shareholders than the Merger and the other Contemplated Transactions, (i) after receiving the advice of its financial advisors, (ii) after taking into account the likelihood of and timing for consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable Legal Requirements; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%).”

(B)    Notwithstanding Section 7.10(A) or any other provision of this Agreement, prior to receipt of the Requisite TCBI Vote, TCBI may take any of the actions described in Section 7.10(A) if, but only if, (i) TCBI has received a bona fide, written Acquisition Proposal that did not result from a breach of Section 7.10(A); (ii) the TCBI Board reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions more likely than not would cause it to violate its fiduciary duties to TCBI’s shareholders under Legal Requirements; (iii) TCBI has provided BFST with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to TCBI or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, TCBI receives from such Person a confidentiality agreement with terms no less favorable to TCBI than those contained in the confidentiality agreement with BFST. TCBI shall promptly provide to BFST any non-public information regarding TCBI or its Subsidiaries provided to any other Person which was not previously provided to BFST, such additional information to be provided no later than the date of provision of such information to such other party.

(C)    TCBI shall promptly (and in any event within one (1) Business Day) notify BFST in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, TCBI or the TCBI Representatives, in each case in connection with or related to any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer, or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). TCBI agrees that it shall keep BFST informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations, or discussions (including any amendments or modifications to such proposal, offer, or request).

(D)    Except as provided in Section 7.10(E), neither the TCBI Board nor the board of directors of any Subsidiary of TCBI nor any committee of the TCBI Board or its Subsidiaries shall (i) fail to make or withdraw (or modify or qualify in any manner adverse to BFST or publicly propose to withdraw, modify, or qualify in any manner adverse to BFST) the TCBI Recommendation, or the determination of the advisability to its shareholders of the approval of this Agreement and the Contemplated Transactions, including the Merger, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable any Acquisition Proposal, (iii) fail to include the TCBI Recommendation in whole or in part in the Proxy Statement/Prospectus or any filing or amendment or supplement relating thereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within five (5) Business Days after it is announced, (v) fail to reaffirm the TCBI Recommendation within three (3) Business Days following a request by BFST, or make any statement, filing or release, in connection with the TCBI Meeting or otherwise, inconsistent with the TCBI Recommendation, or (vi) resolve to do any of the foregoing. Each such action set forth in this Section 7.10(D) shall be referred to herein as an “Adverse Recommendation Action.”

(E)    Notwithstanding Section 7.10(D) or any other provision in this Agreement to the contrary, prior to the receipt of the Requisite TCBI Vote, the TCBI Board may withdraw, qualify, amend or modify the TCBI Recommendation (a “TCBI Subsequent Determination”) or cause or permit TCBI to terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal in accordance with the terms of Section 9.01(G) after the fifth (5th) Business Day following BFST’s receipt of a notice (the “Notice of Superior Proposal”) from TCBI advising BFST that the TCBI Board has decided (in good faith after consultation with its outside legal counsel and financial advisor) that a bona fide, written Acquisition Proposal that it received (that did not result from a breach of Section 7.10(A)) constitutes a Superior Proposal if, but only if, (i) the TCBI Board has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions more likely than not would cause it to violate its fiduciary duties to TCBI’s shareholders under Legal Requirements, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by BFST (the “Notice Period”), the TCBI Board shall have cooperated and negotiated in good faith with BFST to make such adjustments, modifications or amendments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that BFST shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified, or amended terms as may have been proposed by BFST since its receipt of such Notice of Superior Proposal, the TCBI Board has again in good faith made the determination (A) in clause (i) of this Section 7.10(E) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, TCBI shall be required to deliver a new Notice of Superior Proposal to BFST and again comply with the requirements of this Section 7.10(E), except that the Notice Period shall be reduced to three (3) Business Days.

(F)    If the TCBI Board shall have made a TCBI Subsequent Determination with respect to a Superior Proposal, then the TCBI Board may recommend approval of such Superior Proposal by the shareholders of TCBI and may submit this Agreement to TCBI’s shareholders without recommendation, in which event the TCBI Board shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the Contemplated Transactions to TCBI’s shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto.

Section 7.11    Disclosure Schedules. At least five (5) Business Days prior to the Closing, each Party will deliver to the other Party updated Schedules reflecting any material changes to the Schedules between the date of this Agreement and the Closing Date.

Section 7.12    Notification of Certain Matters.

(A)    BFST will promptly notify TCBI in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by BFST in, or any information disclosed on the Schedules provided to TCBI by BFST under, this Agreement; reasonably would be expected to cause or constitute a breach of, of failure to comply with, any of the covenants or agreements of BFST contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by TCBI under this Section 7.12(A) will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of BFST in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to TCBI’s obligation to consummate the Merger or any remedies available to TCBI under this Agreement; provided, however, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 7.12(A) or the failure of any condition set forth in Section 8.01 or Section 8.03 to be satisfied, or otherwise constitute a breach of this Agreement by BFST failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.01 or Section 8.03 to be satisfied.

(B)    TCBI will promptly notify BFST in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by TCBI in, or any information disclosed on the Schedules provided to BFST by TCBI under, this Agreement; reasonably would be expected to cause or constitute a breach of, or failure to comply with, any of the covenants or agreements of TCBI contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by BFST under this Section 7.12(B) will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of TCBI in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to BFST’s obligation to consummate the Merger or any remedies available to BFST under this Agreement; provided, however, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 7.12(B) or the failure of any condition set forth in Section 8.01 or Section 8.02 to be satisfied, or otherwise constitute a breach of this Agreement by TCBI failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.01 or Section 8.02 to be satisfied.

Section 7.13    Employee Matters.

(A)    Except with respect to the TCBI Employee Plans described in Section 7.13(D), or as otherwise agreed in writing by the Parties, to the extent requested by BFST in writing delivered to TCBI on or prior to the earlier of: (i) at least 20 Business Days before the Closing Date, or (ii) 10 Business Days prior to the commencement of any notice period required to effectuate the termination of such TCBI Employee Plan, TCBI or its appropriate Subsidiary will execute and deliver such instruments and take such other actions as BFST may reasonably require to cause the freeze, amendment or termination of any TCBI Employee Plan, with terms satisfactory to BFST and in accordance with all Legal Requirements, to be effective as of the Business Day immediately prior to the Closing Date or at any time thereafter in the sole discretion of BFST. The Parties recognize that some winding up of such TCBI Employee Plans may need to be completed following the Closing Date. BFST agrees that, with respect to the employees of TCBI and its Subsidiaries who continue their employment after the Closing Date (the “TCBI Employees”), for a period of twelve (12) months immediately following the Closing Date (or such shorter period if an applicable employee’s employment earlier terminates), BFST shall or shall cause its Subsidiaries, as applicable, to continue to provide (i) to each TCBI Employee, (a) a base salary or hourly wage rate, as applicable, and (b)  annual cash bonus opportunity, if applicable, that is not less than the amount listed on Section 7.13(B) of the Schedules with respect to such TCBI Employee, and (ii) to the TCBI Employees as a whole, benefits that are substantially comparable, in the aggregate, to the benefits provided to the TCBI Employees immediately prior to the Effective Time. BFST agrees that the TCBI Employees will be entitled, subject to Section 7.13(B), to participate to the same extent as newly hired employees in the BFST Employee Plans, in accordance with the respective terms of such plans and programs, and BFST will take all actions reasonably necessary or appropriate to ensure coverage of the TCBI Employees in such plans and programs from and after the Closing Date, except to the extent that BFST desires to maintain the effectiveness of any TCBI Employee Plan providing a substantially similar benefit. In the latter circumstance, TCBI or its appropriate Subsidiary will execute and deliver such instruments and take such other actions as BFST may reasonably require in furtherance of the transfer of such TCBI Employee Plan to BFST on terms satisfactory to BFST and in accordance with all Legal Requirements. The parties will cooperate to take all actions necessary and appropriate to effectuate the plan to plan transfer.

(B)    Each TCBI Employee will be entitled to credit for prior service with TCBI before the Effective Time, to the same extent such TCBI Employee was entitled, before the Effective Time, to credit for such service under the TCBI Employee Plans, for all purposes under the BFST Employee Plans (excluding vesting requirements under any stock incentive plan and severance for TCBI Employees who are terminated within one (1) year following the Effective Time, which severance is addressed in Section 7.13(C)) to the extent permitted by such BFST Employee Plan and any Legal Requirements. To the extent permitted by any Legal Requirements and, if applicable, any insurance carrier, any eligibility waiting period, pre-existing condition exclusion, active employment requirement and requirement to show evidence of good health applicable to a BFST Employee Plan will be waived with respect to each TCBI Employee and his or her eligible dependents. To the extent permitted by Legal Requirements, BFST will credit each TCBI Employee and his or her eligible dependents for the year during which coverage under BFST’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such TCBI Employee and his or her eligible dependents during such year under TCBI’s group health plan.

(C)    Any current TCBI Employee who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment, whose employment is terminated involuntarily (other than for cause, death, disability or normal retirement) within one (1) year following the Effective Time, will receive a lump sum severance payment from b1BANK (which payment BFST will cause to be made) in an amount equal to one (1) weeks’ compensation at such employees’ base rate of compensation, multiplied by the number of whole years of service by such employee with TCBI as of the Effective Time (with a minimum of four (4) weeks’ base salary and subject to a maximum of up to 26 weeks’ base salary), subject to the execution of a release of claims against BFST and its Affiliates. For purposes of this Section 7.13, “cause” means any termination of employment due to the occurrence of one of more of the following events: (i) the employee’s willful refusal to comply in any material respect with the lawful employment policies of BFST and its Subsidiaries, provided that the employee was given prior notice of such policies (ii) the employee’s commission of an act of fraud, embezzlement or theft against BFST or any of its Subsidiaries, (iii) the conviction or plea of nolo contendere to any crime involving moral turpitude or a felony, or (iv) the employee’s willful refusal to substantially perform the duties and responsibilities of his or her position with b1BANK; provided that, in the case of (i) and (iv), if curable, the employee must be provided notice of the refusal to comply with policy or perform duties, and be provided a reasonable opportunity to cure such basis for cause.

(D)    BFST will honor all obligations under each TCBI Employee Plan listed on Section 7.13(D) of the Schedules, including any rights or benefits arising as a result of the transactions contemplated under this Agreement (either alone or in combination with any other event, including termination of employment). BFST hereby agrees and acknowledges that the consummation of the transactions contemplated by this Agreement constitutes a “change of control” or a “change in control” or similar term, as the case may be, for all purposes under each TCBI Employee Plan.

(E)    Nothing in this Section 7.13 shall be construed to limit the rights of BFST or its Affiliates to amend or terminate any BFST Employee Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 7.13 be construed to require BFST or its Affiliates to retain the employment of any particular TCBI Employee for any fixed period of time following the Effective Time, and the continued retention (or termination) by BFST or its Affiliates of any TCBI Employee subsequent to the Effective Time shall be subject in all events to BFST’s or its applicable Affiliate’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

Section 7.14    Bank Merger Transaction. The parties will cooperate to take all actions (including making all such filings) necessary and appropriate to effectuate the Bank Merger, to be effective immediately or as soon as practicable following the Effective Time.

Section 7.15    Termination of Data Processing Contracts. BFST intends to convert some or all of TCBI’s information and data onto BFST’s information technology systems (the “Data Conversion”). TCBI agrees to cooperate with BFST in preparing for the Data Conversion and to facilitate the integration of TCBI with the business BFST following consummation of the Contemplated Transactions, and shall meet on a regular basis to discuss and plan for the conversion of the Data Conversion, which planning shall include, but not be limited to, (a) providing BFST reasonable access to data, information systems, and personnel having expertise with TCBI’s and Texas Citizens Bank’s information and data systems, (b) discussion of third-party service provider arrangements of TCBI and each of its Subsidiaries; (c) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by TCBI and each of its Subsidiaries in connection with the systems operations; (d) retention of outside consultants and additional employees to assist with the conversion; (e) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services, and (f) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Until the Effective Time, TCBI shall advise BFST of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing, maintenance or servicing agreements with independent vendors (“Technology-Related Contracts”) involving TCBI or Texas Citizens Bank. TCBI will cooperate with BFST and take all necessary actions to ensure that all Technology-Related Contracts will, if the Merger occurs, be terminated on such date(s) as may be requested by BFST.

Section 7.16    Conforming Accounting Adjustments. If requested by BFST, TCBI will and will cause Texas Citizens Bank to, consistent with GAAP, immediately prior to Closing, make such accounting entries as BFST may reasonably request to conform the accounting records of TCBI and Texas Citizens Bank to the accounting policies and practices of BFST and b1BANK, respectively. No such adjustment will by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by TCBI or Texas Citizens Bank of any adverse circumstances for purposes of determining whether the conditions to BFST’s obligations under this Agreement have been satisfied or that such adjustment has any bearing on the Merger Consideration. No adjustment required by BFST will require any prior filing with any Governmental Authority or violate any Legal Requirement applicable to TCBI or Texas Citizens Bank.

Section 7.17    Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, changes in stockholders’ equity and cash flows of any Party for the periods then ended, that may be provided by such Party to the other Party subsequent to the date hereof, will be prepared from the books and records of such Party and its Subsidiaries and will fairly present, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of such Party at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (a) omit the footnote disclosure required by GAAP and (b) be subject to normal year-end audit adjustments required by GAAP consistent with past practice and immaterial in amount and substance. The Consolidated Reports of Condition and Income filed by the Subsidiary of a Party subsequent to the date hereof will fairly present the financial position of such Subsidiary and the results of its operations at the dates and for the periods indicated in compliance with all Legal Requirements.

Section 7.18    Indemnification.

(A)    To the extent not prohibited by any Legal Requirements, BFST agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of TCBI or Texas Citizens Bank, determined as of the Effective Time (each, an “Indemnified Party”), as provided in TCBI’s or Texas Citizens Bank’s Constituent Documents (including, without limitation, the right to the advancement of expenses, if so provided), in each case as of the date of this Agreement, with respect to matters occurring on or prior to the Effective Time will survive the Merger and continue in full force and effect, without any amendment thereto.

(B)    The rights to indemnification granted by this Section 7.18 shall be limited to the amount of the coverage provided under and the amounts covered by the Tail Coverage described in Section 7.18(D), and are subject to the limitation that amounts otherwise required to be paid by BFST to any Indemnified Party under this Section 7.18 will be reduced by any amounts that such Indemnified Party recovers from any third party, including any insurance company. Notwithstanding anything to the contrary in TCBI’s or Texas Citizens Bank’s Constituent Documents, BFST shall have no obligation to advance any expenses incurred or to be incurred by any Indemnified Party in (i) any claim, action, suit, proceeding or investigation brought by any Indemnified Party against TCBI or Texas Citizens Bank (or their respective successors) in advance of the final disposition thereof, or (ii) any claim, action, suit, proceeding or investigation brought by TCBI or Texas Citizens Bank (or their respective successors) against any Indemnified Party in advance of the final disposition thereof. The indemnification obligation of BFST under this Section 7.18 shall further be subject to any limitation imposed from time to time under applicable Legal Requirements, including 12 U.S.C. 1828(k) and 12 C.F.R. Part 359, and any limitations contained in the Constituent Documents of TCBI or Texas Citizens Bank.

(C)    Any Indemnified Party wishing to claim indemnification under Section 7.19(A), upon learning of any Proceeding described above, must promptly notify BFST, but the failure to so notify will not affect the obligations of BFST under Section 7.19(A), except to the extent that BFST is actually prejudiced as a consequence of such failure to so notify. With respect to any such Proceeding, (i) BFST will have the right to assume the defense thereof and BFST will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if BFST elects not to assume such defense or counsel for the Indemnified Party is of the opinion that there are issues that raise conflicts of interest between BFST and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to BFST (which may not exceed one firm in any jurisdiction), and BFST will be subject to the obligations with respect to legal fees and expenses as provided in TCBI’s or Texas Citizens Bank’s Constituent Documents; (ii) the Indemnified Party will cooperate in the defense of any such matter; (iii) BFST will not be liable for any settlement effected without its prior written consent; and (iv) BFST will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated by this Agreement is prohibited by any Legal Requirement.

(D)    TCBI shall obtain, and prior to the Closing Date will fully pay for, past acts and extended reporting period “tail” insurance coverage with a claims period of four (4) years from and after the Effective Time with respect to TCBI’s or Texas Citizens Bank’s (i) current directors’ and officers’ insurance policy (or comparable coverage) for each of its directors and officers currently covered under comparable policies held by TCBI and Texas Citizens Bank, (ii) employment practices liability insurance policy, (iii) current financial institutions bond (or comparable coverage) and (iv) bankers professional liability, errors and omissions and fiduciary liability insurance policies (“Tail Coverage”). In each case, the Tail Coverage will contain coverage, amounts, terms and conditions, no less advantageous to TCBI and Texas Citizens Bank and their respective directors, officers and employees, as applicable, than the coverage in place as of the date of this Agreement.

(E)    The provisions of this Section 7.18 (i) are intended to be for the benefit of, and are enforceable by, each Indemnified Party and his successors and representatives and (ii) are in addition to, and not in substitution for, any other indemnification or contribution that any such person may have by contract or otherwise.

Section 7.19    Other Agreements.

(A)    TCBI will deliver to BFST, contemporaneously with the execution of this Agreement, a Voting Agreement in substantially the form attached hereto as Exhibit B, executed as of the date hereof by each director and each senior executive officer of TCBI and Texas Citizens Bank who owns TCBI Common Stock, all of whom are listed on Section 7.19(A) of the Schedules.

(B)    TCBI will deliver to BFST, contemporaneously with the execution of this Agreement, Director Support Agreements, in substantially the form attached hereto as Exhibit C, executed by each of the directors of TCBI or Texas Citizens Bank who is not an employee of TCBI or any of its Subsidiaries, which Director Support Agreements shall become effective at the Effective Time.

(C)    Each of the directors and senior executive officers of TCBI and Texas Citizens Bank will deliver to BFST, contemporaneously with the execution of this Agreement, a release in the form attached hereto as Exhibit D (“Release”), releasing TCBI and its Subsidiaries from any and all claims of such directors and officers (except as described in such instrument).

(D)    Certain executive officers of TCBI and Texas Citizens Bank, the names of which persons are listed on Section 7.19(D) of the Schedules, will deliver to BFST, contemporaneously with the execution of this Agreement, an employment agreement in a form mutually agreed upon by BFST and such employee (the “Employment Agreements”).

(E)    TCBI will cause to be delivered to BFST resignations of all the directors of TCBI and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 7.20    Employment Agreements. TCBI will, and will cause Texas Citizens Bank to, take all actions necessary to terminate the agreements listed on Section 7.20 of the Schedules, without further liability to Texas Citizens Bank, BFST or any of their respective Affiliates. Section 7.20 of the Schedules lists all TCBI SERPs, deferred compensation, employment, change-in-control or other similar agreements. At or prior to the Closing, TCBI will either (i) accrue all amounts necessary to terminate each agreement listed on Section 7.20 of the Schedules or (ii) make all payments required in connection with such termination.

Section 7.21    NASDAQ Listing. BFST shall file all documents required to be filed to have the shares of BFST Common Stock to be issued pursuant to this Agreement included for listing on the NASDAQ and use its commercially reasonable efforts to effect said listing.

Section 7.22    Issuance of BFST Common Stock. The shares of BFST Common Stock to be issued by BFST to the shareholders of TCBI pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of BFST Common Stock to be issued to the shareholders of TCBI pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of BFST or any other Person. The BFST Common Stock to be issued to the shareholders of TCBI pursuant to this Agreement will, when issued, not be subject to any restrictions on transfer arising under the Securities Act, except for BFST Common Stock issued to any shareholder of TCBI who may be deemed to be an “affiliate” (as defined in the Exchange Act) of BFST after completion of the Merger.

Section 7.23    No Control. Nothing contained in this Agreement shall give BFST, directly or indirectly, the right to control or direct the operations of TCBI or any of its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give TCBI, directly or indirectly, the right to control or direct the operations of BFST or any its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of TCBI and BFST shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 7.24    Section 16 Matters. If the parties determine that any employee, director or officer of TCBI will be subject to the “short swing” liability provisions of Section 16 of the Exchange Act immediately following the Effective Time, then the BFST Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (a) the conversion of TCBI Common Stock into BFST Common Stock and (b) the acquisition of BFST Common Stock pursuant to the terms of this Agreement by employees of TCBI who may become an officer or director of BFST subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, the BFST Board shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of BFST Common Stock is to be exempted, (B) the number of shares of BFST Common Stock to be acquired by each such individual, (C)  the nature of the transaction and (D) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. TCBI shall provide BFST with such information as shall be reasonably necessary for the BFST Board to set forth the information required in the resolutions of the BFST Board.

Section 7.25    FINRA Compliance. BFST shall take all actions and submit all filings necessary to ensure compliance by BFST with Exchange Act Rule 10b-17 and FINRA Rule 6490.

Section 7.26    Transaction Expenses. TCBI shall use its commercially reasonable efforts to cause the aggregate amount of all TCBI Expenses to not materially exceed the estimate set forth on Section 7.26 of the Schedules. TCBI shall promptly notify BFST if or when it determines that it expects to exceed the aggregate amount of all TCBI Expenses as estimated on Section 7.26 of the Schedules; provided, however, that any such notice shall not give rise to any right of termination under this Agreement. Notwithstanding anything to the contrary in this Section 7.26, TCBI shall not incur any investment banking, brokerage, finders, or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth on Section 7.26 of the Schedules.

Section 7.27    TCBI Options. Each of TCBI and BFST shall take all actions necessary to provide for the replacement of each TCBI Option with a BFST Substitute Option as contemplated by Section 2.06(D).

Section 7.28    Tax Matters. The parties intend that (a) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (b) this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 354 and 361 of the Code, and (c) each of BFST and TCBI will be a “party to the reorganization” within the meaning of Section 368(b) of the Code. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of BFST and TCBI shall use their respective reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Each of TCBI and BFST agrees to file all Tax Returns, including complying with the filing requirements of Section 1.368-3 of the Treasury Regulations, consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.01    Conditions to Each Party’s Obligation. The obligation of each Party to consummate the Merger is subject to the satisfaction or, to the extent permitted by Legal Requirements, waiver, at or prior to the Closing, of each of the following conditions:

(A)    This Agreement and the Contemplated Transactions will have been approved by the shareholders of TCBI by the Requisite TCBI Vote.

(B)    All Requisite Regulatory Approvals will have been obtained and will remain in full force and effect and all statutory waiting periods in respect thereof will have expired, such Requisite Regulatory Approvals will have been received upon terms and conditions satisfactory to the parties, and no such Requisite Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.

(C)    All consents and approvals listed in Section 4.07 and Section 5.09 of the Schedules will have been received and will remain in full force and effect and will have been received upon terms and conditions satisfactory to the parties.

(D)    No action will have been taken, and no Legal Requirement will have been promulgated, enacted, entered, enforced or deemed applicable to the Merger by any Governmental Authority, including the entry of a preliminary or permanent injunction, that would (i) make the Agreement or any other agreement contemplated by this Agreement, or the Contemplated Transactions, illegal, invalid or unenforceable in any material respect, (ii) impose material limits on the ability of any Party to this Agreement to consummate the Agreement or any other agreement contemplated by this Agreement, or the Contemplated Transactions, or (iii) otherwise prohibit or restrain the Merger; and no Proceeding before any Governmental Authority will be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) above.

(E)    BFST and TCBI, respectively, shall have received opinions from Fenimore Kay Harrison LLP and Bracewell LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to BFST and TCBI, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, the Merger will be treated for U.S. federal income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Fenimore Kay Harrison LLP and Bracewell LLP, respectively, may require and rely upon representations as to certain factual matters contained in certificates of officers of each of BFST and TCBI or any Subsidiary thereof, in form and substance reasonably acceptable to such counsel.

(F)    The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

Section 8.02    Conditions to Obligations of BFST. The obligation of BFST to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(A)    The representations and warranties of TCBI in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date, except with respect to representations and warranties that are qualified by materiality (other than Material Adverse Change), which will be true and correct in all respects.

(B)    The covenants and obligations of TCBI to be performed or observed on or before the Closing Date under this Agreement will have been performed or observed in all material respects.

(C)    BFST will have received all documents and instruments required to be delivered by TCBI at or prior to the Closing.

(D)    Holders of shares of TCBI Common Stock representing no more than five percent (5%) of the issued and outstanding TCBI Common Stock will have demanded or be entitled to exercise appraisal rights under the TBOC.

(E)    There will have been no Material Adverse Change with respect to TCBI or Texas Citizens Bank.

(F)   BFST shall have received from TCBI a certificate stating that TCBI is not and has not been a United States real property holding corporation, pursuant to Regulations Section 1.1445-2(c)(3) and in form and in substance required under Regulations Section 1.897-2(h) during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, dated as of the Closing Date, and as reasonably acceptable to BFST.

Section 8.03    Conditions to Obligations of TCBI. The obligation of TCBI to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(A)    The representations and warranties of BFST in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date, except with respect to representations and warranties that are qualified by materiality (other than Material Adverse Change), which will be true and correct in all respects.

(B)    The covenants and obligations of BFST to be performed or observed on or before the Closing Date under this Agreement will have been performed or observed in all material respects.

(C)    TCBI will have received all documents and instruments required to be delivered by BFST at or prior to the Closing.

(D)    There will have been no Material Adverse Change with respect to BFST or b1BANK.

ARTICLE IX
TERMINATION

Section 9.01    Right of Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, as follows, and in no other manner:

(A)    By the mutual written agreement of TCBI and BFST, if the board of directors of each so determines by a vote of a majority of the members of its entire Board.

(B)    By either BFST or TCBI, if the Effective Time has not occurred by the close of business on June 30, 2022, or such later date as may be mutually agreeable to the parties; provided, however, that the right to terminate this Agreement under this Section 9.01(B) will not be available to any Party whose failure to comply with its obligations under, or breach of any representation or warranty set forth in, this Agreement has materially contributed to the failure of the Effective Time to occur on or before such date.

(C)    By either BFST or TCBI, if the Requisite TCBI Vote shall not have been obtained at the TCBI Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that no Party may terminate this Agreement pursuant to this Section 9.01(C) if such Party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the Requisite TCBI Vote at the TCBI Meeting, or at any adjournment or postponement thereof.

(D)    By either BFST or TCBI, if (i) any Requisite Regulatory Approval is denied by a final, nonappealable action of any Governmental Authority; (ii) an application therefor shall have been permanently withdrawn at the request of a Governmental Authority; (iii) upon a reasonable determination by BFST in good faith after consultation with its counsel that there is a substantial likelihood that any Requisite Regulatory Approval will be obtained only upon the imposition of a Burdensome Condition; or (iv) any Governmental Authority shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein.

(E)    By either BFST or TCBI (provided that the Party terminating this Agreement is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of TCBI, in the case of a termination by BFST, or on the part of BFST, in the case of a termination by TCBI, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.02, in the case of a termination by BFST, or Section 8.03, in the case of a termination by TCBI, and which is not cured within thirty (30) days following written notice to TCBI, in the case of a termination by BFST, or to BFST, in the case of a termination by TCBI, or by its nature or timing cannot be cured during such period.

(F)    In addition to and not in limitation of BFST’s termination rights under this Section 9.01, by BFST if (i) there shall have been a material breach of Section 7.05 (Approval of TCBI Shareholders) or Section 7.10 (No Solicitation by TCBI; Superior Proposals) by TCBI, or (ii) the TCBI Board takes an Adverse Recommendation Action.

(G)    By TCBI, at any time before obtaining the Requisite TCBI Vote, if the TCBI Board authorizes TCBI, in compliance with the terms of this Agreement, to enter into a binding definitive agreement in respect of a Superior Proposal with a third party, provided, however, that TCBI shall have paid any amounts due pursuant to Section 9.04 in accordance with the terms, and at the times, specified therein, which payment is a condition to TCBI’s right to terminate this Agreement pursuant to this Section 9.01(G).

(H)    By TCBI, if (i) the Average Closing Price is less than $19.20 and (ii) the number obtained by dividing the Average Closing Price by $24.00 is less than the number obtained by dividing (A) the Final Index Price (as defined below) by (B) the Initial Index Price (as defined below) and subtracting 0.20 from such quotient; provided, however, that a termination by TCBI pursuant to this Section 9.01(H) will have no force and effect if BFST agrees in writing (within two (2) Business Days after receipt of TCBI’s written notice of such termination) to increase the Exchange Ratio such that the Merger Consideration (valuing each share of BFST Common Stock that comprises the Merger Consideration based on the Average Closing Price) is equal to $40,000,000. If within such two (2)-Business Day period, BFST delivers written notice to TCBI that BFST intends to proceed with the Merger by increasing the Exchange Ratio as contemplated by the preceding sentence, and notifies TCBI in writing of the revised Exchange Ratio, then no termination will occur pursuant to this Section 9.01(H), and this Agreement will remain in full force and effect in accordance with its terms (except that the Exchange Ratio will be modified in accordance with this Section 9.01(H)).

For purposes of this Section 9.01(H), the following terms will have the meanings below:

“Final Index Price” means the average of the daily closing value of the Index for the twenty (20) consecutive trading days ending on and including the fifth (5th) trading day preceding the Closing Date.

“Index” means Nasdaq Bank Index (BANK).

“Initial Index Price” means $4,551.24.

Section 9.02    Notice of Termination. The power of termination provided for by Section 9.01 may be exercised only by a notice given in writing, as provided in Section 10.06.

Section 9.03    Effect of Termination. Except as provided in Section 9.04, if this Agreement is terminated, neither Party will have any further liability or obligation under this Agreement; provided, however, that termination will not relieve a Party from any liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach; and provided further, that Section 7.09 (Confidentiality), this Section 9.03 and Article X (other than Section 10.09 (Specific Performance)) will survive any termination of this Agreement.

Section 9.04    Termination Fee. To compensate BFST for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by BFST, TCBI and BFST agree as follows:

(A)    If this Agreement is terminated by TCBI under the provisions of Section 9.01(G), then TCBI shall pay to BFST the sum of $2,000,000 (the “Termination Fee”) prior to and as of a condition of such termination in accordance with Section 9.01(G);

(B)    If this Agreement is terminated by BFST under the provisions of Section 9.01(F), then TCBI shall pay to BFST the Termination Fee in immediately available funds within two (2) Business Days after notification of such termination has been provided to TCBI;

(C)    If, after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to TCBI or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to TCBI and (i) thereafter this Agreement is terminated (x) by either BFST or TCBI pursuant to Section 9.01(C) because the Requisite TCBI Vote shall not have been obtained, (y) by either BFST or TCBI pursuant to Section 9.01(B) without the Requisite TCBI Vote having been obtained, or (z) by BFST pursuant to Section 9.01(E), and (ii) prior to the date that is twelve (12) months after the date of such termination, TCBI enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then TCBI shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay BFST the Termination Fee, provided, however, that for purposes of this Section 9.04(C), all references in the definition of Acquisition Proposal to “twenty percent (20%)” shall instead refer to “fifty percent (50%)”.

(D)    TCBI and BFST each agree that the agreements contained in this Section 9.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, BFST would not enter into this Agreement; accordingly, if TCBI fails to promptly pay any amounts due under this Section 9.04, TCBI shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of BFST (including reasonable legal fees and expenses) in connection with such suit.

(E)    Notwithstanding anything to the contrary set forth in this Agreement, but without limiting the right of any Party to recover liabilities or damages arising out of the other Party’s fraud or willful and material breach of any provision of this Agreement, the parties agree that if TCBI pays or causes to be paid to BFST the Termination Fee and/or the BFST Expenses in accordance with this Section 9.04, TCBI (or any successor in interest of TCBI) will not have any further obligations or liabilities to BFST with respect to this Agreement or the transactions contemplated by this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.01    Survival of Representations and Warranties. Except for those covenants and agreements expressly to be performed or observed after the Effective Time, the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered under this Agreement will not survive the Effective Time.

Section 10.02    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Merger will be borne and paid by the Party incurring the expense.

Section 10.03    Entire Agreement. This Agreement (and all related documents referenced in this Agreement, including the Schedules and Exhibits) constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the Merger, and supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the parties. There are no warranties, representations, covenants, obligations or agreements between the parties, except as set forth in this Agreement (or any such related documents).

Section 10.04    Further Cooperation. Each Party will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required to fully consummate the transactions contemplated by this Agreement in accordance its terms.

Section 10.05    Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any Legal Requirement, (a) such term or provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Agreement; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

Section 10.06    Notices. All notices, requests, demands, and other communications required or permitted to be given under this Agreement will be in writing and delivered by hand, facsimile transmission, a nationally recognized overnight courier service, prepaid registered or certified mail (return receipt requested), or by properly addressed electronic mail delivery (with confirmation of delivery receipt) at the address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to parties. All notices shall be deemed effective upon delivery.

If to BFST:

Business First Bancshares, Inc.

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

Attention:         David R. Melville, III

Fax:                  225-248-7650

Email:              jude.melville@blbank.com

With a copy to:

Fenimore Kay Harrison LLP

812 San Antonio, Suite 600

Austin, Texas 78701

Attention:         Lowell W. Harrison

Fax:                  512-583-5905

Email:              lharrison@fkhpartners.com

If to TCBI:

Texas Citizens Bancorp, Inc.

4949 Fairmont Parkway

Pasadena, Texas 77505

Attention:         Duncan W. Stewart

Email:               Duncan@texascitizensbank.com

With a copy to:

Bracewell LLP

1445 Ross Avenue, Suite 3800

Dallas, Texas 75202

Attention:         Joshua T. McNulty

Email:               josh.mcnulty@bracewell.com

Section 10.07    Governing Law; Waiver of Right to Jury Trial. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH PARTY SUBJECT TO THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF LOUISIANA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MERGER, AND EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.07. EACH PARTY AGREES THAT IT WILL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS EXCLUSIVELY IN ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF LOUISIANA.

Section 10.08    Multiple Counterparts. This Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts together will be deemed to be one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other Party. A telecopy, facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the Party or parties whose signature(s) appear thereon.

Section 10.09    Specific Performance. Each Party acknowledges that the other Party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement was not performed in accordance with its terms or otherwise was materially breached. Therefore, each Party agrees that, without the necessity of proving actual damages or posting bond or other security, the other Party will be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which it may be entitled, at law or in equity.

Section 10.10    Attorneys’ Fees and Costs. In the event of a dispute between the parties to this Agreement related to or arising out of any material breach or alleged material breach of this Agreement that gives rise to a Proceeding, the prevailing Party in such Proceeding will be entitled to reimbursement from the non-prevailing Party for all losses, damages, costs, liabilities or expenses reasonably incurred by the prevailing Party in furtherance of or defense of the Proceeding, including, without limitation, reasonable attorneys’ fees, whether incurred in preparation for or in the conduct of the Proceeding (including, without limitation, a Proceeding to determine the entitlement and amount to any award of attorneys’ fees).

Section 10.11    Binding Effect; Assignment. No Party to this Agreement will assign this Agreement or any of its rights or obligations, in whole or in part, without the prior written consent of the other Party. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the respective legal representatives, successors and permitted assigns of the parties.

Section 10.12    Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties and their respective successors and permitted assigns, except that the Indemnified Parties are the stipulated beneficiaries of, and will be entitled to enforce their respective rights under, Section 7.18. Nothing in this Agreement will act to relieve or discharge the obligation or liability of any third party to any Party to this Agreement, nor will any provision give any third party any right of subrogation or action over or against any Party to this Agreement (including any Person or employees who might be affected by Section 7.13).

Section 10.13    Amendment; Waiver; Extension. Except as prohibited by any Legal Requirement, BFST and TCBI may amend this Agreement, extend the time for the performance of any obligations or other acts of any other Party to this Agreement, waive any inaccuracy in the representations and warranties contained in this Agreement or any Schedules provided in accordance with this Agreement, or waive compliance with any agreements or conditions contained in this Agreement by an instrument signed in writing by or on behalf of each Party; provided, however, that after approval of this Agreement by the Requisite TCBI Vote, there may not be, without further approval of TCBI shareholders, any amendment, extension or waiver of this Agreement that requires further approval under any Legal Requirement. No Party to this Agreement will by any act (other than a written instrument) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions of this Agreement. No failure to exercise, nor any delay in exercising, any right, power or privilege hereunder by any Party will operate as a waiver. No waiver of any provision, or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement, nor will it operate as a waiver, or estoppels with respect to, any subsequent or other failure. Notwithstanding the foregoing, a Party may unilaterally waive a right that is solely applicable to it.

Section 10.14    Disclosure Schedules; Supplements to the Disclosure Schedules.

(A)    The Schedules, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Information in the Schedules qualifies the representations and warranties in the Section to which the particular Schedule relates (or makes cross-reference), as well as representations and warranties in other Sections of this Agreement, but only to the extent that the specific item on any such Schedule is reasonably apparent on its face as being applicable to such other Section(s). The inclusion of an item in a Schedule as an exception to a representation or warranty will not be deemed an admission by the disclosing party that the item represents an exception or a material fact, event or circumstance.

(B)    Each Party may from time to time prior to the Closing supplement the Schedules delivered by such Party with respect to any matter that (i) arises and becomes known by the disclosing Party after the date of this Agreement and that would have been required or permitted to be set forth or described on the Schedules had such matter existed as of the date of this Agreement, and (ii) does not arise from a breach of this Agreement. No such supplemental disclosure will be deemed to have cured any breach of a representation or warranty made in this Agreement unless the other Party waives the breach in the manner set forth in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

BUSINESS FIRST BANCSHARES, INC.

By:          /s/ David R. Melville, III

     David R. Melville, III

     President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

TEXAS CITIZENS BANCORP, INC.

By:          /s/ Duncan W. Stewart

     Duncan W. Stewart

     Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

ANNEX B

OPINION OF PIPER SANDLER & CO. TO TCBI BOARD OF DIRECTORS

1251 AVENUE OF THE AMERICAS, 6TH FLOOR NEW YORK, NY 10020
P 212 466-7800 | TF 800 635-6851
Piper Sandler & Co. Since 1895.
Member SIPC and NYSE.

October 20, 2021

Board of Directors

Texas Citizens Bancorp, Inc.

4949 Fairmont Parkway, Suite 100

Pasadena, TX 77505

Ladies and Gentlemen:

Texas Citizens Bancorp, Inc. (“TCBI”) and Business First Bancshares, Inc. (“BFST”) are proposing to enter into an Agreement and Plan of Reorganization (the “Agreement”) pursuant to which TCBI will, on the terms and subject to the conditions set forth in the Agreement, merge with and into BFST with BFST as the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of TCBI Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of TCBI Common Stock as specified in the Agreement, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into and exchanged for the right to receive 0.7038 shares (the “Exchange Ratio”) of BFST Common Stock, subject to adjustment as set forth in the Agreement. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of TCBI Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement; (ii) certain publicly available financial statements and other historical financial information of TCBI that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of BFST that we deemed relevant; (iv) internal net income and earnings per share estimates for TCBI for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of TCBI; (v) publicly available mean analyst earnings per share estimates for BFST for the years ending December 31, 2021 through December 31, 2023, as well as estimated net income growth rates for BFST for the years ending December 31, 2024 and December 31, 2025 and estimated dividends per share for BFST for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of BFST; (vi) the pro forma financial impact of the Merger on BFST based on certain assumptions relating to transaction expenses, purchase accounting adjustments, synergies and cost savings, as well as estimated net income for each of TCBI and BFST for the years ending December 31, 2021 through December 31, 2024, as provided by the senior management of BFST and confirmed by the senior management of TCBI; (vii) the publicly reported historical price and trading activity for BFST Common Stock, including a comparison of certain stock trading information for BFST Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for TCBI and BFST with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of TCBI and its representatives the business, financial condition, results of operations and prospects of TCBI and held similar discussions with certain members of the senior management of BFST and its representatives regarding the business, financial condition, results of operations and prospects of BFST.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by TCBI, BFST or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of TCBI and BFST that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of TCBI or BFST, nor were we furnished with any such evaluations or appraisals. We render no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of TCBI or BFST. We did not make an independent evaluation of the adequacy of the allowance for loan losses of TCBI or BFST, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to TCBI or BFST. We have assumed, with your consent, that the respective allowances for loan losses for both TCBI and BFST are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used internal net income and earnings per share estimates for TCBI for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of TCBI. In addition, Piper Sandler used publicly available mean analyst earnings per share estimates for BFST for the years ending December 31, 2021 through December 31, 2023, as well as estimated net income growth rates for BFST for the years ending December 31, 2024 and December 31, 2025 and estimated dividends per share for BFST for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of BFST. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, synergies and cost savings, as well as estimated net income for each of TCBI and BFST for the years ending December 31, 2021 through December 31, 2024, as provided by the senior management of BFST and confirmed by the senior management of TCBI. With respect to the foregoing information, the respective senior managements of TCBI and BFST confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgements of senior management as to the future financial performance of TCBI and BFST, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in TCBI’s or BFST’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that TCBI and BFST will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on TCBI, BFST, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that TCBI has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of BFST Common Stock at any time or what the value of BFST Common Stock will be once it is actually received by the holders of TCBI Common Stock.

We have acted as TCBI’s financial advisor in connection with the Merger and will receive an advisory fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. TCBI has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to TCBI in the two years preceding the date hereof, nor has Piper Sandler provided any investment banking services to BFST in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to TCBI and BFST. We may also actively trade the equity and debt securities of BFST for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of TCBI in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of TCBI as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of TCBI Common Stock and does not address the underlying business decision of TCBI to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for TCBI or the effect of any other transaction in which TCBI might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any TCBI officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement and the S-4, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of TCBI Common Stock from a financial point of view.

Very truly yours,

ANNEX C

TEXAS DISSENTERS’ RIGHTS STATUTES

TITLE 1. GENERAL PROVISIONS

CHAPTER 10. MERGERS, INTEREST EXCHANGES, CONVERSIONS, AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

§ 10.351. APPLICABILITY OF SUBCHAPTER.

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

§ 10.352. DEFINITIONS.

In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange;

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner; and

(E) with respect to an amendment to a domestic for-profit corporation’s certificate of formation described by Section 10.354(a)(1)(G), the corporation.

§ 10.353. FORM AND VALIDITY OF NOTICE.

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

§ 10.354. RIGHTS OF DISSENT AND APPRAISAL.

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters' rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion;

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged;

(F) a merger effected under Section 21.459(c) in which the shares of the shareholders are converted or exchanged; or

(G) if the owner owns shares that were entitled to vote on the amendment, an amendment to a domestic for-profit corporation's certificate of formation to:

(i) add the provisions required by Section 3.007(e) to elect to be a public benefit corporation; or

(ii) delete the provisions required by Section 3.007(e), which in effect cancels the corporation's election to be a public benefit corporation; and

(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner:

(A) in the case of a plan of merger, conversion, or exchange, other than a plan of merger pursuant to Section 21.459(c), is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate, are either:

(i) listed on a national securities exchange; or

(ii) held of record by at least 2,000 owners; or

(B) in the case of a plan of merger pursuant to Section 21.459(c), is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that, immediately before the date the board of directors of the corporation that issued the ownership interest held, directly or indirectly, by the owner approves the plan of merger, are either:

(i) listed on a national securities exchange; or

(ii) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner's ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner's ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests, or fractional depository receipts in respect of ownership interests, the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests, or fractional depository receipts in respect of ownership interests, and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

(d) Notwithstanding Subsection (a), an owner of an ownership interest in a domestic for-profit corporation subject to dissenters' rights may not dissent from an amendment to the corporation's certificate of formation described by Subsection (a)(1)(G) if the shares held by the owner are part of a class or series of shares, on the record date set for purposes of determining which owners are entitled to vote on the amendment:

(1) listed on a national securities exchange; or

(2) held of record by at least 2,000 owners.

§ 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(b-1) If a corporation effects a merger under Section 21.459(c), the responsible organization shall notify the shareholders of that corporation who have a right to dissent to the plan of merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. Notice required under this subsection that is given to shareholders before the effective date of the merger may, but is not required to, contain a statement of the merger’s effective date. If the notice is not given to the shareholders until on or after the effective date of the merger, the notice must contain a statement of the merger’s effective date.

(c) A notice required to be provided under Subsection (a), (b), or (b-1) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or a demand under Section 10.356(b)(3), or both, may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided:

(1) under Subsection (a)(1) must accompany the notice of the meeting to consider the action;

(2) under Subsection (a)(2) must be provided to:

(A) each owner who consents in writing to the action before the owner delivers the written consent; and

(B) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect; and

(3) under Subsection (b-1) must be provided:

(A) if given before the consummation of the offer described by Section 21.459(c)(2), to each shareholder to whom that offer is made; or

(B) if given after the consummation of the offer described by Section 21.459(c)(2), to each shareholder who did not tender the shareholder’s shares in that offer.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

(f) If the notice given under Subsection (b-1) did not include a statement of the effective date of the merger, the responsible organization shall, not later than the 10th day after the effective date, give a second notice to the shareholders notifying them of the merger’s effective date. If the second notice is given after the later of the date on which the offer described by Section 21.459(c)(2) is consummated or the 20th day after the date notice under Subsection (b-1) is given, then the second notice is required to be given to only those shareholders who have made a demand under Section 10.356(b)(3).

§ 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners;

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006; or

(iv) not later than the 20th day after the date the responsible organization gives to the shareholder the notice required by Section 10.355(b-1) or the date of the consummation of the offer described by Section 21.459(c)(2), whichever is later, if the action is a merger effected under Section 21.459(c).

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

§ 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

§ 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

§ 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

§ 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

§ 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

§ 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

§ 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

§ 10.364. OBJECTION TO APPRAISAL; HEARING.

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

§ 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

§ 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

§ 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

§ 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.